   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1996
                                                      REGISTRATION NO. 333-4356

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                            AMENDMENT NO. 2 TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        COAST HOTELS AND CASINOS, INC.
                             AND OTHER REGISTRANTS
                    (See Table of Other Registrants Below)
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     NEVADA                        7011                         88-0345706
(STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
JURISDICTION OF        CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)
INCORPORATION OR
ORGANIZATION)

                            4000 WEST FLAMINGO ROAD
                            LAS VEGAS, NEVADA 89103
                                (702) 367-7111
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              MICHAEL J. GAUGHAN
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        COAST HOTELS AND CASINOS, INC.
                            4000 WEST FLAMINGO ROAD
                            LAS VEGAS, NEVADA 89103
                                (702) 367-7111
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
                            KAREN E. BERTERO, ESQ.
                            GIBSON, DUNN & CRUTCHER
                            333 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 229-7000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offer (the "Exchange Offer") pursuant to the registration rights agreement (the "Registration Rights Agreement") described in the enclosed Prospectus have been satisfied or waived.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           TABLE OF OTHER REGISTRANTS

                           STATE OR OTHER
     EXACT NAME OF        JURISDICTION OF      PRIMARY STANDARD      I.R.S. EMPLOYER
     REGISTRANT AS        INCORPORATION OR INDUSTRIAL CLASSIFICATION IDENTIFICATION
SPECIFIED IN ITS CHARTER    ORGANIZATION          CODE NUMBER            NUMBER
- ------------------------  ---------------- ------------------------- ---------------
Coast Resorts, Inc. ....       Nevada                6719              88-0345704
Coast West, Inc. .......       Nevada                7011              88-0345708

                         COAST HOTELS AND CASINOS, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                       SHOWING LOCATION IN THE PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS IN FORM S-4

           ITEM IN FORM S-4                      CAPTION IN PROSPECTUS
           ----------------                      ---------------------
  1.   Forepart of Registration
        Statement and Outside Front
        Cover Page of Prospectus....   Facing Page; Cross-Reference Sheet;
                                        Outside Front Cover Page of Prospectus
  2.   Inside Front and Outside Back
        Cover Pages of Prospectus...   Available Information; Table of
                                        Contents; Inside Front and Outside Back
                                        Cover Pages of Prospectus
  3.   Risk Factors, Ratio of
        Earnings to Fixed Charges
        and Other Information.......   Summary; Risk Factors; The Exchange
                                        Offer; Selected Financial and Operating
                                        Data; Federal Income Tax Consequences
  4.   Terms of the Transaction.....   Summary; The Exchange Offer; Description
                                        of New Notes; Federal Income Tax
                                        Consequences
  5.   Pro Forma Financial
        Information.................   Summary; Selected Financial and
                                        Operating Data
  6.   Material Contacts with the
        Company Being Acquired......   Not Applicable
  7.   Additional Information
        Required for Reoffering by
        Persons and Parties Deemed
        to be Underwriters..........   Not Applicable
  8.   Interests of Named Experts
        and Counsel.................   Not Applicable
  9.   Disclosure of Commission
        Position on Indemnification
        for Securities Act
        Liabilities.................   Not Applicable
 10.   Information with Respect to
        S-3 Registrants.............   Not Applicable
 11.   Incorporation of Certain
        Information by Reference....   Not Applicable
 12.   Information with Respect to
        S-2 or S-3 Registrants......   Not Applicable
 13.   Incorporation of Certain
        Information by Reference....   Not Applicable
 14.   Information with Respect to
        Registrants Other than S-3
        or S-2 Registrants..........   Prospectus Cover Page; Available
                                        Information; Summary; Selected
                                        Financial and Operating Data;
                                        Management's Discussion And Analysis Of
                                        Financial Condition And Results Of
                                        Operations; Business; Change in
                                        Accountants; Index to Financial
                                        Statements
 15.   Information with Respect to
        S-3 Companies...............   Not Applicable
 16.   Information with Respect to
        S-2 or S-3 Companies........   Not Applicable
 17.   Information with Respect to
        Companies other than
        S-3 or S-2 Companies........   Not Applicable
 18.   Information if Proxies,
        Consents or Authorizations
        are to be Solicited.........   Not Applicable
 19.   Information if Proxies,
        Consents or Authorizations
        are Not to be Solicited or
        in an Exchange Offer........   Management; Certain Transactions;
                                        Principal Stockholders

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 9, 1996

                   [LOGO OF COAST HOTELS AND CASINOS, INC.]

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                   SERIES A 13% FIRST MORTGAGE NOTES DUE 2002
                  ($175,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                 FOR SERIES B 13% FIRST MORTGAGE NOTES DUE 2002

             GUARANTEED BY COAST RESORTS, INC. AND COAST WEST, INC.

  The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York
City time, on                  , 1996 (as such date may be extended, the
"Expiration Date").

  Coast Hotels and Casinos, Inc. (the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of its Series B 13% First Mortgage Notes due 2002 (the "New Notes") for each $1,000 in principal amount of its outstanding Series A 13% First Mortgage Notes due 2002 (the "Old Notes") (the Old Notes and the New Notes are collectively referred to herein as the "Notes") held by Eligible Holders. An aggregate of $175.0 million principal amount of Old Notes is outstanding. See "The Exchange Offer." For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities as reflected on the records of American Bank National Association, as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes, which remain Transfer Restricted Securities, are held of record by the depository of the Old Notes. For purposes of the Exchange Offer, "Transfer Restricted Securities" means each of the Notes until the earliest to occur of (i) the date on which such Note is exchanged for a New Note in the Exchange Offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New
Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement, (iv) the date on which such
Note is distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force, but not Rule 144A) or (v) the date on which such Note ceases to be outstanding.
                                                       (continued on next page)

                                  -----------

   SEE "RISK FACTORS" BEGINNING ON PAGE 19 HEREIN FOR A DISCUSSION OF CERTAIN
     RISKS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN EVALUATING THE
                                EXCHANGE OFFER.

                                  -----------

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

 NEITHER THE  NEVADA GAMING  COMMISSION  NOR THE  NEVADA STATE  GAMING CONTROL
  BOARD HAS  PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS  PROSPECTUS OR THE
   INVESTMENT  MERITS OF THE  SECURITIES OFFERED HEREBY. ANY  REPRESENTATION
     TO THE CONTRARY IS UNLAWFUL.

                                  -----------

                The date of this Prospectus is July  , 1996

  The Company will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement dated as of January 30, 1996 (the "Registration Rights Agreement"), among the Company, Coast Resorts, Inc. ("Coast Resorts"), Coast West, Inc. ("Coast West") and Bear, Stearns & Co. Inc. and BA Securities, Inc. (collectively, the "Initial Purchasers"). Coast Resorts and Coast West (collectively, the "Guarantors") have guaranteed the Old Notes and have agreed to guarantee the New Notes. The Old Notes may be tendered only in multiples of $1,000. See "The Exchange Offer."

  The Old Notes were issued in a transaction (the "Offering") pursuant to which the Company issued an aggregate of $175.0 million principal amount of the Old Notes to the Initial Purchasers on January 30, 1996 (the "Closing Date"), pursuant to a Purchase Agreement dated January 23, 1996 (the "Purchase Agreement") among the Company, the Guarantors and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A and certain other exemptions under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer--Purpose and Effect."

  The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of January 30, 1996 (the "Indenture"), among the Company, the Guarantors and American Bank National Association, as trustee (in such capacity, the "Trustee"). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of New Notes will not be, and, upon the consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights" and "-- Procedures for Tendering Old Notes" and "Description of New Notes."

  The New Notes will bear interest at a rate equal to 13% per annum from and including their date of issuance. Interest on the New Notes is payable semi-annually on June 15 and December 15 of each year (each, an "Interest Payment Date"). Eligible Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. The Notes will mature on December 15, 2002. See "Description of New Notes."

  The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes prior to maturity. The Notes are not redeemable, in whole or in part, prior to December 15, 2000. Thereafter, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption. In addition, the Company has the option to redeem the Notes at any time to prevent the loss or material impairment of a gaming license or an application for a gaming license. Notwithstanding the foregoing, at any time on or before December 15, 1998, the Company may redeem up to $57.75 million of the original aggregate principal amount of Notes at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of a public offering of Coast Resorts Common Stock (as defined herein), provided that at least

$117.25 million in aggregate principal amount of Notes remains outstanding thereafter. Upon the occurrence of a Change of Control (as defined herein), the Company is required to offer to repurchase all of the then outstanding Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Description of New Notes--Repurchase at the Option of Holders."

  The Notes are senior secured obligations of the Company and rank pari passu in right of payment with any existing and future senior Indebtedness (as defined herein) of the Company, including approximately $30.0 million in equipment financing anticipated to be incurred by the Company. The Notes rank senior in right of payment to all existing and future subordinated Indebtedness of the Company. The Notes are secured by, among other things, a first priority security interest in substantially all of the assets of the Company, including substantially all of the assets comprising the Gold Coast Hotel and Casino (the "Gold Coast"), the Barbary Coast Hotel and Casino (the "Barbary Coast") and The Orleans Hotel and Casino ("The Orleans"), a pledge of funds deposited and held as collateral in the Construction Disbursement Account (as defined herein) and a pledge of the Pledged Securities (as defined herein). The Guarantee by Coast Resorts is secured by a pledge of all of the capital stock of the Company and Coast West, and the Guarantee by Coast West is secured by substantially all of its existing and future assets. Under certain circumstances, the Guarantee by Coast West and related security, as well as the pledge of capital stock of Coast West by Coast Resorts, may be released.

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer--Resales of the New Notes." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

  As of April 30, 1996, Cede & Co. ("Cede"), as nominee for The Depository Trust Company, New York, New York ("DTC"), was the sole registered holder of
the Old Notes and held the Old Notes for      of its participants. The Company
believes that no such participant is an affiliate (as such term is defined in Rule 405 of the Securities Act) of the Company. There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes will continue to be eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, the Initial Purchasers have advised the Company that they intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by any of the Initial Purchasers at any time without notice. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors--Absence of Public Market."

  The Company will not receive any proceeds from this Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will bear certain registration expenses.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  The Old Notes were issued originally in global form (the "Global Old Notes"). The Global Old Notes were deposited with, or on behalf of, DTC, as the initial depository with respect to the Old Notes (in such capacity, the "Depository"). The Global Old Notes are registered in the name of Cede, as nominee of DTC, and beneficial interests in the Global Old Notes are shown on, and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Global Old Notes to represent certain of the Old Notes permits the Depository's participants, and any person holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depository's established procedures without the need to transfer a physical certificate. Except as provided below, the New Notes will also be issued initially as notes in global form (the "Global New Notes," and together with the Global Old Notes, the "Global Notes") and deposited with, or on behalf of, the Depository. Notwithstanding the foregoing, holders of Old Notes that are held, at any time, by a person that is not a qualified institutional buyer under Rule 144A (a "Qualified Institutional Buyer"), and any Eligible Holder that is not a Qualified Institutional Buyer that exchanges Old Notes in the Exchange Offer, will receive the New Notes in certificated form and is not, and will not be, able to trade such securities through the Depository unless the New Notes are resold to a Qualified Institutional Buyer. After the initial issuance of the Global New Notes, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Notes only as set forth in the Indenture.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    5
Summary...................................................................    6
Risk Factors..............................................................   19
The Reorganization........................................................   28
The Exchange Offer........................................................   29
Capitalization............................................................   37
Selected Financial and Operating Data.....................................   38
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   41
Business..................................................................   49

                                                                            PAGE
                                                                            ----
Nevada Regulation and Licensing............................................  59
Management.................................................................  63
Certain Transactions.......................................................  66
Principal Shareholders.....................................................  69
Description of New Notes...................................................  70
Federal Income Tax Consequences............................................ 109
Plan of Distribution....................................................... 113
Legal Matters.............................................................. 113
Experts.................................................................... 113
Change in Accountants...................................................... 114
Index to Financial Statements.............................................. F-1

                             AVAILABLE INFORMATION

  The Company has filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

  The Company is not currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company and Coast Resorts have agreed that, so long as any Notes are outstanding (i) Coast Resorts will furnish to Holders (as defined in the Indenture) of Notes all annual and quarterly reports and the information, documents, and other reports required to be filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports") if Coast Resorts were required to file SEC Reports and, whether or not required by the rules and regulations of the Commission, Coast Resorts will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing), and (ii) (a) prior to the effectiveness of the Registration Statement of which this Prospectus constitutes a part, the Company will furnish to Holders of Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company and its subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and make such information available to prospective investors upon request, and (b) after the effectiveness of the Registration Statement of which this Prospectus constitutes a part, the Company will furnish to Holders of Notes all SEC Reports that would be required to be filed with the Commission if the Company were required to file SEC Reports and, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing). The Company and Coast Resorts have also agreed that, for so long as any Notes remain outstanding, they will furnish to Holders of Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, upon registration of the guarantees of the New Notes in connection with the Exchange Offer, each Guarantor will also become subject to the reporting requirements of the Exchange Act, subject to obtaining exemptive relief from the Commission or no-action advice from the Commission staff.

  ALL DOCUMENTS FILED BY THE COMPANY AND THE GUARANTORS PURSUANT TO SECTION 13(a), 13(c), 14 OR 15(d) OF THE EXCHANGE ACT SUBSEQUENT TO THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THE TRANSACTIONS TO WHICH THIS PROSPECTUS RELATES SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE HEREIN AND TO BE A PART HEREOF FROM THE DATE OF THE FILING OF SUCH REPORTS AND DOCUMENTS. THE COMPANY WILL PROVIDE A COPY OF ANY AND ALL OF SUCH DOCUMENTS (EXCLUSIVE OF EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO GAGE PARRISH, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, COAST HOTELS AND CASINOS, INC., 4000 WEST FLAMINGO ROAD, LAS VEGAS, NEVADA 89103, TELEPHONE NUMBER (702) 367-7111.

  The Registration Statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by the Company with the Commission may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Reference is hereby made to "Risk Factors" which contains material information that investors should consider prior to the purchase of the Notes.

                                  THE COMPANY

  Coast Hotels and Casinos, Inc. (the "Company") owns and operates two established Las Vegas hotel-casinos, the Gold Coast Hotel and Casino (the "Gold Coast") and the Barbary Coast Hotel and Casino (the "Barbary Coast"), and is currently developing and constructing a third hotel-casino in Las Vegas, The Orleans Hotel and Casino ("The Orleans"). The Company's objective is to utilize its development and operating experience to develop, own and operate hotel-casinos in strategic locations with strong surrounding demographics with a principal focus on Las Vegas. Management's strategy is to attract gaming customers to its hotel-casinos by offering a consistently high quality gaming, dining and entertainment experience at affordable prices, with a particular emphasis on attracting and retaining repeat customers, both local residents and visitors.

  The Gold Coast, which opened in 1986, is an established hotel-casino in Las Vegas that primarily targets local Las Vegas residents as well as repeat visitors to Las Vegas. The Gold Coast is located on West Flamingo Road approximately one mile west of the Las Vegas Strip (the "Strip") in close proximity to a major exit from Interstate 15, the major highway linking Las Vegas with Southern California. The Gold Coast's location offers easy automotive access from all four directions in the Las Vegas valley and, according to the Nevada Department of Transportation, an average of approximately 64,000 vehicles travel by the Gold Coast daily. The Gold Coast provides its customers with a value-oriented experience by offering quality food at competitive prices, clean, comfortable and inexpensive hotel rooms and a wide array of entertainment alternatives. Management believes this approach, combined with the Gold Coast's easily accessible location, has resulted in the Gold Coast consistently attracting among the highest overall number of casino customers of locals-oriented casinos in Las Vegas.

  The Barbary Coast, which opened in 1979, is strategically located at the intersection of Flamingo Road and the Strip (the "Flamingo Four Corners"), adjacent to the Flamingo Hotel and Casino. The Barbary Coast, together with Caesars Palace, Bally's Grand and the Bellagio hotel-casino currently under construction, anchors the Flamingo Four Corners. The Barbary Coast primarily derives its customer base from the large volume of pedestrian traffic on the Strip, as well as from overnight visitors to Las Vegas who desire a more personal and intimate gaming environment than that offered by larger Strip hotel-casinos.

  The Orleans is designed as an upscale hotel-casino targeted to the middle to upper-middle income segment of the Las Vegas visitor and local resident markets. The Orleans will offer its customers a complete gaming, dining and entertainment experience in a unique New Orleans French Quarter-themed atmosphere. Management believes The Orleans will successfully cater to the demands of those visitors and local residents who desire an exciting full-service hotel-casino without the crowds and congestion on the Strip. The Orleans site is located on Tropicana Avenue, approximately one and one-half miles west of the Strip and, according to the Nevada Department of Transportation, an average of approximately 54,000 vehicles travel by The Orleans site daily. The Orleans will feature multiple access points on the streets surrounding the property to permit convenient access, including three separate entrances on Tropicana Avenue. Construction commenced in July 1995 and The Orleans is expected to open by December 1996.

  The Gold Coast and The Orleans are designed to capitalize on the large and rapidly expanding Las Vegas local resident market. The Las Vegas area has benefited from a favorable climate and tax structure in Nevada, a growing supply of jobs and a well-developed infrastructure. According to the U.S. Census Bureau, the Las Vegas valley is the fastest growing metropolitan area in the United States. Clark County, in which Las Vegas is located, has a population of approximately 1.0 million which grew by a compound annual growth rate of 5.8% from 1984 through 1994 compared to a 1.0% annual growth rate during the same period for the United States population as a whole. The southwest section of Las Vegas, where the Gold Coast and The Orleans site are located, is a growing and affluent residential area. The 1994 median household income in southwest Las Vegas was $41,107, compared to $35,552 in the Las Vegas valley and $32,264 in the United States as a whole. According to the Las Vegas Convention and Visitors Authority, two-thirds of Clark County residents wager at least occasionally, and one-half of those who wager do so at least once a week. In addition, approximately 58% of wagering Las Vegas residents prefer locations that are away from both the Strip and downtown Las Vegas. Management believes The Orleans and the Gold Coast are well-positioned to benefit from the strong Las Vegas local resident market as a result of their convenient locations on Tropicana Avenue and Flamingo Road.

  In addition to the growing local resident market, Las Vegas is a fast growing vacation destination. The number of visitors traveling to Las Vegas has increased at a steady and significant rate, from 15.2 million in 1986 to 29.0 million in 1995, representing a compound annual growth rate of 6.7%. Aggregate expenditures by Las Vegas visitors increased at an estimated compound annual growth rate of 10.7% from $7.5 billion in 1986 to an estimated $20.7 billion in 1995. The number of hotel and motel rooms in Las Vegas increased by approximately 46.7% from 61,394 in 1988 to 90,046 in 1995. Despite this significant increase in the number of hotel and motel rooms, the Las Vegas hotel occupancy rate exceeded 85.0% in each year from 1988 to 1995 and averaged 89.9% during that period. Management believes the strategic locations of each of its properties will enable the Company to benefit from the growing visitor market.

  Michael J. Gaughan, the Chairman of the Board and Chief Executive Officer of the Company, has over35 years of experience in the gaming industry with particular expertise in the Las Vegas gaming market.Mr. Gaughan founded the Predecessor Partnerships and has managed the Gold Coast and the Barbary Coast since their respective openings. In addition, Mr. Gaughan was instrumental in the development and operation of the East St. Louis Casino Queen, a successful riverboat casino located in Illinois that opened in June 1993. Harlan D. Braaten, the President and Chief Operating Officer of the Company, has approximately 18 years of experience in the Nevada gaming market. Prior to joining the Company, Mr. Braaten was the General Manager and, most recently, Senior Vice President, Treasurer and Chief Financial Officer of Rio Hotel & Casino, Inc.

Gold Coast

  The Gold Coast features 712 hotel rooms, an approximately 70,000 square foot casino, three full-service restaurants, a buffet, a 72-lane bowling center, two movie theaters, banquet and meeting facilities, four bars, two entertainment lounges and a dance hall. Additionally, the Gold Coast includes a child care facility, an American Express office, a Western Union office, a barber shop, a beauty salon and over 3,000 parking spaces. The casino offers approximately 2,010 slot machines, 48 table games, a keno lounge, a bingo parlor, a poker room and race and sports books.

  The Gold Coast primarily targets middle-market gaming customers, catering to local residents as well as repeat visitors to Las Vegas who desire an alternative to the hotel-casino properties located on the Strip. Management's operating strategy is to maximize customer visitation and thereby increase casino revenues at the Gold Coast by offering value-conscious customers a combination of friendly service, generous portions of quality food at competitive prices and clean, comfortable and inexpensive hotel rooms. Management believes this value-oriented approach has generated a high level of customer satisfaction, fostering customer loyalty and repeat business.

  The Company has developed a number of innovative marketing programs designed to complement the non-gaming amenities at the Gold Coast and increase the level of gaming activity. Historically, the Gold Coast has in particular targeted local resident slot players through its slot club. As a result, slot win has generally accounted for approximately two-thirds of the Gold Coast's casino revenues. The Gold Coast's slot club has approximately 165,000 active members and, since 1991, has been voted the "Best of Las Vegas" slot club by readers in an annual survey published by Nevada's largest daily newspaper. Other Gold Coast marketing programs include the original "Pick the Pros" football contest which attracts approximately 15,000 entries each year, a $250,000 paycheck cashing contest, country music concerts in the dance hall, Superbowl parties and the annual "Gold Coast Open," a 10-day poker tournament. In addition, the Company is a sponsor of the annual National Finals Rodeo, which attracts thousands of visitors to Las Vegas each December. The awards ceremonies for the Rodeo are held nightly at the Gold Coast during the 10-day event. Management believes that the success of the Gold Coast's value-oriented approach and innovative marketing programs, combined with its strategic location, is evidenced by the fact that the Gold Coast has consistently attracted among the highest overall number of casino customers of locals-oriented casinos in Las Vegas.

Barbary Coast

  The Barbary Coast features 197 hotel rooms and an approximately 30,000 square foot casino, including approximately 532 slot machines, 45 table games, race and sports books and other amenities. The Barbary Coast is furnished and decorated in an elegant turn-of-the-century Victorian theme and includes three bars and three restaurants, including Michael's gourmet restaurant and the Victorian Room. For the past three years, Michael's, which caters primarily to preferred casino customers, has received a distinguished dining award from the Distinguished Restaurants of North America.

  The Barbary Coast is designed to provide a more personal and intimate casino environment than the larger casinos that surround it on the Strip. Management believes the Barbary Coast's strategic location, adjacent to the Flamingo Hotel and Casino and across from Caesars Palace and Bally's Grand, has historically resulted in a large volume of pedestrian traffic from the Strip, which has provided a significant part of the Barbary Coast's gaming revenues. Furthermore, management expects that pedestrian traffic at the Flamingo Four Corners and the Barbary Coast will increase as a result of the expected openings during 1998 of Bellagio, currently under construction at the site of the former Dunes Hotel and Casino, and another announced new mega-resort, Paris, to be located adjacent to Bally's Grand. Caesars Palace has recently announced an extensive expansion and renovation plan (the "Caesars Expansion") that will add, among other things, approximately 2,000 new hotel rooms and a significant expansion of the Forum Shops retail areas. Caesars Palace, Bally's Grand and the Flamingo Hotel and Casino currently have an aggregate of 8,400 hotel rooms, and Bellagio, Paris and the Caesars Expansion are expected to add 3,000, 2,500 and approximately 2,000 hotel rooms, respectively. Including the planned hotel rooms of Bellagio, Paris and the Caesars Expansion, the Flamingo Four Corners will feature an aggregate of approximately 16,000 hotel rooms.

The Orleans

  The Company is developing The Orleans to expand its presence in the growing Las Vegas market and to capitalize on management's belief in the demand for an upscale, off-Strip hotel-casino alternative for both visitors to Las Vegas and local residents. The Orleans is designed with a distinctive theme reflecting the architectural heritage of the New Orleans French Quarter. The Orleans is expected to feature an approximately 92,000 square foot casino, 840 hotel rooms, a 70-lane bowling center, approximately 40,000 square feet of banquet and meeting facilities, including an approximately 17,000 square foot grand ballroom, a wedding chapel, five restaurants, specialty themed bars, a child care facility, a barber shop, a beauty salon and approximately 3,750 parking spaces. The casino is expected to include approximately 2,150 slot machines, 62 table games, a keno lounge, a poker parlor and race and sports books. The hotel rooms are designed to be approximately 450 square feet in size, which is significantly larger than the average Las Vegas casino hotel room. Plans for The Orleans also include an 800-seat live entertainment theater patterned after those in Branson, Missouri that is expected to feature headline performers, musical shows and other special events.

  Management believes that The Orleans will differentiate itself in the Las Vegas market by combining an upscale, off-Strip experience in an exciting New Orleans French Quarter-themed environment with a wide variety of non-gaming amenities. The Orleans will primarily target middle to upper-middle income gaming customers, both visitors to Las Vegas and local residents. Management believes The Orleans will be an attractive alternative for Las Vegas visitors and local residents by offering a full-service hotel-casino and entertainment experience complemented with a value-oriented pricing strategy. The Orleans has been designed as an upscale hotel-casino that will provide quality food and spacious, well-appointed hotel rooms that management believes will be larger and priced lower than the Strip average. In addition, The Orleans will employ marketing programs similar to those which make the Gold Coast a success, including a slot club and football contests, and will tailor its marketing programs to promote The Orleans as a multi-faceted entertainment complex.

  The Orleans has a construction and development budget of approximately $158.1 million (including contingencies but excluding pre-opening expenditures, opening bankroll and capitalized interest costs). The Company has entered into an Agreement Between Owner and Contractor, dated as of January 24, 1996 (the "Construction Contract"), with J.A. Tiberti Construction Company, Inc. ("Tiberti Construction"), the general contractor for the construction of The Orleans, for the construction of buildings and site improvements for a guaranteed maximum price not to exceed $100.0 million. The construction and development budget also includes approximately $53.2 million for furniture, fixtures, equipment, signs and certain interior and other improvements that will be completed pursuant to separate contracts to be entered into between the Company and various contractors and suppliers. Additionally, the construction and development budget includes approximately $4.9 million of architectural and design fees. As of June 30, 1996, the Company had paid approximately
$55.7 million of construction and development costs, including approximately $48.8 million for work that is subject to the Construction Contract, approximately $4.6 million of architectural and design fees and approximately $2.3 million of other construction and development costs. The Company has assembled a construction team with substantial experience in the development and construction of hotel-casinos in Las Vegas, including Tiberti Construction, Leo A. Daly, an international architectural and engineering firm, and Yates-Silverman, Inc., a leading interior and exterior design firm. J. Tito Tiberti, a director and shareholder of Coast Resorts and a director of the Company, is the president, a director and shareholder of, and together with his immediate family controls, Tiberti Construction, and Charles Silverman, a director of the Company and Coast Resorts, is the President and the sole stockholder of Yates-Silverman, Inc. See "Business--The Orleans" and "Certain Transactions."

Future Developments

  In addition to The Orleans development, Coast Resorts has identified what management believes is another attractive future development opportunity, the Sundance Hotel and Casino (the "Sundance"). The site, which is currently leased by Coast Resorts through its wholly owned subsidiary, Coast West, is located at the corner of Rampart Boulevard and Alta Drive in Peccole Ranch, a master planned community in northwest Las Vegas, one of the fastest growing residential areas in the Las Vegas valley. Currently, there are a number of master planned communities in northwest Las Vegas in addition to Peccole Ranch, including the Summerlin development ("Summerlin") which is located in close proximity to the Sundance site. Summerlin is the largest master planned development in Las Vegas with approximately 5,100 units already completed and an estimated 54,900 additional units expected to be developed. The 1994 median household income in northwest Las Vegas was $45,462 compared to $35,552 in the Las Vegas valley and $32,264 in the United States as a whole.

  The Sundance is currently expected to include, in addition to casino space and hotel rooms, movie theaters, banquet and meeting facilities and possibly a bowling center. Management does not expect to begin construction of the Sundance until after The Orleans has commenced gaming operations. Development of the Sundance is subject to financing and there can be no assurance that the Sundance will be developed or, if developed, will be successful. The Sundance may be developed by the Company under certain circumstances permitted under the Indenture or, alternatively, separately by Coast Resorts through Coast West. If the Sundance is developed separately through Coast West, the Guarantee by Coast West and related security, as well as the pledge of capital stock of Coast West by Coast Resorts, will be released. See "Description of New Notes--Guarantees" and "--Security."

  The Company and Coast West, Inc., a Nevada corporation, are direct wholly owned subsidiaries of Coast Resorts, Inc., a Nevada corporation. The Company's principal executive office is located at 4000 West Flamingo Road, Las Vegas, Nevada 89103, and its telephone number is (702) 367-7111.

                           ISSUANCE OF THE OLD NOTES

  The outstanding $175.0 million principal amount of Series A 13% First Mortgage Notes due 2002 (the "Old Notes") were sold by the Company to Bear, Stearns & Co. Inc. and BA Securities, Inc. (the "Initial Purchasers") on January 30, 1996 (the "Closing Date"), pursuant to a Purchase Agreement, dated January 23, 1996 (the "Purchase Agreement"), among the Company, Coast Resorts and Coast West (collectively, the "Guarantors"), and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act (the "Offering"). The Company and the Initial Purchasers also entered into the Registration Rights Agreement, dated as of January 30, 1996 (the "Registration Rights Agreement"), among the Company, the Guarantors and the Initial Purchasers, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "-- The Exchange Offer" and "The Exchange Offer--Purpose and Effect."

  The net proceeds received by the Company in the Offering, after deducting discounts and commissions, were approximately $164.1 million. Of that amount,
(i) approximately $114.8 million was deposited in the Construction Disbursement Account (as defined herein) for use by the Company to finance in part the cost of developing, constructing, equipping and opening The Orleans, (ii) approximately $19.3 million was used by the Company to purchase the Pledged Securities which were deposited into an interest escrow account (the "Interest Escrow Account") to fund interest payable on the Old Notes through December 15, 1996 and (iii) approximately $29.2 million was used by the Company to repay all outstanding indebtedness under the Company's revolving credit facility, which was terminated upon repayment. The balance of approximately $800,000 was used by the Company to pay, in part, estimated offering expenses of approximately $2.4 million.

                               THE EXCHANGE OFFER

The Exchange Offer..........  The Company is offering, upon the terms and subject to the conditions set forth herein and in the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of its Series B 13% First Mortgage Notes due 2002 (the "New Notes," with the Old Notes and the New Notes collectively referred to herein as the "Notes") for each $1,000 in principal amount of the outstanding Old Notes (the "Exchange Offer"). As of the date of this Prospectus, $175.0 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of April 30, 1996, there was one registered holder of the Old Notes, Cede &
                              Co. ("Cede"), which held the Old Notes for     of
                              its participants. See "The Exchange Offer--Terms of the Exchange Offer."

Expiration Date.............  5:00 p.m., New York City time, on       , 1996,
                              as the same may be extended. See "The Exchange
                              Offer--Expiration Date; Extensions; Amendments."

Conditions of the Exchange    The Exchange Offer is not conditioned upon any
Offer.......................  minimum principal amount of Old Notes being tendered for exchange. However, the Exchange
                              Offer is subject to certain customary conditions, including (i) no legal or governmental action has been threatened or instituted or is pending with respect to the Exchange Offer which, in the judgment of the Company, would make it inadvisable to proceed with the Exchange Offer,
                              (ii) no statute, rule, regulation, order or injunction with respect to the Exchange Offer has been sought, proposed or enacted which, in the judgment of the Company, would make it inadvisable to proceed with the Exchange Offer,
                              (iii) no banking moratorium or similar event has been declared and no international calamity involving the United States has occurred, and
                              (iv) all governmental approvals deemed necessary by the Company to the Exchange Offer have been obtained. The Company expects that the foregoing conditions will be satisfied. All such conditions may be waived by the Company. See "The Exchange
                              Offer--Conditions of the Exchange Offer."

Termination of Certain        Pursuant to the Registration Rights Agreement and
Rights......................  the Old Notes, Holders of Notes are entitled to
                              (i) receive Liquidated Damages (as defined below) under certain circumstances and (ii) certain other rights intended for Holders of Transfer
                              Restricted Securities. "Liquidated Damages" means, with respect to the first 90-day period immediately following the occurrence of a Registration Default (as defined herein), damages in an amount equal to $0.05 per week per $1,000 principal amount of Notes for each week or portion thereof that the Registration Default continues. The amount of damages shall increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration
                              Defaults have been cured (up to a maximum amount of $0.25 per week per $1,000 principal amount of Notes). Following the cure of all Registration
                              Defaults, the accrual of Liquidated Damages will cease. Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible
                              Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights
                              Agreement intended for Holders of Transfer
                              Restricted Securities, except in limited circumstances. See "The Exchange Offer--
                              Termination of Certain Rights" and "--Procedures for Tendering Old Notes."

Accrued Interest on the Old   The New Notes will bear interest at a rate equal
Notes.......................  to 13% per annum from and including their date of issuance. Eligible Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance of the Old Notes or the last
                              Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange, which accrues at the rate of 13% per annum, will cease to accrue on the day prior to the issuance of the New Notes.

Procedures for Tendering      Unless a tender of Old Notes is effected pursuant
Old Notes...................  to the procedures for book-entry transfer as provided herein, each Eligible Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit the Old Notes, together with a properly completed and duly executed the Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent prior to 5:00 p.m., New York time, on the Expiration Date. Each signature on the Letter of Transmittal must be guaranteed unless the Old Notes surrendered for exchange are tendered by (i) a registered holder of the Old Notes who has not completed the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" or
                              (ii) an Eligible Institution (as defined herein).
                              Any Beneficial Owner (as defined herein) of the Old Notes whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company and who wishes to tender Old Notes in the Exchange Offer, should instruct such entity or person to promptly tender on such Beneficial Owner's behalf. See "The
                              Exchange Offer--Procedures for Tendering Old
                              Notes."

Guaranteed Delivery           Eligible Holders of Old Notes who wish to tender
Procedures..................  their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange
                              Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange
                              Offer--Procedures for Tendering Old Notes--
                              Guaranteed Delivery Procedures."

Acceptance of Old Notes and
Delivery of New Notes.......
                              Upon satisfaction or waiver of all conditions of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. See "The Exchange Offer--Acceptance of Old Notes for Exchange; Delivery of New Notes."

Withdrawal Rights...........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer-- Withdrawal Rights."

Exchange Agent..............  American Bank National Association will be the exchange agent (in such capacity, the "Exchange Agent") for the Exchange Offer. The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer--The Exchange Agent; Assistance."

Fees and Expenses...........  All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company. The Company will also pay certain transfer taxes applicable to the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

Resales of the New Notes....  Based on an interpretation by the staff of the
                              Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased the Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or
                              (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer--Resales of New Notes" and "Plan of Distribution."

                            DESCRIPTION OF NEW NOTES

  The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the Holders of Transfer Restricted Securities, except in limited circumstances. See "Exchange Offer--Termination of Certain Rights." The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of the New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights" and "-- Procedures for Tendering Old Note;" and "Description of New Notes."

Securities Offered..........  Series B $175.0 million aggregate principal amount of 13% First Mortgage Notes due 2002.

Maturity....................  December 15, 2002.

Interest....................  The New Notes will bear interest at the rate of
                              13% per annum, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1996.

Original Issue Discount.....
                              The Old Notes were issued with original issue discount ("OID"). The New Notes will inherit OID from the Old Notes. See "Federal Income Tax Consequences."

Guarantees..................  The Notes are unconditionally guaranteed on a senior secured basis by Coast Resorts (the "Coast Resorts Guarantee"), Coast West (the "Coast West Guarantee") and certain future Subsidiaries (as defined herein) of the Company. See "Description of New Notes--Guarantees."

Security....................  The Notes are secured by, among other things, (i)
                              a first priority security interest in
                              substantially all of the assets of the Company, including substantially all of the assets comprising the Gold Coast, the Barbary Coast and The Orleans, (ii) an assignment of the construction contracts pursuant to which the Orleans is being constructed, (iii) an assignment of leases, (iv) a pledge of that portion of the net proceeds from the sale of the Old Notes deposited and held as collateral in the Construction Disbursement Account (as defined herein) until such time as such proceeds have been disbursed pursuant to the Disbursement Agreement (as defined herein) and (v) a pledge of the Pledged Securities and any funds deposited and held as collateral in the Interest Escrow Account until such time as such proceeds have been disbursed for the payment of interest on the Notes. The Indenture provides that the Company may incur certain additional Indebtedness that may be secured by Pari Passu Liens (as defined herein) on the Pari Passu Collateral (as defined herein) or liens on certain other assets.

                              The Coast Resorts Guarantee is secured by a pledge in favor of the Trustee (as defined herein) for the benefit of the holders of the Notes of all of the capital stock of the Company and Coast West. The Coast West Guarantee is secured by a first priority security interest in substantially all of the existing and future assets of Coast West subject to certain exceptions set forth in the Indenture. Under certain circumstances, the Coast West Guarantee and related security, as well as the capital stock of Coast West pledged by Coast Resorts, may be released. See "Description of New Notes-- Guarantees" and "--Security."

Ranking.....................  The Notes are senior secured obligations of the
                              Company and will rank pari passu in right of payment with any existing and future senior Indebtedness (as defined herein) of the Company (none of which is currently outstanding), including approximately $30.0 million in equipment financing anticipated to be incurred by the Company in connection with the equipping of The Orleans (the "Orleans Equipment Financing"). The Notes rank senior in right of payment to all existing and future subordinated Indebtedness of the Company, including approximately $2.0 million principal amount of subordinated notes payable held by certain shareholders of Coast Resorts.

                              The Guarantees are senior secured obligations of the Guarantors and will rank pari passu in right of payment with any future senior Indebtedness of the Guarantors and senior in right of payment to any future subordinated Indebtedness of the Guarantors.

Mandatory Redemption........  None.

Optional Redemption.........  The Notes are redeemable at the option of the
                              Company, in whole or in part, at any time on or after December 15, 2000 at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the redemption date. The Company has the option to redeem the Notes at any time to prevent the loss or material impairment of a gaming license or an application for a gaming license. See "Nevada Regulation and Licensing."

                              In addition, on or before December 15, 1998, the Company may redeem up to $57.75 million in aggregate principal amount of the Notes at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of a public offering of Coast Resorts Common Stock, to the extent such proceeds are contributed within 45 days after the consummation of any such offering to the Company as common equity, provided that at least $117.25 million in aggregate principal amount of the Notes remains outstanding thereafter. See "Description of New Notes--Optional Redemption."

Change of Control Offer.....  Upon the occurrence of a Change of Control (as defined herein), the Company will be required, within 20 days following the date of the Change of Control, to offer to repurchase all of the then outstanding Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Description of New Notes--Repurchase at the Option of Holders."

Certain Covenants...........  The Indenture under which the New Notes will be issued contains certain covenants that, among other things, limit the ability of the Company and its Subsidiaries (as defined herein) to incur additional Indebtedness and issue preferred stock, pay dividends, make investments or make other restricted payments, incur liens, enter into certain transactions with Affiliates (as defined herein), enter into mergers or consolidations or make sales of assets. In addition, under certain circumstances, the Company is required to offer to purchase the Notes at prices ranging from 100% to 105% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the net proceeds of certain Asset Sales (as defined herein), including a mandatory sale of the Barbary Coast if certain coverage ratios are not met. See "Description of New Notes--Repurchase at the Option of Holders" and "--Certain Covenants."

Exchange Offer;               Pursuant to the Registration Rights Agreement, if
Registration Rights.........  any Holder of Transfer Restricted Securities
                              notifies the Company that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) it may not resell the New
                              Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales or (C) it is a broker-dealer and holds Old Notes acquired directly from the Company or an affiliate of the Company, the Company will be required to provide a shelf registration statement (the "Shelf Registration
                              Statement") to cover resales of the Old Notes by such Holder. If the Company fails to satisfy such registration obligations under the Registration
                              Rights Agreement, it may be required to pay
                              Liquidated Damages to the Holders of Notes under certain circumstances. See "Description of New
                              Notes--Registration Rights; Liquidated Damages."

Transfer Requirementby
Gaming Authorities..........
                              Any beneficial owner of equity or debt securities of a Corporate Licensee (as defined herein) or a Registered Corporation (as defined herein) may be required to be found suitable if the relevant Nevada Gaming Authorities (as defined herein) have reason to believe that such ownership would be inconsistent with the declared policy of the State of Nevada. See "Nevada Regulation and Licensing" and "Description of New Notes-- Optional Redemption."

Construction Disbursement
Account; Disbursement
Agreement...................  Approximately $114.8 million of the net proceeds from the Offering was deposited by the Company in a segregated construction disbursement account (the "Construction Disbursement Account") which has been assigned to the Trustee for the benefit of the holders of the Notes as collateral security for the Notes. Funds are disbursed from the Construction Disbursement Account for the development, construction, equipping and opening of The Orleans upon satisfaction of certain conditions set forth in a Disbursement and Escrow Agreement dated as of January 30, 1996 (the "Disbursement Agreement") among the Company, Nevada Title Company, the Trustee and Nevada Construction Services, Inc., an affiliate of Nevada Title Company (in such capacity, the "Disbursement Agent"). Pending disbursement from the Construction Disbursement Account, such proceeds are invested in Cash Equivalents (as defined herein).

                              Pursuant to the Disbursement Agreement, Coopers & Lybrand L.L.P. will perform agreed-upon procedures with respect to disbursement requests.

Absence of a Public Market
for the New Notes...........
                              The New Notes are a new issue of securities with no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Initial Purchasers have advised the Company that they intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so, and any market making activities with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply for listing of the New Notes on a securities exchange.

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS."

                      SUMMARY FINANCIAL AND OPERATING DATA

  The Summary Financial and Operating Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

  The summary pro forma financial data set forth below is derived from the financial statements and notes thereto included elsewhere in this Prospectus, and reflects the pro forma impact of the transactions described in footnote 8 below. The pro forma balance sheet data assumes that such transactions occurred on March 31, 1996, and the pro forma statements of income data assume that such transactions occurred on January 1, 1995. See "Notes to Financial Statements-- Coast Hotels and Casinos, Inc.--Unaudited Pro Forma Data."

                                                    HISTORICAL                                        PRO FORMA (8)
                          --------------------------------------------------------------------  --------------------------
                                                                              THREE MONTHS
                                                                                  ENDED             YEAR      THREE MONTHS
                                    YEARS ENDED DECEMBER 31,                    MARCH 31,          ENDED         ENDED
                          ------------------------------------------------  ------------------  DECEMBER 31,   MARCH 31,
                            1991      1992      1993      1994      1995     1995      1996         1995          1996
                          --------  --------  --------  --------  --------  -------  ---------  ------------  ------------
                                               (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENTS OF INCOME
 DATA:
Net revenues............  $163,142  $169,251  $169,573  $172,573  $174,756  $42,196  $  47,412    $174,756      $47,412
Departmental operating
 expenses (1)...........   100,745   105,037   108,662   115,028   114,253   28,807     27,894     114,253       27,894
General and
 administrative and
 development expenses...    29,243    30,290    32,402    32,940    34,686    8,271      9,279      35,336        9,279
Guaranteed payments to
 former
 partners (2)...........     2,501     2,762     2,485     2,672       858      --         --          --           --
Depreciation and
 amortization...........     8,658     8,492     7,822     6,766     7,280    1,738      1,760       7,280        1,760
Operating income........    21,995    22,670    18,202    15,167    17,679    3,380      8,479      17,887        8,479
Interest expense, net...    (3,664)   (1,852)     (837)     (227)   (3,545)    (309)    (2,642)    (28,767)      (5,309)
Other income (expense)..      (222)      128         3        23        92       57        --           92          --
                          --------  --------  --------  --------  --------  -------  ---------    --------      -------
Net income..............  $ 18,109  $ 20,946  $ 17,368  $ 14,963  $ 14,226  $ 3,128  $   5,837    $(10,788)     $ 3,170
                          ========  ========  ========  ========  ========  =======  =========    ========      =======
PRO FORMA INFORMATION TO
 REFLECT CHANGE IN TAX
 STATUS (3):
Provision for income
 taxes..................     6,157     7,333     6,117     5,251     4,979    1,095      4,543         --         1,110
                          --------  --------  --------  --------  --------  -------  ---------    --------      -------
Net income..............  $ 11,952  $ 13,613  $ 11,251  $  9,712  $  9,247  $ 2,033  $   1,294    $(10,788)     $ 2,060
                          ========  ========  ========  ========  ========  =======  =========    ========      =======
OTHER DATA:
EBITDA (4)..............  $ 30,653  $ 31,162  $ 26,024  $ 21,933  $ 24,959  $ 5,118  $  10,239    $ 25,167      $10,239
Capital expenditures....  $  2,328  $  2,104  $  2,736  $  5,514  $ 32,187  $ 9,339  $  13,682    $ 32,187      $13,682
Distributions to
 Partners (5)...........  $  9,000  $ 11,250  $ 11,500  $ 25,823  $ 58,660  $ 8,660        --     $ 58,660          --
Ratio of Earnings to
 Fixed Charges..........       5.3x     11.2x     17.9x     30.9x      4.4x     8.2x       2.2x        -- (6)       1.4x
CASH FLOW INFORMATION:
 Operating activities...    27,408    28,934    28,817    22,572    22,841  $ 1,206  $   6,553
 Investing activities...    (2,267)   (2,324)   (2,294)   (5,509)  (31,968) $(9,252) $(137,205)
 Financing activities...   (23,476)  (26,929)  (22,887)  (14,884)    6,699  $   111  $ 134,139
OPERATING DATA:
 GOLD COAST:
 Casino square footage..    70,000    70,000    70,000    70,000    70,000   70,000     70,000
 Number of slot machines
  (7)...................     2,051     2,106     2,106     2,107     2,010    2,107      2,007
 Number of table games
  (7)...................        48        48        48        48        48       48         48
 Hotel rooms (7)........       722       722       712       712       712      712        712
 Average daily room
  rate..................  $  35.74  $  35.30  $  35.67  $  36.72  $  40.73    40.80      40.99
 Average daily occupancy
  rate..................      78.1%     87.2%     92.9%     95.7%     93.7%    91.9%      94.8%
 BARBARY COAST:
 Casino square footage..    30,000    30,000    30,000    30,000    30,000   30,000     30,000
 Number of slot machines
  (7)...................       712       716       726       566       562      562        549
 Number of table games
  (7)...................        43        43        43        43        43       43         37
 Hotel rooms (7)........       197       197       197       197       197      197        197
 Average daily room
  rate..................  $  47.66  $  46.58  $  46.67  $  46.72  $  48.56    50.88      59.86
 Average daily occupancy
  rate..................      89.6%     92.6%     95.5%     95.4%     95.3%    95.7%      94.7%

                                             AS OF       AS OF MARCH 31, 1996
                                          DECEMBER 31, ------------------------
                                              1995     HISTORICAL PRO FORMA (8)
                                          ------------ ---------- -------------
                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents (including
 restricted cash of approximately $123.5
 million at March 31, 1996).............    $ 14,539    $141,549    $171,549(9)
Total assets............................     152,216     299,070     329,070
Total long-term debt (10)...............      83,357     171,816     201,816
Stockholder's equity....................      43,334      97,153      97,153

- -------
See Footnotes to Summary Financial and Operating Data.

               FOOTNOTES TO SUMMARY FINANCIAL AND OPERATING DATA

(1) Includes casino, food and beverage, hotel and other expenses.
(2) Prior to the Reorganization (as defined herein), the Predecessor Partnerships (as defined herein) made guaranteed payments to partners pursuant to the terms of their respective partnership agreements. In connection with the Reorganization, such guaranteed payments have been eliminated and replaced with annual compensation (reflected in general and administrative expenses) to Michael J. Gaughan and certain other former partners of the Predecessor Partnerships who are executive officers of the Company. See "The Reorganization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management--Executive Compensation."
(3) The Gold Coast Partnership and the Barbary Coast Partnership operated as partnerships and were not subject to federal income taxes. As a result of the Reorganization, the operations of the Gold Coast and the Barbary Coast are being conducted by the Company, which has been formed as a "C Corporation" and, therefore, is subject to federal income taxes. A pro forma provision for federal income taxes has been made, and pro forma net income has been calculated, for the historical financial statements for all periods presented as if the Gold Coast Partnership and the Barbary Coast Partnership had been treated as C corporations during those periods.
(4) EBITDA consists of operating income plus depreciation and amortization. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flows or a measure of liquidity. EBITDA is presented solely as supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry.
(5) Because the Gold Coast Partnership and the Barbary Coast Partnership were partnerships during these periods, a substantial portion of their net income was distributed to the partners. In 1994, the Barbary Coast Partnership distributed $11.0 million of partners' capital in the form of notes payable and, in 1995, the Gold Coast Partnership distributed $50.0 million of partners' capital in the form of notes payable. Such distributions represented previously taxed but undistributed earnings of the Predecessor Partnerships. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(6) The pro forma ratio of earnings to fixed charges for the year ended December 31, 1995 has not been computed since earnings were not sufficient to cover fixed charges. The coverage deficiency for such year was approximately $11.0 million.
(7) At end of period.
(8) The pro forma financial information gives effect to (i) the change in income tax status resulting from the Reorganization, (ii) the issuance of the First Mortgage Notes and subsequent Exchange Offer and (iii) the incurrence of the Orleans Equipment Financing. The pro forma balance sheet data assumes that such transactions occurred on March 31, 1996, and the pro forma statements of income data assumes that such transactions occurred on January 1, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Financial Statements-- Coast Hotels and Casinos, Inc.--Unaudited Pro Forma Data."
(9) Pro forma cash and cash equivalents include (i) restricted cash of approximately $123.5 million and (ii) $30.0 million from the Orleans Equipment Financing which is expected to be incurred in the fourth quarter of 1996 to purchase equipment for The Orleans. See "Notes to Financial Statements--Coast Hotels and Casinos, Inc.--Unaudited Pro Forma Data."
(10) Excludes current maturities.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, holders of Notes should consider carefully the following risk factors affecting the business of the Company.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

  The Company is highly leveraged and is dependent to a significant extent upon the successful completion and operation of The Orleans for coverage of its debt service. At March 31, 1996, the Company had stockholder's equity of approximately $97.2 million and total long-term Indebtedness of approximately $171.8 million, consisting primarily of the Notes and approximately $2.0 million aggregate principal amount of subordinated notes payable held by certain shareholders of Coast Resorts. In addition, the Company expects to incur the Orleans Equipment Financing in the fourth quarter of 1996.

  The consequences of the Company's leverage include, but are not limited to, the following: (i) a substantial portion of the Company's cash from operations must be dedicated to the payment of interest on the Company's Indebtedness,
(ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, development financing or other purposes may be limited and (iii) the Company is vulnerable, and may have difficulty responding, to adverse changes in the economy, the Las Vegas gaming market and the business of the Company's hotel-casinos. In addition, the failure by the Company to comply with numerous restrictive covenants contained in the Indenture may result in an Event of Default (as defined herein) which, if not cured or waived, could have a material adverse effect on the Company and its operations. Any of the foregoing consequences could have a material adverse effect on the ability of the Company to meet its interest obligations on or repay the Notes.

  The Company's ability to meet its debt obligations is dependent on the successful completion of The Orleans and the Company's future operating performance, which is itself dependent on a number of factors, many of which are outside of the Company's control, including prevailing economic conditions and financial, business, regulatory and other factors affecting the Company's operations and business. Any significant increases in the construction budget or delays in completing the construction and opening of The Orleans would adversely affect the operating results of the Company and could result in the inability of the Company to make required payments of interest on the Notes. Assuming timely completion and successful operation of The Orleans, management believes that the Company will have sufficient capital to carry on its business and will be able to pay its debts as they mature. However, there can be no assurance that future cash flows of the Company will be sufficient to meet all of the Company's obligations and commitments. If the Company were unable to generate sufficient cash from its future operations to pay interest on the Notes or to satisfy any other debt service requirements, or to pay its debts as they mature, the Company would be required to explore alternatives, such as seeking additional debt or equity financing, reducing or delaying capital expenditures or selling material assets or operations. No assurance can be given that the Company would be successful in implementing any of these alternatives, if necessary.

RISKS OF NEW CONSTRUCTION AND OPENING

  A key element of the Company's business strategy is the development and construction of a new hotel-casino, The Orleans. The Company commenced construction of The Orleans in July 1995 and, based on current construction schedules, expects to complete construction of and open The Orleans by December 1996. However, any construction project entails significant construction risks, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences, any of which, if they occurred, could delay construction or result in a substantial increase in costs to the Company. Such risks may be compounded by the Company's decision to construct The Orleans on an accelerated schedule under which construction is in progress while final plans are being completed. To the extent that the completion of The Orleans is delayed, operational results of the Company will be adversely impacted. See "Business--The Orleans."

  The opening of The Orleans will be contingent upon, among other things, the Company's receipt of all required licenses, permits and authorizations. The scope of the approvals required for a project of this nature is extensive, including, without limitation, state and local land-use permits, building and zoning permits, health and safety permits and gaming and liquor licenses. In addition, unexpected changes or concessions required by local, regulatory and state authorities could involve significant additional costs and could delay or prevent the completion of construction or the opening of all or part of The Orleans. There can be no assurance that the Company will receive the necessary permits, licenses and approvals for the construction and operation of The Orleans that it has not yet obtained, or that such permits, licenses and approvals will be obtained within the anticipated time frame. Furthermore, there can be no assurance that The Orleans will ever become operational or become operational within the time frames and budgets currently contemplated.

  The Orleans has a construction and development budget of approximately $158.1 million (including contingencies but excluding pre-opening expenditures, opening bankroll and capitalized interest costs). The Company has entered into the Construction Contract with Tiberti Construction for the construction of buildings and site improvements for a guaranteed maximum price not to exceed $100.0 million. The construction and development budget also includes approximately $53.2 million for furniture, fixtures, equipment, signs and certain interior and other improvements that will be completed pursuant to separate contracts to be entered into between the Company and various contractors and suppliers. Additionally, the construction and development budget includes approximately $4.9 million of architectural and design fees. As of June 30, 1996, the Company had paid approximately $55.7 million of construction and development costs, including approximately $48.8 million for work that is subject to the Construction Contract, approximately $4.6 million of architectural and design fees and approximately $2.3 million of other construction and development costs. The Construction Contract provides for the construction of the portion of the project covered thereby consistent with the description of The Orleans contained herein. Tiberti Construction may require modifications to plans and specifications and, to the extent that they are inconsistent with budgeted line items, proposed change orders by the Company, provided that no such required modifications may be inconsistent with the description of The Orleans contained herein. There can be no assurance that Tiberti Construction would have the financial resources to fund any significant cost overruns in excess of the $100.0 million guaranteed maximum contract price. J. Tito Tiberti, a director and shareholder of Coast Resorts and a director of the Company, is the president, a director and shareholder of, and together with his immediate family controls, Tiberti Construction. See "Certain Transactions."

FUNDS FOR COMPLETION OF CONSTRUCTION

  The net proceeds received by the Company in the Offering, after deducting discounts and commissions, were approximately $164.1 million. Of that amount,
(i) approximately $114.8 million was deposited in the Construction Disbursement Account for use by the Company to finance in part the cost of developing, constructing, equipping and opening The Orleans, (ii) approximately $19.3 million was used by the Company to purchase the Pledged Securities which were deposited into the Interest Escrow Account to fund interest payable on the Notes through December 15, 1996 and (iii) approximately $29.2 million was used by the Company to repay all outstanding indebtedness under the Company's revolving credit facility, which was terminated upon repayment. The balance of approximately $800,000 was used by the Company to pay, in part, estimated offering expenses of approximately $2.4 million. The balance of funds necessary to complete, equip and open The Orleans are expected to be obtained from The Orleans Equipment Financing in the approximate amount of $30.0 million and internally generated cash from the Company's operations of approximately $8.5 million during the construction period. Final construction plans for The Orleans have not been completed. The estimated cost of The Orleans therefore is based on preliminary plans prepared by the Company and its contractors and architects, and assumes that construction will take approximately 17 months to complete from July 1995. Such cost estimate may change significantly as construction plans are finalized and construction progresses or if construction takes longer than expected to complete. Although the Company has entered into the Construction Contract for the construction of building and site improvements for a guaranteed maximum price not to exceed $100.0 million, the balance of the construction budget is not subject to maximum price contracts and additional funds will be required in the event that the estimated construction costs increase significantly. Accordingly, the ability of the Company to provide sufficient funds to complete, equip and open The Orleans will depend upon the future operating results of the Gold Coast and the Barbary Coast and upon the Company's ability to construct and open The Orleans within the preliminary budget and in the anticipated time frame. If the Company does not generate sufficient cash from operations to fund the balance of the construction and opening costs, the Company would be required to reduce the size and scope of The Orleans or obtain additional financing to complete the project. To the extent that the Company were required to reduce the size or scope of The Orleans, the future operating results for The Orleans could be adversely affected. The Company has no arrangements for, and there is no assurance that the Company would be successful in obtaining, any such additional financing should it be necessary. In addition, there is no assurance that if the Company could obtain such additional financing, it would be on terms satisfactory to the Company or be permitted under the terms of the Indenture governing the Notes or the Company's other debt instruments, if any. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABILITY TO REALIZE ON COLLATERAL

  The Notes are secured by (i) subject to certain exceptions, a first priority security interest in substantially all of the assets of the Company, including substantially all of the assets comprising the Gold Coast, the Barbary Coast and The Orleans, (ii) an assignment of the construction contracts pursuant to which the Orleans is being constructed, (iii) an assignment of leases, (iv) a pledge of that portion of the net proceeds from the sale of the Old Notes deposited and held as collateral in the Construction Disbursement Account until such time as such proceeds have been disbursed pursuant to the Disbursement Agreement and (v) a pledge of the Pledged Securities and any funds deposited and held as collateral in the Interest Escrow Account until such time as such proceeds have been disbursed for the payment of interest on the Notes, in each case to the extent obtainable solely by granting and filing, recording or delivery of possession of the collateral and subject to certain permitted liens. In addition, the Notes are secured by a lien on cash, deposit accounts and cash equivalents of the Company. However, at least under current law, the enforcement of such lien may be limited in a bankruptcy proceeding of the Company. In addition, the Indenture permits the Company and its subsidiaries, subject to certain limitations, to grant pari passu liens on the collateral securing the Notes to certain other creditors. If such pari passu liens are granted, any proceeds or distributions from any of the shared collateral would be divided among these other creditors and the holders of the Notes on a pro rata basis. There can be no assurance that the fair market value of the collateral exceeds the amount of Indebtedness evidenced by the Notes or that, if an Event of Default (as defined in the Indenture) occurs with respect to the Notes and the Indebtedness evidenced by the Notes is accelerated and the Company fails to make the required payments, the liquidation of the collateral will produce proceeds sufficient to pay the full amount of principal of and accrued and unpaid interest and Liquidated Damages, if any, on the Notes.

  In the event of a foreclosure of any of the Gold Coast, the Barbary Coast or The Orleans, the purchaser or operator of the facility would be required to be licensed to operate the facility under Nevada gaming laws and regulations promulgated thereunder and, if the Trustee purchases any of the Company's casinos at a foreclosure sale and thereafter is unable or chooses not to sell the casino, the Trustee would be required to retain an entity licensed under the Nevada gaming laws and regulations in order to conduct gaming operations at the casinos and the holders of the Notes may be required to be investigated and licensed or found suitable. Because potential bidders who wish to operate the facility as a casino must satisfy such requirements, the number of potential bidders in a foreclosure sale could be less than in foreclosures of other types of facilities, and such requirements may delay the sale of, and may adversely affect the sales price for, the casinos. The ability to take possession and dispose of the collateral securing the Notes upon acceleration is likely to be significantly impaired or delayed by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company prior to the trustee's taking of possession or disposition of the collateral securing the Notes. In addition, the disposition of collateral consisting of gaming devices is subject to prior approval of the Nevada Gaming Authorities. See "Description of New Notes--Security" and "--Remedies Upon Default on Notes" for certain additional limitations on the exercise of remedies under the Notes.

GUARANTEES

  The Notes are unconditionally guaranteed on a senior secured basis by Coast Resorts and Coast West. Neither Coast Resorts nor Coast West has any income from operations. Coast Resorts has no material assets other than its stock in the Company and Coast West and Coast West has no material assets other than the Coast West Lease. Neither Coast Resorts nor Coast West is expected to generate income from operations or acquire additional assets in the near future and no assurance can be given that they will ever do so. Accordingly, there can be no assurance that the Guarantees will provide additional assurance of payment to the holders of the Notes.

  Enforcement of the Guarantees against any existing or future Guarantors would be subject to certain defenses available to guarantors generally, and would also be subject to certain defenses available to the Company regarding enforcement of the Notes, including, without limitation, the right to force the Trustee to exercise its remedies under the Security Documents prior to commencement of any action on the Guarantees. The Guarantors will waive, with respect to the New Notes, all such defenses to the extent they may legally do so.

  Subject to the terms of the Indenture, including the repayment of all Indebtedness owed by Coast West to the Company, the Coast West Guarantee and related security, as well as the pledge of capital stock of Coast West, may be released. See "Description of New Notes--Guarantees" and "--Security."

LACK OF OPERATING HISTORY

  Upon commencement of operations, The Orleans will be a new hotel-casino that has no operating history. Accordingly, the operations of The Orleans will be subject to all of the risks inherent in the establishment of a new business enterprise, including unanticipated construction, permitting or licensing problems, delays in the opening of The Orleans and the availability of adequately trained personnel. Although the Company's management is experienced in hotel-casino management and operations, it has not had the responsibility of overseeing the operations of three hotel-casinos simultaneously. See "-- Management of Growth." There can be no assurance that The Orleans will generate revenues sufficient to enable it to be profitable or that it will be completed in a timely manner or within budget.

DEPENDENCE ON KEY MANAGEMENT

  The Company's future success will depend to a substantial extent upon the efforts and experience of Michael J. Gaughan, the Company's Chairman of the Board and Chief Executive Officer. The loss ofMr. Gaughan's services would have a material adverse effect on the Company's business and results of operations. The Company does not have an employment agreement with Mr. Gaughan and does not currently maintain key man life insurance for Mr. Gaughan. See "Management."

MANAGEMENT OF GROWTH

  The process of integrating the existing Gold Coast and Barbary Coast operations into the Company, the current development and construction of The Orleans, the development of additional future gaming properties and the future growth of the Company may involve unforeseen difficulties and may require disproportionate amounts of time and attention by the Company's management to its various business activities as well as the unexpected allocation of financial and other resources of the Company. Many management duties within the Company are presently the responsibility of a relatively small number of executives. To commence operations at The Orleans and to manage the Company's future growth, the Company will be required, among other things, to hire and train new personnel, continuously evaluate and change, if necessary, its existing management structure and control its operating expenses. Competition for new personnel in Las Vegas is intense and there can be no assurance that in the future the Company will be able to attract and retain qualified personnel.

COMPETITION

  Both the gaming and hotel industries are highly fragmented and characterized by a high degree of competition among a large number of participants. Many of the Company's competitors are much larger than the Company and have substantially greater resources. The Company faces competition from all other casinos and hotels in the Las Vegas area, including competitors that primarily target local residents and casinos and hotels located on the Strip, on the Boulder Highway and in downtown Las Vegas. The Company also faces competition from non-hotel gaming facilities that also target local residents of Las Vegas.

  Since 1994, a number of new gaming properties catering to local residents have opened, while certain of the Company's existing competitors have expanded their properties. This growth in the capacity of locals-oriented hotel-casinos had a negative impact on the Company's operating results during 1994 and a portion of 1995. In addition to The Orleans, there are two hotel-casinos currently under construction in Las Vegas that cater to the local resident market. Several new hotel-casinos have either recently opened or are currently under construction on the Strip, including Monte Carlo, a 3,000-room hotel-casino which opened in June 1996, New York-New York, a 2,500-room hotel-casino that is scheduled to open in December 1996, and Bellagio, a 3,000-room hotel-casino that is expected to open during 1998. In addition, several new projects and expansions have been announced on the Strip, each of which is expected to be completed within the next several years and would significantly increase the number of hotel rooms and gaming capacity on the Strip. The construction of new properties and the expansion or enhancement of existing properties by competitors could have a material adverse effect on the Company's business and results of operations.

  The Company also competes for gaming customers to a lesser extent with casinos located in the Laughlin and Reno-Lake Tahoe areas of Nevada, in Atlantic City, New Jersey, and in other parts of the world, including gaming on cruise ships and international gaming operations, as well as with state-sponsored lotteries, on- and off-track wagering, card parlors, riverboat and Native American gaming ventures and other forms of legalized gaming in the United States. In addition, several states have recently legalized, and several other states are currently considering legalizing, casino gaming in specific geographical areas within those states. The Company believes that the development of casino properties similar to those in Las Vegas in areas close to Nevada, particularly California and Arizona, could have a material adverse effect on its business and its results of operations. See "Business-- Competition."

  The Gold Coast primarily targets local residents as well as repeat visitors to Las Vegas. While The Orleans is expected to target a higher income segment of gaming customers, it will also focus its marketing efforts in part on the same customer base as the Gold Coast. The Orleans will be located approximately one mile south of the Gold Coast. Due to the close proximity and overlapping target markets of the two properties, the opening of The Orleans may negatively impact the operating results and financial performance of the Gold Coast and the Company will be subject to greater risks, including risks related to local competitive and economic conditions, than if these two gaming properties were more geographically distant or had more diverse targeted markets.

MECHANICS' LIENS

  Nevada law provides contractors, subcontractors and material suppliers with a lien on the real property being improved by their services or supplies in order to secure their right to be paid. Such parties may foreclose on their liens if they are not paid in full. The priority of all mechanics' liens arising out of a particular construction project and the foreclosure process on those liens relates back to the date on which construction of the project first commenced. Construction of The Orleans commenced in July 1995, well in advance of the recordation of the leasehold deed of trust relating to The Orleans which was executed for the benefit of holders of Notes as collateral security for the Notes. Accordingly, all contractors, subcontractors and material suppliers providing services and materials in connection with The Orleans (including parties providing services or materials near the end of the construction period) who otherwise comply with Nevada law requirements will have a lien on the project that will be senior in priority to the lien of the leasehold deed of trust.

  The priority of the leasehold deed of trust in favor of the Trustee will only be impaired to the extent that contractors, subcontractors and material providers are not paid in full. Pursuant to the Disbursement Agreement, the Company will be subject to certain fund control procedures intended to assure the proper payment of contractors, subcontractors and material suppliers. The Company also will be required to obtain lien waivers from such parties in connection with interim and final payments during the construction period whereby such parties will release their lien claims to the extent of such payments. In addition, as a condition to the consummation of the Offering, the Company was required to obtain a policy of title insurance for the benefit of the holders of the Notes insuring against any loss incurred as a result of mechanics' liens, and the Company was required to indemnify the title insurance company for any losses resulting from claims arising from mechanics liens.

FRAUDULENT CONVEYANCES AND PREFERENTIAL TRANSFERS

  The ability of the holders of the Notes or the Trustee to enforce the Guarantees or realize on the collateral may be limited by certain fraudulent conveyance laws. Various fraudulent conveyance and revocatory laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to avoid any security interest in the collateral granted to the Trustee by the Company or any Guarantor (as defined herein), or to subordinate the obligations of the Company under the Notes or the Guarantees of any Guarantor. The requirements for establishing a fraudulent conveyance or revocatory transfer vary depending on the law of the jurisdiction which is being applied. Generally, if under federal and certain state statutes in a bankruptcy, reorganization, rehabilitation or similar proceeding in respect of the Company or a Guarantor, or in a lawsuit by or on behalf of creditors against the Company or a Guarantor, a court were to find that (i) the Company or a Guarantor, as the case may be, incurred indebtedness in connection with the Notes (including the Guarantees) or granted security interests in the collateral with the intent of hindering, delaying or defrauding current or future creditors of the Company or the Guarantor, as the case may be, or (ii) the Company or a Guarantor, as the case may be, received less than reasonably equivalent value or fair consideration for incurring the indebtedness in connection with the Notes (including the Guarantees) or for granting security interests in the collateral and the Company or such Guarantor, as the case may be, (a) was insolvent at the time of the incurrence of the indebtedness in connection with the Notes (including the Guarantees) or the granting of security interests in the collateral, (b) was rendered insolvent by reason of incurring the indebtedness in connection with the Notes (including the Guarantees) or the granting of security interests in the collateral, (c) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the applicable fraudulent conveyance or revocatory statutes), such court could, subject to applicable statutes of limitation, with respect to the Company, or the Guarantor, as the case may be, avoid in whole or in part the obligations of the Company or such Guarantor in connection with the Notes (including the Guarantees) or the security interests granted in the collateral and/or subordinate claims with respect to the Notes (including the Guarantees) to all other debts of the Company or the Guarantors, as applicable. There can be no assurance that there would be sufficient amounts to pay the Notes and the Guarantees together with all other debts of the Company or such Guarantors, as applicable, if such security interests in the collateral were avoided. Similarly, if the obligations of the Company or the Guarantors or the security interests securing them were subordinated, there can be no assurance that after payment of the other debts of the Company or the Guarantors, there would be sufficient assets to pay such subordinated claims with respect to the Notes and the Guarantees.

  The measures of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied in any such proceeding. Generally, however, an entity will be considered insolvent if the sum of its respective debts was greater than the fair saleable value of all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, as they become absolute and matured.

  If certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Guarantor within 90 days (or, possibly, one year) after any payment by the Company or such Guarantor with respect to the Notes or a Guarantee, respectively, or if the Company or such Guarantor anticipated becoming insolvent, all or a portion of such payment could be avoided as a preferential transfer under federal bankruptcy or applicable state insolvency law, and the recipient of such payment could be required to return such payment. In addition, the timing of any pledges of the capital stock of certain of the Company's future subsidiaries may result in treatment of such pledges as preferential transfers under applicable bankruptcy or state insolvency law and, if so treated, could be set aside by a court.

RISK ASSOCIATED WITH LEASED PROPERTY

  The land underlying the Barbary Coast and the land on which The Orleans is being developed and constructed are leased by the Company and the land on which the Sundance may be developed in the future is leased by Coast West. The leasehold interests relating to the Barbary Coast and The Orleans are subject to a deed of trust securing the Notes, and the leasehold interest relating to the potential Sundance site is subject to a deed of trust securing the Coast West Guarantee. The leasehold deeds of trust are subject and subordinate to the lessors' interests in the real estate subject to the leaseholds. If any lease were to be terminated by the respective lessor as the result of a default by the Company or Coast West, as the case may be, thereunder, the Company or Coast West, as the case may be, would lose possession of the land subject to the lease and any improvements thereon, thereby extinguishing the leasehold deed of trust with respect to such lease as well as making it impossible for the Company to operate the Barbary Coast or The Orleans, as the case may be, or Coast West to develop and/or operate the Sundance, which would in turn impair the value of the collateral securing the Notes or the Coast West Guarantee, as applicable. In the event of a governmental condemnation or taking of all or a portion of the real property at the Barbary Coast, The Orleans or the proposed Sundance site, the applicable leasehold deed of trust securing the Notes or the Coast West Guarantee, as applicable, also could be extinguished. For a description of the leases, see "Business--Properties."

ENVIRONMENTAL MATTERS

  The Company and the Guarantors are subject to a wide variety of federal, state and local laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. While management believes that the Company and the Guarantors are presently in material compliance with all environmental laws, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations. The Company has completed Phase I environmental assessments at the seven properties owned or leased by it or Coast West. The reports included suggestions relative to certain conditions and areas of potential environmental concerns. The reports did not, however, identify any environmental conditions or non-compliance, the remediation or correction of which management believes would have a material adverse impact on the business or financial condition of the Company at any of the sites.

  Under environmental laws and regulations, a beneficiary of a deed of trust or mortgage on real property, such as the Trustee, may be held liable, under certain circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous materials at a mortgaged property, and for other rights and liabilities relating to hazardous materials, although such liability rarely has been imposed. Under the Indenture and the security documents, the Trustee is indemnified against its costs, expenses and liabilities, including environmental cleanup costs and liabilities. This could potentially reduce foreclosure proceeds to the holders of the Notes. In addition, holders may act directly rather than through the Trustee, in specified circumstances, in order to pursue a remedy under the Indenture. If the holders exercise that right, they could be subject to the risks discussed above.

DEPENDENCE ON CERTAIN MARKETS

  All of the Company's hotel-casinos are located in Las Vegas. The Company is dependent upon and draws a majority of its customers from Nevada and from the Southern California region. Any economic downturn in those areas could have a material adverse effect on the Company's business and results of operations. In addition, a significant component of the Company's customers are Las Vegas residents. Although management believes that the population and economic strength of Las Vegas will continue to expand, there can be no assurance that it will do so or that growth, if any, will be at the same rate experienced in recent years or will result in increased financial performance for the Company.

GAMING REGULATION

  The Company's gaming operations, and the ownership of securities in the Company, are subject to extensive regulation by the Nevada Gaming Authorities. The Nevada Gaming Authorities have broad authority with respect to licensing and registration of entities and individuals involved in gaming operations, including certain holders of Coast Resorts' outstanding voting securities. The Nevada Gaming Authorities may, among other things, revoke the license of any entity licensed as a gaming corporation or the registration of any entity registered as a holding company of a gaming corporation, and they may also revoke the license of any individual licensed as an officer, director, control person or shareholder of a licensed or registered entity. If the gaming licenses of the Company were revoked for any reason, the Nevada Gaming Authorities could require the closing of the Barbary Coast and/or the Gold Coast, as the case may be, which would result in a material adverse effect on the business of the Company. The Company and certain of its officers, directors and key employees have been licensed by the Nevada Gaming Authorities.

  The Company must apply for and obtain, prior to commencement of gaming activities at The Orleans, gaming licenses from the Nevada Gaming Authorities, in addition to approvals from other applicable governmental or administrative state or local agencies involved in the regulation of gaming and gaming activities in the State of Nevada through the establishment of standards for construction, design, and operational features of the casinos. The Company intends to apply for gaming licenses for The Orleans at the appropriate time prior to the commencement of operations.

  In addition, while the Company has obtained all of the necessary orders and approvals of the Nevada Commission to complete the Exchange Offer, any future public offering of debt or equity securities by the Company, the proceeds of which are intended to be used to pay for construction of, or to acquire an interest in, any gaming facilities in Nevada, to finance the gaming operations of an affiliated company or to retire or extend obligations incurred for any such purposes, requires the prior approval of the Nevada Commission.

  Each holder of the Notes shall be deemed to have agreed (to the extent permitted by law) that if a relevant Gaming Authority determines that a holder or beneficial owner of Notes must be found suitable under applicable law (whether as a result of a foreclosure of the Company's casinos or for any other reason), and if such holder or beneficial owner is not found suitable, such holder shall, upon the request of the Company, dispose of such holder's Notes within 30 days after receipt of such request or such earlier date as may be ordered by the relevant Gaming Authority. The Company also will have the right to call for the redemption of Notes held by any holder who is not found suitable at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption or such earlier date as may be required by the relevant Gaming Authority or applicable law.

  There is no established trading market for the Notes. Therefore, the price at which a holder of Notes may be required to dispose of such holder's Notes cannot be predicted. See "--Absence of Public Market," "Nevada Regulation and Licensing" and "Description of New Notes--Optional Redemption."

CONTROL OF COAST RESORTS BY PRINCIPAL SHAREHOLDERS

  Coast Resorts is the sole shareholder of the Company. Michael J. Gaughan, the Chairman of the Board and Chief Executive Officer of Coast Resorts and the Company, is the beneficial owner of approximately 29.5% of the outstanding shares of Coast Resorts Common Stock. Mr. Gaughan, together with Jerry Herbst,
J. Tito Tiberti and Franklin Toti, each of whom is a director and/or officer of Coast Resorts, the Company and Coast West, own in the aggregate approximately 59.5% of the outstanding shares of Coast Resorts Common Stock. Such individuals, if acting together, would have the collective ability to elect all of the directors of Coast Resorts and approve or disapprove any other matter submitted to a vote of the shareholders of Coast Resorts. See "Certain Transactions" and "Principal Shareholders."

  Tiberti Construction is the general contractor for The Orleans. Mr. Tiberti is a shareholder, a director and the president of, and together with his immediate family members controls, Tiberti Construction. Potential conflicts of interest between the Company and Tiberti Construction could arise as a result of Tiberti Construction serving as the general contractor for the construction of The Orleans pursuant to the guaranteed maximum price contract. See "Business--The Orleans" and "Certain Transactions."

POSSIBLE LEGISLATION

  From time to time, certain legislators have proposed the imposition of a federal tax on gross gaming revenues. In March 1996, tax legislation was introduced in Congress which includes a proposal to impose a 15 percent federal tax on taxable gaming services (defined as gross gaming receipts less total gaming payoffs). The tax, if enacted, would be applicable to the Company. Although no action has been taken on such legislation, no assurance can be given that such tax or any similar tax will not be imposed in the future. Any such tax or similar tax could have a material adverse effect on the Company's business or results of operations.

  In May 1996, a U.S. Senate committee approved legislation that would establish a new commission, known as the Gambling Impact Study Commission, to conduct a comprehensive study of all matters relating to the impact of gaming in the United States. The legislation further provides that, no later than 18 months after the enactment of such legislation, the commission would issue a report containing its findings and conclusions, together with recommendations for legislation and administrative actions. Any such recommendations, if enacted into law, could adversely impact the gaming industry and have a material adverse effect on the Company's business or results of operations.

ABSENCE OF PUBLIC MARKET

  The New Notes will be a new issue of securities for which there is currently no active trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition of, performance of and prospects for the Company. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes. However, they are not obligated to do so, and any market making activity with respect to the New Notes may be discontinued at any time without notice. Such market making activity will be subject to the limitations imposed by the Securities Act and the Exchange Act, and may be limited during the Exchange Offer and, if required, the pendency of any Shelf Registration Statement.

FEDERAL INCOME TAX CONSEQUENCES

  The Old Notes were issued with original issue discount, and each New Note will inherit the OID characteristics of the corresponding Old Note exchanged therefor. As a result, Holders of New Notes will be required to recognize such discount as income as it accrues in advance of the receipt of any cash payments attributable to such income. See "Federal Income Tax Consequences."

                              THE REORGANIZATION

  The Company, Coast Resorts and Coast West were formed in September 1995 under the laws of the State of Nevada to consolidate and reorganize two affiliated partnerships, Gold Coast Hotel and Casino, a Nevada limited partnership (the "Gold Coast Partnership"), and Barbary Coast Hotel and Casino, a Nevada general partnership (the "Barbary Coast Partnership" and, together with the Gold Coast Partnership, the "Predecessor Partnerships"), to develop and construct The Orleans and to pursue the development of additional gaming properties. Prior to the Reorganization, the Gold Coast Partnership and the Barbary Coast Partnership owned and operated the Gold Coast and the Barbary Coast, respectively, since their respective openings. The consolidation and reorganization of the Predecessor Partnerships and the other transactions described below are referred to herein as the "Reorganization."

  Effective January 1, 1996, the Predecessor Partnerships were consolidated and reorganized pursuant to an Agreement and Plan of Reorganization, as supplemented and amended, entered into among each of the Predecessor Partnerships, Gaughan-Herbst, Inc., the sole general partner of the Gold Coast Partnership, and Coast Resorts. As a result of the Reorganization, the Company owns and operates the Gold Coast and the Barbary Coast and is continuing the development and construction of The Orleans, and Coast West has become the lessee under the Coast West Lease.

  In the Reorganization, (a) the partners of the Predecessor Partnerships each transferred to Coast Resorts, by assignment or through the merger of Gaughan-Herbst, Inc., their respective partnership interests in the Predecessor Partnerships in exchange for an aggregate of 1,000,000 shares of common stock, par value $.01 per share, of Coast Resorts ("Coast Resorts Common Stock"), (b) the Company assumed, jointly and severally with Coast Resorts, all of the liabilities of the Predecessor Partnerships other than (i) the obligations under approximately $52.5 million principal amount of notes payable held by certain shareholders of Coast Resorts that were exchanged for an aggregate of 494,353 shares of Coast Resorts Common Stock, and (ii) those liabilities incident to the Coast West Lease, and (c) Coast West assumed, jointly and severally with Coast Resorts, all of the liabilities of the Predecessor Partnerships incident to the Coast West Lease.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT

  The Old Notes were sold by the Company to the Initial Purchasers on January 30, 1996, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act. The Company, the Guarantors and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company and the Guarantors agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law and Commission policy, to (i) cause to be filed with the Commission, on or prior to May 4, 1996, a registration statement under the Securities Act relating to the New Notes and the Exchange Offer, (ii) use their best efforts (a) to cause such registration statement to become effective by the Commission at the earliest possible time, but in no event later than July 18, 1996, (b) upon the effectiveness of such registration statement, to commence the Exchange Offer, and (c) to cause the Exchange Offer to remain open for a period of not less than 20 Business Days. This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER

  The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement. See "--Conditions of the Exchange Offer."

  The Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, Eligible Holders may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes (or so indicate pursuant to the procedures for book-entry transfer.).

  As of the date of this Prospectus, $175.0 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of April 30, 1996, there was one registered holder
of the Old Notes, Cede, which held the Old Notes for     of its participants.
Solely for reasons of administration (and for no other purpose), the Company
has fixed the close of business on             , 1996, as the record date (the
"Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only an Eligible Holder of the Old Notes (or such Eligible Holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining Eligible Holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no Eligible Holder is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Eligible Holders of Old Notes and for the purposes of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Eligible Holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The Expiration Date shall be              , 1996 at 5:00 p.m., New York City
time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 am., New York City time, on the next business day after the previously scheduled Expiration Date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer and (iii) if any of the conditions set forth below under "Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent. In addition, the Company may, in the exercise of its reasonable judgment, amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes.

CONDITIONS OF THE EXCHANGE OFFER

  The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue the New Notes in exchange for, any Old Notes, if any of the following events shall occur, which occurrence, in the sole judgment of the Company and regardless of the circumstances (including any action by the Company) giving rise to any such events, makes it inadvisable to proceed with the Exchange Offer:

    (i) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (a) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof or (b) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer or which, in the judgment of the Company, might result in the holders of the New Notes having obligations with respect to resales and transfers of New Notes that are greater than those described in "The Exchange Offer--Resales of the New Notes" or which would otherwise in the judgment of the Company make it inadvisable to proceed with the Exchange Offer; provided, however, that the Company will use reasonable efforts to modify or amend the Exchange Offer or to take such other reasonable steps in order to effectuate the Exchange Offer;

    (ii) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any domestic or foreign government or governmental authority, or any action shall have been taken, proposed or threatened by any domestic or foreign government or governmental authority that, in the judgment of the Company, might directly or indirectly result in any of the consequences referred to in clauses (i)(a) or (i)(b) above or which, in the judgment of the Company, might result in the holders of the New Notes having obligations with respect to resales and transfers of New Notes that are greater than those described in "Resales of the New Notes" or which would otherwise in the judgment of the Company make it inadvisable to proceed with the Exchange Offer, provided, however, that the Company will use reasonable efforts to modify or amend the Exchange Offer or to take such other reasonable steps in order to effectuate the Exchange Offer;

    (iii) there shall have occurred (a) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (b) a commencement of wars, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the event any of the foregoing exist at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (iv) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of the conditions set forth above are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders,
(ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject however, to the rights of Eligible Holders to withdraw such Old Notes as described in "--Withdrawal Rights," or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a public announcement and a prospectus supplement that will be distributed to the registered holders.

  The Company expects that the foregoing conditions will be satisfied. The foregoing conditions are for the sole benefit of the Company and may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

TERMINATION OF CERTAIN RIGHTS

  The Registration Rights Agreement provides that, subject to certain exceptions, in the event of a Registration Default (as defined below) with respect to the Exchange Offer, Holders of Notes are entitled to receive, with respect to the first 90-day period immediately following the occurrence of a Registration Default, Liquidated Damages of $0.05 per week per $1,000 principal amount of Notes held by such Holders for each week or a portion thereof that the Registration Default continues. The amount of Liquidated Damages shall increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured (up to a maximum of $0.25 per week per $1,000 principal amount of Notes). A "Registration Default" with respect to the Exchange Offer shall occur if: (i) the registration statement concerning the exchange offer (the "Registration Statement") has not been filed with the Commission on or prior to May 4, 1996; (ii) the Registration Statement is not declared effective on or prior to July 18, 1996; or (iii) the Exchange Offer is not consummated within 30 Business Days after effectiveness of the Registration Statement. Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for Holders of Transfer Restricted Securities, except in limited circumstances. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer.

ACCRUED INTEREST ON THE OLD NOTES

  The New Notes will bear interest at a rate equal to 13% per annum from and including their date of issuance. Eligible Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange, which interest accrued at the rate of 13% per annum, will cease to accrue on the day prior to the issuance of the New Notes. See "Description of New Notes-- Maturity and Interest."

PROCEDURES FOR TENDERING OLD NOTES

  The tender of an Eligible Holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Eligible Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, an Eligible Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE ELIGIBLE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE ELIGIBLE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution, or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

  If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

  Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

  By tendering, each registered holder will represent to the Company that, among other things (i) the New Notes to be acquired in connection with the Exchange Offer by the Eligible Holder and each Beneficial Owner of the Old Notes are being acquired by the Eligible Holder and each Beneficial Owner in the ordinary course of business of the Eligible Holder and each Beneficial Owner, (ii) the Eligible Holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the Eligible Holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of New Notes," (iv) that if the Eligible Holder is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer,
(v) the Eligible Holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission, and (vi) neither the Eligible Holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

  Guaranteed Delivery Procedures. Eligible Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Eligible Holder,
(ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Eligible Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Eligible Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of the tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within three (3) business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within three
(3) business days after the Expiration Date. Any Eligible Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

  Book-Entry Delivery. The Exchange Agent will establish an account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Old Notes by causing such Facility to transfer

Old Notes into the Exchange Agent's account in accordance with such Facility's procedures for such transfer. Even though delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus before the Expiration Date, or the guarantee delivery procedures set forth above must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent, and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Old Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

  In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Eligible Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

  Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Eligible Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. An questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Eligible Holder thereof without cost to such Eligible Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer--Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

  American Bank National Association is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

          By Hand, Registered or Certified Mail or Overnight Courier:

                      American Bank National Association
                             101 East Fifth Street
                           St. Paul, Minnesota 55101

                                 By Facsimile:
                                (612) 229-6415
                     Attention: Corporate Trust Department

                     Confirm by Telephone: (612) 229-2600

FEES AND EXPENSES

  All expenses incident to the Company's and the Guarantors' performance of or compliance with the Registration Rights Agreement will be borne by the Company, including, without limitation: (i) all registration and filing fees and expenses, (ii) all fees and expenses of compliance with federal securities and state securities or Blue Sky laws, (iii) all expenses of printing (including printing certificates for the New Notes and printing of Prospectuses), messenger and delivery services and telephone, (iv) fees and disbursements of counsel for the Company and the Guarantors, (v) application and filing fees in connection with listing of the Notes on a national securities exchange or automated quotation system pursuant to the requirements thereof; and (vi) fees and disbursements of independent certified public accountants of the Company and the Guarantors (including the expenses of any special audit and comfort letters required by or incident to such performance).

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. The Company has not requested or obtained an interpretive letter from the Commission staff with respect to this Exchange Offer, and the Company and the Eligible Holders are not entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any Eligible Holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such Eligible Holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co. Incorporated (available June 5,
1991) and Exxon Capital Holdings Corporation (available May 13, 1988), or interpreted in the Commission's letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

                                CAPITALIZATION

  The following table sets forth the unaudited cash and cash equivalents, short-term debt and capitalization of the Company at March 31, 1996, as adjusted to give effect to (i) the Exchange Offer (assuming 100% acceptance) and (ii) the incurrence of the Orleans Equipment Financing as though each had occurred on March 31, 1996. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                         AS OF MARCH 31, 1996
                                                         --------------------
                                                          ACTUAL  AS ADJUSTED
                                                         -------- -----------
                                                             (UNAUDITED)
                                                             (DOLLARS IN
                                                              THOUSANDS,
                                                          EXCEPT SHARE DATA)
Cash and cash equivalents (including restricted cash of
 approximately $123.5 million).......................... $141,549  $171,549 (1)
                                                         ========  ========
Short-term debt:
  Current maturities of long-term debt (2)..............      880       880
  Current portion of capital lease obligations..........      216       216
                                                         --------  --------
    Total short-term debt............................... $  1,096  $  1,096
                                                         ========  ========
Long-term debt:
  Series A First Mortgage Notes (net of original issue
   discount of $5,705)..................................  169,295       --
  Series B First Mortgage Notes (net of original issue
   discount of $5,705)..................................            169,295
  Orleans Equipment Financing...........................      --     30,000
  Other note payable, less current portion..............      255       255
  Obligations under capital leases, less current
   portion..............................................      291       291
  Subordinated notes (3)................................    1,975     1,975
                                                         --------  --------
    Total long-term debt ...............................  171,816   201,816
                                                         --------  --------
Stockholder's equity:
  Common Stock, $1.00 par value; 1,000 shares issued and
   outstanding..........................................        1         1
  Additional paid-in capital............................   95,858    95,858
  Retained earnings.....................................    1,294     1,294
                                                         --------  --------
    Total stockholder's equity..........................   97,153    97,153
                                                         --------  --------
Total capitalization.................................... $268,969  $298,969
                                                         ========  ========

- --------
(1) Such amount includes (i) restricted cash of approximately $123.5 million and (ii) $30.0 million from the Orleans Equipment Financing which is expected to be incurred in the fourth quarter of 1996 to purchase equipment for The Orleans.
(2) Approximately $750,000 of current maturities is comprised of a note payable to Exber (as defined herein), a company owned by the father of Michael J. Gaughan. See "Certain Transactions."
(3) The subordinated notes payable to certain shareholders of Coast Resorts bear interest at 7.5% per annum, are payable monthly, and have no amortization requirement prior to maturity, which is December 31, 2001.

                     SELECTED FINANCIAL AND OPERATING DATA

  The following Selected Financial and Operating Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus. The statements of income data for the four years ended December 31, 1992, 1993, 1994 and 1995 and the balance sheet data as of December 31, 1993, 1994 and 1995 are derived from the financial statements of the Company which have been audited by Coopers & Lybrand L.L.P. The statements of income data for the year ended December 31, 1991 and the balance sheet data as of December 31, 1991 and 1992 have been derived from the financial statements of the Gold Coast Partnership and the Barbary Coast Partnership which were audited by other auditors, whose reports are not presented in this Prospectus. The statements of income data for the three months ended March 31, 1995 and 1996 and the balance sheet data as of March 31, 1996 are derived from unaudited financial statements and notes thereto which, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. The results for the three months ended March 31, 1996 are not necessarily indicative of the results expected for any other interim period or for the full year.

  The selected pro forma financial data set forth below is derived from the unaudited pro forma financial statements and notes thereto included elsewhere in this Prospectus, and reflects the pro forma impact of the Reorganization, the Offering and other transactions described in footnote 8 hereafter. The pro forma balance sheet data assumes that such transactions occurred on March 31, 1996, and the pro forma statements of income data assume that such transactions occurred on January 1, 1995. The selected pro forma financial data is presented for informational purposes only and does not purport to present the results that would have been achieved had the transactions assumed therein occurred on the dates specified nor is it necessarily indicative of the results of operations that may be achieved in the future. The selected pro forma financial data is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements, together with the related notes thereto which include Unaudited Pro Forma Data, included elsewhere in this Prospectus.

                     SELECTED FINANCIAL AND OPERATING DATA

                                                                                                    PRO FORMA (8)
                                                                                                ------------------------
                                                    HISTORICAL
                          --------------------------------------------------------------------                   THREE
                                                                              THREE MONTHS                      MONTHS
                                    YEARS ENDED DECEMBER 31,                 ENDED MARCH 31,     YEAR ENDED      ENDED
                          ------------------------------------------------  ------------------  DECEMBER 31,   MARCH 31,
                            1991      1992      1993      1994      1995     1995      1996         1995         1996
                          --------  --------  --------  --------  --------  -------  ---------  ------------   ---------
                             (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENTS OF INCOME
 DATA:
Net revenues............  $163,142  $169,251  $169,573  $172,573  $174,756  $42,196  $  47,412   $ 174,756      $47,412
Departmental operating
 expenses (1)...........   100,745   105,037   108,662   115,028   114,253   28,807     27,894     114,253       27,894
General and
 administrative
 expenses...............    29,243    30,290    32,402    32,940    34,686    8,271      9,279      35,336        9,279
Guaranteed payments to
 former
 partners (2)...........     2,501     2,762     2,485     2,672       858      --         --          --           --
Depreciation and
 amortization...........     8,658     8,492     7,822     6,766     7,280    1,738      1,760       7,280        1,760
Operating income........    21,995    22,670    18,202    15,167    17,679    3,380      8,479      17,887        8,479
Interest expense, net...    (3,664)   (1,852)     (837)     (227)   (3,545)    (309)    (2,642)    (28,767)      (5,309)
Other income (expense)..      (222)      128         3        23        92       57        --           92          --
                          --------  --------  --------  --------  --------  -------  ---------   ---------      -------
Net income..............  $ 18,109  $ 20,946  $ 17,368  $ 14,963  $ 14,226  $ 3,128  $   5,837   $(10,788)      $ 3,170
                          ========  ========  ========  ========  ========  =======  =========   =========      =======
PRO FORMA INFORMATION TO
 REFLECT CHANGE IN TAX
 STATUS (3):
Provision for income
 taxes..................     6,157     7,333     6,117     5,251     4,979    1,095      4,543         --         1,110
                          --------  --------  --------  --------  --------  -------  ---------   ---------      -------
Net income..............  $ 11,952  $ 13,613  $ 11,251  $  9,712  $  9,247  $ 2,033  $   1,294   $ (10,788)     $ 2,060
                          ========  ========  ========  ========  ========  =======  =========   =========      =======
OTHER DATA:
EBITDA (4)..............  $ 30,653  $ 31,162  $ 26,024  $ 21,933  $ 24,959  $ 5,118  $  10,239   $  25,167      $10,239
Capital expenditures....  $  2,328  $  2,104  $  2,736  $  5,514  $ 32,187  $ 9,339  $  13,682   $  32,187      $13,682
Distributions to
 Partners (5)...........  $  9,000  $ 11,250  $ 11,500  $ 25,823  $ 58,660  $ 8,660  $     --    $  58,660      $   --
Ratio of earnings to
 fixed charges .........       5.3x     11.2x     17.9x     30.9x      4.4x     8.2x       2.2x        -- (6)       1.4x
CASH FLOW INFORMATION:
 Operating activities...  $ 27,408  $ 28,934  $ 28,817  $ 22,572  $ 22,841  $ 1,206  $   6,553
 Investing activities...    (2,267)   (2,324)   (2,294)   (5,509)  (31,968)  (9,252)  (137,205)
 Financing activities...   (23,476)  (26,929)  (22,887)  (14,884)    6,699      111    134,139
OPERATING DATA:
 GOLD COAST:
 Casino square footage..    70,000    70,000    70,000    70,000    70,000   70,000     70,000
 Number of slot machines
  (7)...................     2,051     2,106     2,106     2,107     2,010    2,107      2,007
 Number of table games
  (7)...................        48        48        48        48        48       48         48
 Hotel rooms (7)........       722       722       712       712       712      712        712
 Average daily room
  rate..................  $  35.74  $  35.30  $  35.67  $  36.72  $  40.73  $ 40.80  $   40.99
 Average daily occupancy
  rate..................      78.1%     87.2%     92.9%     95.7%     93.7%    91.9%      94.8%
 BARBARY COAST:
 Casino square footage..    30,000    30,000    30,000    30,000    30,000   30,000     30,000
 Number of slot machines
  (7)...................       712       716       726       566       562      562        549
 Number of table games
  (7)...................        43        43        43        43        43       43         37
 Hotel rooms (7)........       197       197       197       197       197      197        197
 Average daily room
  rate..................  $  47.66  $  46.58  $  46.67  $  46.72  $  48.56  $ 50.88  $   59.86
 Average daily occupancy
  rate..................      89.6%     92.6%     95.5%     95.4%     95.3%    95.7%      94.7%

                                      AS OF DECEMBER 31,
                         --------------------------------------------
                                          HISTORICAL                  AS OF MARCH 31, 1996
                         -------------------------------------------- --------------------
                                                                                    PRO
                           1991     1992     1993     1994     1995   HISTORICAL FORMA (8)
                         -------- -------- -------- -------- -------- ---------- ---------
                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents (including
 restricted cash of
 approximately $123.5
 million at March 31,
 1996).................. $ 11,471 $ 11,152 $ 14,788 $ 16,967 $ 14,539  $141,549  $171,549(9)
Total assets............  130,914  125,029  123,570  134,295  152,216   299,070   329,070
Total long-term debt
 (10)...................   27,739   11,783    1,464   11,776   83,357   171,816   201,816
Stockholder's equity....   83,064   92,760   98,628   87,781   42,334    97,153    97,153

- -------
See Footnotes to Selected Financial and Operating Data.

              FOOTNOTES TO SELECTED FINANCIAL AND OPERATING DATA

(1) Includes casino, food and beverage, hotel and other expenses.
(2) Prior to the Reorganization, the Predecessor Partnerships made guaranteed payments to partners pursuant to the terms of their respective partnership agreements. In connection with the Reorganization, such guaranteed payments have been eliminated and replaced with annual compensation (reflected in general and administrative expenses) to Michael J. Gaughan and certain other former partners of the Predecessor Partnerships who are executive officers of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management-- Executive Compensation" and""Notes to Financial Statements--Coast Hotels and Casinos, Inc.--Unaudited Pro Forma Data."
(3) The Gold Coast Partnership and the Barbary Coast Partnership operated as partnerships and were not subject to federal income taxes. As a result of the Reorganization, the operations of the Gold Coast and the Barbary Coast are being conducted by the Company, which has been formed as a "C Corporation" and, therefore, will be subject to federal income taxes. A pro forma provision for federal income taxes has been made, and pro forma net income has been calculated, for the historical financial statements for all periods presented as if the Gold Coast Partnership and the Barbary Coast Partnership had been treated as a C corporation during those periods.
(4) EBITDA consists of operating income plus depreciation and amortization. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flows or a measure of liquidity. EBITDA is presented solely as supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry.
(5) Because the Gold Coast Partnership and the Barbary Coast Partnership were partnerships during these periods, a substantial portion of their net income was distributed to the partners. In 1994, the Barbary Coast Partnership distributed $11.0 million of partners' capital in the form of notes payable and, in 1995, the Gold Coast Partnership distributed $50.0 million of partners' capital in the form of notes payable. Such distributions represented previously taxed but undistributed earnings of the Predecessor Partnerships. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(6) The pro forma ratio of earnings to fixed charges for the year ended December 31, 1995 has not been computed since earnings were not sufficient to cover fixed charges. The coverage deficiency for such year was approximately $11.0 million.
(7) At end of period.
(8) The pro forma financial columns give effect to (i) the change in income tax status from resulting the Reorganization, (ii) the issuance of the First Mortgage Notes and Subsequent Exchange Offer and (iii) the Orleans Equipment Financing. The pro forma balance sheet data assumes that such transactions occurred on March 31, 1996, and the pro forma statements of income data assumes that such transactions occurred on January 1, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Financial Statements--Coast Hotels and Casinos, Inc.--Unaudited Pro Forma Data."
(9) Pro forma cash and cash equivalents include (i) restricted cash of approximately $123.5 million and (ii) $30.0 million from the Orleans Equipment Financing which is expected to be incurred in the fourth quarter of 1996 to purchase equipment for The Orleans. See "Notes to Financial Statements--Coast Hotels and Casinos, Inc.--Unaudited Pro Forma Data."
(10) Excludes current maturities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with, and is qualified in its entirety by, the Company's financial statements, including the notes thereto, and the other financial information appearing elsewhere in this Prospectus, as well as the discussion under "Risk Factors." The discussion herein reflects the historical operations of the Gold Coast and the Barbary Coast which, prior to the consummation of the Reorganization on January 1, 1996, had been operated separately by the Predecessor Partnerships. See "The Reorganization."

OVERVIEW

  The Company was recently formed as a wholly owned subsidiary of Coast Resorts to own and operate the Gold Coast and the Barbary Coast and to develop and construct The Orleans, a new gaming property to be located in Las Vegas. The Company's net revenues and net income are derived primarily from gaming activities at the Gold Coast and the Barbary Coast. The Company utilizes food and beverage, hotel operations and various entertainment amenities to maximize customer visitation to its casinos, thereby enhancing casino revenues. The Company expects to maintain a pricing structure for non-gaming amenities at the Gold Coast and the Barbary Coast that is competitive with comparable casinos in their respective markets. For the three months ended March 31, 1996, casino revenues for the Gold Coast and the Barbary Coast accounted for approximately 74.6% and 79.2%, respectively, of total net revenues.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain financial information regarding the historical results of operations of the Company.

                           YEARS ENDED DECEMBER 31,          THREE MONTHS ENDED
                          ----------------------------  -----------------------------
                            1993      1994      1995    MARCH 31, 1995 MARCH 31, 1996
                          --------  --------  --------  -------------- --------------
                                           (DOLLARS IN THOUSANDS)
NET REVENUES:
  Gold Coast............  $124,273  $128,494  $130,695     $31,900        $35,714
  Barbary Coast.........    45,300    44,079    44,061      10,296         11,698
                          --------  --------  --------     -------        -------
                          $169,573  $172,573  $174,756     $42,196        $47,412
                          ========  ========  ========     =======        =======
OPERATING INCOME (LOSS):
  Gold Coast............  $ 18,331  $ 16,412  $ 17,933     $ 3,661        $ 8,594
  Barbary Coast.........      (129)   (1,245)      246        (281)           962
  Corporate Expenses
   (1)..................       --        --       (500)        --          (1,077)
                          --------  --------  --------     -------        -------
                          $ 18,202  $ 15,167  $ 17,679     $ 3,380        $ 8,479
                          ========  ========  ========     =======        =======

- --------
  (1) Corporate expenses for the year ended December 31, 1995 includes an allowance for doubtful accounts on advances to Coast West of $500,000. Corporate expenses for the three months ended March 31, 1996 includes an allowance for doubtful accounts on advances to Coast West of $515,000 and other expenses of $562,000 relating primarily to executive salaries and costs related to the maintenance and operation of the Company's airplanes.

 Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995

  Net revenues for the Company were $47.4 million in the quarter ended March 31, 1996 compared to $42.2 million in the first quarter of 1995, an increase of $5.2 million (12.4%). (Percentages are actual and are not adjusted for rounding.) The increased revenues were primarily due to stronger gaming revenues at the Gold Coast and the Barbary Coast, as well as to increased hotel revenues. Operating income was $8.5 million for the quarter ended March 31, 1996, compared to $3.4 million in 1995, an increase of 150.1% due to the increased revenues discussed above, partially offset by a 1.4% increase in operating expenses to $38.9 million for the first quarter of 1996. Food and beverage expenses decreased by $1.1 million (13.1%) primarily due to a decrease in cost of sales in the restaurants as a result of lower wholesale food prices and fewer meals served. General and administrative expenses increased $1.0 million (12.2%) primarily due to an increase in corporate expenses, the addition of an incentive bonus program and an allowance for doubtful accounts on advances to Coast West.

  Net income for the Company was $1.3 million for the three months ended March 31, 1996, compared to $3.1 million for the same period in 1995. The decrease was primarily due to the provision for income tax, including the $2.5 million one-time charge for temporary differences as a result of a change in tax status from partnerships to a corporation on January 1, 1996, and $2.6 million in net interest attributable to the First Mortgage Notes.

 Gold Coast

  Net Revenues. Net revenues were $35.7 million for the first quarter of 1996, an increase of $3.8 million (12.0%) over 1995 first quarter net revenues of $31.9 million. Casino revenues were $26.7 million for the 1996 first quarter, an increase of $4.0 million (17.6%) compared to $22.7 million in the same period in 1995. The increase was primarily due to the positive effects of an upgrade of slot equipment completed in December 1995. Hotel revenues were $2.5 million, an increase of 5.9% over 1995 hotel revenues of $2.4 million due to higher occupancy rates.

  Operating Income. Operating income was $8.6 million for the first quarter of 1996 compared to $3.7 million in 1995, an increase of $4.9 million (134.7%). In addition to the increased net revenues discussed above, total operating expenses decreased $1.1 million (4.0%) to $27.1 million in the first quarter of 1996, compared to $28.2 million for the same period in 1995. Food and beverage expenses accounted for most of the reduction, decreasing $1.1 million (15.2%) to $6.0 million due to lower cost of sales in the restaurants as a result of lower wholesale food prices and fewer meals served.

  Net Income. Net income (before corporate expenses) for the first quarter of 1996 was $4.3 million, an increase of $555,000 (114.9%) over 1995 first quarter net income of $3.7 million. The increase in operating income discussed above was partially offset by a provision for income tax of $4.2 million in 1996, including a one-time charge of $1.2 million for temporary differences as a result of a change in tax status on January 1, 1996 from a partnership to a corporation. Due to the partnership status of the Gold Coast in 1995, no income tax is reflected in net income for that period.

 Barbary Coast

  Net Revenues. Net revenues were $11.7 million for the first quarter of 1996, an increase of $1.4 million (13.6%) over 1995 first quarter net revenues of $10.3 million. Casino revenues increased 12.1% to $9.3 million in the first quarter of 1996, compared to $8.3 million in the same period in 1995, primarily due to increases in the sports book, as a result of a higher sports book win percentage (i.e., sports book revenues (win) as a percentage of sports book wagering volume), and in the race book, as a result of a higher race book wagering volume. Additionally, food and beverage revenues increased 9.0% to $2.6 million in the first quarter of 1996 compared to $2.4 million in 1995 as a result of higher menu prices. Hotel revenues increased to $1.0 million in 1996 compared to $855,000 in the first quarter of 1995, a 17.8% increase due to higher room rates.

  Operating Income. Operating income was $962,000 for the first quarter of 1996, compared to a loss of $281,000 for the same period in 1995, primarily due to the increased net revenues discussed above. Operating expenses remained essentially unchanged in the first quarter of 1996 compared to the same period in 1995. Decreases in other expenses and depreciation and amortization expenses were offset by an increase of 4.5% in casino expenses from $5.6 million in the first quarter of 1995 to $5.9 million for the same period in 1996.

  Net Loss. Net loss (before corporate expenses) increased $99,000 (16.5%) to $701,000 for the first quarter of 1996 compared to a net loss of $602,000 in 1995. The increase in operating income discussed above was offset by a provision for income tax of $1.6 million in 1996, including a one-time charge of $1.3 million for temporary differences as a result of a change in tax status on January 1, 1996 from a partnership to a corporation. Due to the partnership status of the Barbary Coast in 1995, no income tax is reflected in net income for that period.

 Fiscal 1995 Compared to 1994

  Net revenues for the Company were $174.8 million in 1995 compared to $172.6 million in 1994, an increase of $2.2 million (1.3%). Food and beverage revenues at the Gold Coast accounted for most of the increase, while casino, hotel and other revenues at the Gold Coast also increased. Barbary Coast net revenues were relatively unchanged. Operating income for the Company was $17.7 million in 1995 compared to $15.2 million in 1994, an increase of $2.5 million (16.6%) primarily due to the increased net revenues.

  Net income was $14.2 million in 1995 compared to $15.0 million in 1994, a decrease of $737,000 (4.9%). The increased revenues discussed above were offset by interest expense of $3.5 million in 1995 compared to $227,000 in 1994 primarily due to the issuance of $50.0 million principal amount of subordinated notes to the former partners of the Gold Coast in June 1995 and $11.0 million principal amount of subordinated notes to the former partners of the Barbary Coast in December 1994.

 Gold Coast

  Net Revenues. Net revenues for 1995 were $130.7 million compared to $128.5 million in 1994, an increase of $2.2 million (1.7%). Food and beverage revenues accounted for most of the increase, while casino, hotel and other revenues also increased.

  Casino revenues were $94.4 million in 1995 compared to $93.5 million in 1994, an increase of 0.9%. Table game revenues increased $1.1 million (6.3%) in 1995 to $19.4 million compared to $18.3 million in 1994. Table game drop (i.e., the total amount of cash and credit wagered at table games) increased only slightly (1.5%), but a higher table game hold percentage (i.e., table game revenues (win) as a percentage of table game drop) accounted for the increased revenues. Slot revenues were $64.4 million in 1995 compared to $63.3 million in 1994, an increase of $1.1 million (1.8%) as the Gold Coast began to realize the effect of upgrading most of its slot machines during the year. Sports book wagering volume (i.e., the total amount of cash wagered on sporting events) increased $4.6 million (13.9%) in 1995, but a lower sports book win percentage resulted in a 24.5% decrease in revenues to $2.5 million compared to $3.3 million in 1994. The race book, poker room and keno lounge all experienced lower wagering volume, resulting in lower revenues in those departments. Race book revenues declined $320,000 (9.6%) from $3.3 million in 1994 to $3.0 million in 1995, poker room revenues declined $312,000 (12.5%) from $2.5 million in 1994 to $2.2 million in 1995 and keno revenues declined $190,000 (8.1%) from $2.4 million in 1994 to $2.2 million in 1995. Bingo drop (i.e., the amount of cash wagered at bingo) increased 12.8% and bingo revenue increased by $183,000 (37.9%) as a result of modifications to the bingo games offered.

  Higher food and beverage prices and hotel room rates resulted in increased revenues in those areas. Food and beverage revenues were $28.8 million in 1995 compared to $27.4 million in 1994, an increase of $1.4 million (4.9%). Hotel revenues increased $648,000 (7.2%) to $9.7 million in 1995 compared to $9.1 million in 1994. Increased sales in the liquor store and bowling pro shop contributed to a 5.8% increase in other revenues, which were $8.4 million in 1995 compared to $7.9 million in 1994.

  In determining net revenues, the retail value of hotel accommodations and food and beverage items provided to customers without charge is included in gross income and then deducted as a promotional allowance. Promotional allowances as a percent of casino revenue increased to 11.2% in 1995 compared to 10.1% in 1994, primarily due to increased food and beverage prices and hotel room rates.

  Operating Income. Operating income for 1995 was $17.9 million compared to $16.4 million in 1994, an increase of 9.3%, primarily due to the 1.7% increase in net revenues described above and an increase in operating expenses of only 0.6%.

  Casino operating expenses were $44.0 million in 1995 compared to $43.2 million in 1994, an increase of approximately $800,000 (1.9%) due primarily to increased payroll costs as a result of annual employee raises.

Total casino wages and benefits were $19.8 million in 1995 compared to $19.3 million in 1994, an increase of $469,000 (2.4%). In addition, casino bad debt expense increased by $226,000 in 1995.

  Food and beverage expenses were $25.6 million in 1995, a decrease of $2.6 million (9.2%) compared to 1994 food and beverage expenses of $28.2 million. The decrease was largely attributable to an increased focus on purchasing efficiencies.

  Hotel expenses declined $111,000 (2.0%) in 1995 due to a major linen purchase that was charged to expense in 1994.

  Other expenses were $6.9 million in 1995 compared to $6.5 million in 1994. The 7.2% increase was largely attributable to higher cost of sales as a result of increased sales in the liquor store and bowling pro shop.

  General and administrative expenses were $25.4 million in 1995 compared to $24.1 million in 1994, an increase of $1.3 million (5.6%). The increase is primarily attributable to higher payroll costs of $13.3 million in 1995 compared to $12.5 million in 1994, an increase of approximately $850,000 (6.8%) due to additional staffing in the general and administrative departments.

  Depreciation expense increased $754,000 (16.1%) to $5.4 million in 1995 compared to $4.7 million in 1994. The increase was primarily due to the replacement of most of the Gold Coast slot machines during the year.

  Net Income. Net income was $15.9 million in 1995 compared to $16.5 million in 1994. The decrease of $656,000 (4.0%) was primarily due to increased interest expense as a result of the issuance of $50.0 million principal amount of subordinated notes payable to the former partners of the Gold Coast in June 1995. In December 1995 $8.0 million principal amount was paid down on the subordinated notes and, in January 1996, $40.7 million principal amount was exchanged by the noteholders for common stock of Coast Resorts.

 Barbary Coast

  Net Revenues. Net revenues for 1995 were unchanged from 1994 revenues of $44.1 million. Casino revenues decreased slightly while food and beverage, hotel and other operating revenues increased.

  Casino revenues were $35.3 million in 1995 compared to $35.6 million in 1994. Race book wagering increased 57.3% in 1995 resulting in revenues of $5.4 million compared to $3.2 million in 1994, an increase of $2.2 million (69.6%). Despite the favorable results in the race book, decreases in table games, slot, sports book and keno revenues resulted in the decrease in gaming revenues. Table game revenues were $16.7 million in 1995 compared to $17.5 million in 1994. The decrease of $766,000 is attributable to a 2.8% decrease in table game drop and a slightly lower table game hold percentage. A lower slot machine hold percentage caused slot revenues to decline $319,000 (2.65%) to $11.7 million in 1995 compared to $12.0 million in 1994. Sports book revenues were $1.3 million in 1995 compared to $2.3 million in 1994, a decrease of $1.0 million (45.7%) attributable to a 23.1% decrease in sports book wagering and a lower sports book win percentage.

  Food and beverage revenues increased 3.1% to $9.7 million in 1995 compared to $9.4 million in 1994 due to higher food and beverage prices. Higher hotel room rates contributed to hotel revenues of $3.5 million in 1995, an 11.1% increase over 1994 revenues of $3.2 million. Other revenues were $1.6 million in 1995, increasing 8.5% over 1994 revenues of $1.5 million.

  Promotional allowances as a percentage of casino revenues were 17.1% in 1995 compared to 15.5% in 1994. The increase was primarily due to increases in food and beverage prices and hotel room rates during the period.

  Operating Income. Operating income for 1995 was $246,000 compared to a loss of $1.2 million in 1994. An increase in casino expenses was offset by decreases in food and beverage expenses and general and administrative expenses.

  Casino expenses were $23.8 million in 1995 compared to $22.2 million in 1994, an increase of approximately $1.6 million (7.4%). Race book promotions expense and parimutuel track fees increased by a combined $1.3 million (147.7%) compared to 1994 as a result of the increase in parimutuel revenues. An additional $361,000 was charged to casino expenses in the third quarter of 1995 for a special table games promotion.

  Food and beverage expenses were $5.7 million in 1995 compared to $6.3 million in 1994, a 10% decrease attributable to lower wholesale food costs as a result of increased efficiencies in purchasing. Hotel expenses were down 9.1% and other expenses decreased 10.2% as a result of management's focus on staffing and other expense reductions in the operating departments.

  General and administrative expenses were $9.6 million in 1995 compared to $11.5 million in 1994, a decrease of $1.9 million (16.7%). The decrease is due primarily to a reduction of the guaranteed payments to former Barbary Coast partners. Those payments were $398,000 in 1995 compared to $2.2 million in 1994.

  Depreciation and amortization expense decreased 11.6% to $1.8 million in 1995 compared to $2.1 million in 1994 as a result of certain assets becoming fully depreciated.

  Net Loss. Net loss was $1.1 million in 1995 compared to a net loss of $1.6 million in 1994. The increase in operating income was partially offset by increased interest expense of $1.4 million in 1995 compared to $319,000 in 1994, due primarily to $11 million in subordinated notes issued to the former partners of the Barbary Coast in December 1994. As of January 16, 1996, all but $715,000 of outstanding principal amount of the subordinated notes was exchanged for common stock of Coast Resorts.

 Fiscal 1994 Compared to Fiscal 1993

  Net revenues for the Company were $172.6 million in 1994 compared to $169.6 million in 1993, an increase of $3.0 million (1.8%). The increase was primarily due to higher Gold Coast revenues, which increased by $4.2 million (see Gold Coast below), as Barbary Coast revenues decreased by $1.2 million for the period (see Barbary Coast below). Operating income was $15.2 million in 1994 compared to $18.2 million in 1993, a decrease of $3.0 million (16.7%). The higher net revenues discussed above were offset by an increase in departmental operating expenses, primarily at the Gold Coast (see Gold Coast-- Operating Income below). Net income was $15.0 million in 1994 compared to $17.4 million in 1993, a decrease of $2.4 million (13.9%).

 Gold Coast

  Net Revenues. Net revenues for 1994 were $128.5 million compared to $124.3 million in 1993, an increase of $4.2 million (3.4%). The increase was largely due to a 2.8% increase in casino revenues to $93.5 million in 1994 from $90.9 million in 1993. The Gold Coast continued to experience higher levels of table game drop, which increased approximately 4.5% in 1994 compared to 1993. This increase in table game drop, coupled with a slight decrease in table game hold percentage, resulted in a modest increase in table game revenues in 1994 of $233,000, to $18.3 million compared to $18.0 million in 1993. Slot revenues improved slightly to $63.3 million in 1994 compared to $62.8 million in 1993 (an increase of $493,000, or 0.8%), despite a 5.4% increase in slot gross wagering due to a lower overall slot win percentage in 1994.

  Sports book wagering volume in 1994 was relatively unchanged from 1993. However, the sports book win percentage in 1994 was higher, resulting in an $845,000 (34.4%) increase in revenues, to $3.3 million from $2.5 million in 1993. Sports book win percentage can fluctuate significantly between periods based on the outcome of certain sporting events.

  Other casino revenues increased approximately $1.0 million (12.8%), to $8.6 million in 1994 compared to $7.6 million in 1993, resulting principally from a $437,000 increase in poker revenues and a $279,000 increase in race book revenues. Management believes that the increase in poker revenues (21.2%, to $2.5 million in 1994) was due to the addition of a second major poker tournament in October 1994 and to some relatively high progressive jackpots which increased the amount of play. Higher race book revenues were the result of continued growth in race book gross wagering.

  Food and beverage revenues increased 4.6% in 1994 to $27.4 million compared to $26.2 million in 1993. An increase of approximately 95,000 customers served in the Monterey Room restaurant, made possible by a 100-seat expansion of that restaurant in August 1994, was the primary reason for the higher revenues.

  Hotel revenues were $9.1 million in 1994, reflecting an increase of 5.0% over the previous year's revenue of $8.6 million. The increase was generated by a small increase in room rates, which increased the average daily rate to $36.72 from $35.67, and by an increased occupancy rate to 95.7% in 1994 versus 92.9% in 1993. The increased occupancy rate resulted from more aggressive marketing, including an increased presence at travel shows and industry trade shows.

  Other revenues increased approximately $576,000 in 1994 primarily due to higher volume at the bowling center. Promotional allowances as a percentage of casino revenues remained substantially unchanged at 10.1% in 1994 compared to 9.8% in 1993, primarily due to constant food and beverage retail prices.

  Operating Income. Operating income for 1994 was $16.4 million compared to $18.3 million in 1993. The decrease was due primarily to increased departmental operating expenses. Casino expenses increased $2.2 million (5.4%) to $43.2 million in 1994 compared to $41.0 million in 1993, primarily as a result of annual employee raises and increased complimentary expenses.

  Food and beverage expenses were $28.2 million in 1994 compared to $25.6 million in 1993, an increase of $2.5 million (9.9%), principally due to higher wholesale food prices. Hotel expenses increased $617,000 (12.7%) to $5.5 million in 1994 from $4.9 million in 1993 due primarily to an increase in payroll of $254,000 resulting from annual wage increases. Linen expenses increased $304,000 as a result of a major purchase in 1994. Other operating expenses increased $320,000 (5.2%) due to an increase in liquor store wholesale costs and the opening of the retail pro shop in the bowling center during 1994.

  General and administrative expenses were $23.6 million in 1994, an increase of $1.4 million (6.2%) over 1993 expenses of $22.2 million. The increase was due to increased payroll costs attributable to annual wage increases. Additionally, advertising expenses were higher as a result of increased use of billboards and television and increased participation in trade shows. Utilities expense increased $191,000 (7.3%) to $2.8 million from $2.6 million due to higher power costs.

  Net Income. Net income was $16.5 million in 1994 compared to $17.9 million in 1993. The decrease of $1.4 million (7.5%) was due primarily to the increase in the operating expenses discussed above and a $493,000 decrease in interest expense due to the repayment of debt in 1993.

 Barbary Coast

  Net Revenues. Net revenues for 1994 were $44.1 million compared to $45.3 million in 1993, a decrease of $1.2 million (2.7%). This decrease is primarily the result of decreased casino revenues caused by increased competition principally at the south end of the Strip and a decline in walk-in traffic in the casino. During the period, casino revenues decreased 2.5%, declining to $35.6 million in 1994 from $36.5 million in 1993. Table game revenues were $17.5 million in 1994 compared to $18.4 million in 1993, a decrease of 5.3% due to a 9.6% decrease in table game drop. Slot gross wagering was down 7.6%, resulting in a decrease in slot revenues of $1.0 million (7.7%) to $12.0 million in 1994 compared to $13.0 million in 1993. Sports book revenues were $2.3 million in 1994 compared to $1.6 million in 1993, an increase of $704,000 (43.2%), which was due primarily to an increase in the sports book win percentage. Race book revenues were $3.2 million in 1994, up $386,000 (13.9%) from 1993 revenues of $2.8 million. Promotional allowances as a percentage of casino revenues were 15.5% in 1994 compared to 14.7% in 1993, an increase of 5.4% primarily due to increases in food prices.

  Operating Loss and Net Loss. Operating loss was $1.2 million in 1994 compared to a loss of $129,000 in 1993. The increased loss primarily was due to the lower casino revenues discussed above. Total operating expenses were relatively unchanged as an increase in casino expenses was offset by a decrease in general and administrative expenses.

  Casino expenses increased $866,000 (4.1%) primarily due to an increase in marketing expense of $269,000 related to the race book and to higher complimentary expenses. Complimentary expense increased $377,000 due to higher complimentary volume and increased costs of food and beverage. Bad debt expense increased $210,000 due to the write-off related to a single casino customer.

  Food and beverage, hotel and other expenses were relatively unchanged during 1994. General and administrative expenses decreased $840,000 (8.3%) in 1994 due to higher 1993 expenses relating to certain unusual nonrecurring expenses, including a $650,000 payment in connection with the Barbary Coast's settlement with a union and a write-off of $309,000 for expenses incurred in an abandoned pursuit of a riverboat development in Louisiana.

  Net loss for 1994 was $1.6 million compared to a loss of $487,000 in 1993. The loss increased $1.1 million primarily due to the decrease in net revenues discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of liquidity have consisted of cash provided by operating activities and, until termination of a bank credit facility in January 1996, bank financing. On January 30, 1996, the Company issued $175.0 million principal amount of Old Notes. The net proceeds from the issuance, after deducting discounts and commissions, were approximately $164.1 million. Of that amount, (i) approximately $114.8 million was deposited in a construction disbursement account for use by the Company to finance in part the cost of developing, constructing, equipping and opening The Orleans, (ii) approximately $19.3 million was used by the Company to purchase the Pledged Securities which were deposited into the Interest Escrow Account to fund the interest payable on the Notes through December 15, 1996 and (iii) approximately $29.2 million was used by the Company to repay all outstanding indebtedness under the Company's revolving credit facility, which was terminated upon repayment. The balance of approximately $800,000 was used to pay, in part, the estimated offering expenses of $2.4 million. At March 31, 1996, the Company had approximately $18.0 million in cash and cash equivalents, approximately $19.3 million in cash equivalents restricted for interest payments on the Old and New Notes, and approximately $104.2 million in cash equivalents restricted for use in connection with The Orleans project.

  The Company's consolidated cash requirements include principally the costs related to the development, construction, equipping and opening of The Orleans, debt service on the Notes subsequent to December 15, 1996 of approximately $22.8 million annually, ongoing capital expenditures at the Gold Coast and the Barbary Coast estimated to be approximately $4.0 million in the aggregate in 1996, advances to Coast West estimated to be at least approximately $2.1 million annually (up to a maximum of $8.0 million in the aggregate), and debt service unrelated to the Notes estimated to be approximately $500,000 in 1996. Prior to the Reorganization, a primary use of cash also included distributions to the partners of the Gold Coast Partnership and the Barbary Coast Partnership, which were separate partnerships that did not pay income taxes. The Company does not expect to make regular cash dividends to its shareholders in the future, and instead intends to retain future earnings for reinvestment in the Company's business.

  The Company expects to satisfy The Orleans development and construction costs with the funds deposited in the Construction Disbursement Account, approximately $30.0 million of anticipated equipment financing and an anticipated $8.5 million of internally generated cash from operations at the Gold Coast and the Barbary Coast. Taking into account the anticipated use of cash from operations for the construction of The Orleans, the Company expects that the remaining cash generated from operations at the Gold Coast and the Barbary Coast will be sufficient to satisfy the Company's consolidated cash requirements other than costs related to the development, construction, equipping and opening of The Orleans. Subsequent to the commencement of operations of The Orleans, the Company expects that cash generated from operations will be sufficient to satisfy the Company's consolidated cash requirements, including debt service on the Notes subsequent to December 15, 1996, although no assurance can be given to that effect.

  Net cash provided by operating activities at the Gold Coast and the Barbary Coast was approximately $22.5 million for 1995, compared to approximately $22.6 million for 1994. Capital expenditures for 1995 (exclusive of those associated with the development and construction of The Orleans) were approximately $16.8 million, of which approximately $2.7 million related to normal maintenance capital expenditures, approximately $7.7 million related to the purchase of gaming equipment and approximately $6.4 million related to the purchase of real property for future development. Management anticipates that capital expenditures in 1996 (exclusive of those associated with the development and construction of The Orleans) will be approximately $4.0 million. In March 1995 the Company made a cash distribution in the aggregate amount of $8.7 million to the former partners of Gold Coast Partnership. As stated above, the Company does not expect to make regular cash dividends in the future, and the Indenture restricts the ability of the Company to pay dividends or make distributions to the Coast Resorts.

IMPACT OF INFLATION

  Absent changes in competitive and economic conditions or in specific prices affecting the industry, the Company does not expect that inflation will have a significant impact on the Company's operations. Change in specific prices, such as fuel and transportation prices, relative to the general rate of inflation may have a material adverse effect on the hotel and casino industry.

                                   BUSINESS

GENERAL

  The Company owns and operates two established Las Vegas hotel-casinos, the Gold Coast and the Barbary Coast, and is currently developing and constructing a third hotel-casino in Las Vegas, The Orleans. See "The Reorganization." The Company's objective is to utilize its development and operating experience to develop, own and operate hotel-casinos in strategic locations with strong surrounding demographics with a principal focus in Las Vegas. Management's strategy is to attract gaming customers to its hotel-casinos by offering a consistently high quality gaming, dining and entertainment experience at affordable prices, with a particular emphasis on attracting and retaining repeat customers, both local residents and visitors.

  The Gold Coast is an established hotel-casino in Las Vegas that primarily targets local Las Vegas residents as well as repeat visitors to Las Vegas. The Gold Coast is located on West Flamingo Road approximately one mile west of the Strip in close proximity to a major exit from Interstate 15, the major highway linking Las Vegas with Southern California. The Gold Coast's location offers easy automotive access from all four directions in the Las Vegas valley and, according to the Nevada Department of Transportation, an average of approximately 64,000 vehicles travel by the Gold Coast daily. The Gold Coast provides its customers with a value-oriented experience by offering quality food at competitive prices, clean, comfortable and inexpensive hotel rooms and a wide array of entertainment alternatives. Management believes this approach, combined with the Gold Coast's easily accessible location, has resulted in the Gold Coast consistently attracting among the highest overall number of casino customers of locals-oriented casinos in Las Vegas.

  The Barbary Coast is strategically located at the Flamingo Four Corners, adjacent to the Flamingo Hotel and Casino. The Barbary Coast, together with Caesars Palace, Bally's Grand and the Bellagio hotel-casino currently under construction, anchors the Flamingo Four Corners. The Barbary Coast primarily derives its customer base from the large volume of pedestrian traffic on the Strip, as well as from overnight visitors to Las Vegas who desire a more personal and intimate gaming environment than that offered by larger Strip hotel-casinos.

  The Orleans is designed as an upscale hotel-casino targeted to the middle to upper-middle income segment of the Las Vegas visitor and local resident markets. The Orleans will offer its customers a complete gaming, dining and entertainment experience in a unique New Orleans French Quarter-themed atmosphere. Management believes The Orleans will successfully cater to the demands of those visitors and local residents who desire an exciting full-service hotel-casino without the crowds and congestion on the Strip. The Orleans site is located on Tropicana Avenue, approximately one and one-half miles west of the Strip, and according to the Nevada Department of Transportation, an average of approximately 54,000 vehicles travel by The Orleans site daily. The Orleans will feature multiple access points on the streets surrounding the property to permit convenient access, including three separate entrances on Tropicana Avenue. Construction commenced in July 1995 and The Orleans is expected to open by December 1996.

  Michael J. Gaughan, the Chairman of the Board and Chief Executive Officer of the Company, has over 35 years of experience in the gaming industry with particular expertise in the Las Vegas gaming market. Mr. Gaughan founded the Predecessor Partnerships and has managed the Gold Coast and the Barbary Coast since their respective openings. In addition, Mr. Gaughan was instrumental in the development and operation of the East St. Louis Casino Queen, a successful riverboat casino located in Illinois that opened in June 1993. Harlan D. Braaten, the President and Chief Operating Officer of the Company, has approximately 18 years of experience in the Nevada gaming market. Prior to joining the Company, Mr. Braaten was the General Manager and, most recently, Senior Vice President, Treasurer and Chief Financial Officer of Rio Hotel & Casino, Inc.

BUSINESS AND MARKETING STRATEGY

  The Gold Coast primarily targets middle-market gaming customers, catering to local residents as well as repeat visitors to Las Vegas who desire an alternative to the hotel-casino properties located on the Strip.

Management's operating strategy is to maximize customer visitation and thereby increase casino revenues at the Gold Coast by offering value-conscious customers a combination of friendly service, generous portions of quality food at competitive prices and clean, comfortable and inexpensive hotel rooms. Management believes this value-oriented approach has generated a high level of customer satisfaction, fostering customer loyalty and repeat business.

  The Company has developed a number of innovative marketing programs designed to complement the non-gaming amenities at the Gold Coast and increase the level of gaming activity. Historically, the Gold Coast has in particular targeted local resident slot players through its slot club. As a result, slot win has generally accounted for approximately two-thirds of the Gold Coast's casino revenues. The Gold Coast's slot club (the "Club") has approximately 165,000 active members and, since 1991, has been voted the "Best of Las Vegas" slot club by readers in an annual survey published by Nevada's largest daily newspaper. The Club was established in 1987 to encourage repeat business from slot machine players at the Gold Coast. Each time members win at a Gold Coast slot machine, points are awarded to their accounts. Upon accumulating sufficient points, members can redeem the points for awards, including appliances, vacations and other items. Other Gold Coast marketing programs include the original "Pick the Pros" football contest which attracts approximately 15,000 entries each year, a $250,000 paycheck cashing contest, country music concerts in the dance hall, Superbowl parties and the annual "Gold Coast Open," a 10-day poker tournament. In addition, the Company is a sponsor of the annual National Finals Rodeo, which attracts thousands of visitors to Las Vegas each December. The awards ceremonies for the Rodeo are held nightly at the Gold Coast during the 10-day event. Management believes that the success of the Gold Coast's value-oriented approach and innovative marketing programs, combined with its strategic location, is evidenced by the fact that the Gold Coast has consistently attracted among the highest overall number of casino customers of locals-oriented casinos in Las Vegas.

  The Barbary Coast is designed to provide a more personal and intimate casino environment than the larger casinos that surround it on the Strip. Management believes the Barbary Coast's strategic location, adjacent to the Flamingo Hotel and Casino and across from Caesars Palace and Bally's Grand, has historically resulted in a large volume of pedestrian traffic from the Strip, which has provided a significant part of the Barbary Coast's gaming revenues. This important walk-in traffic has fluctuated since the opening of the Mirage mega-resort in 1989 altered foot traffic patterns on the Strip. Since then, other factors such as the closing of the former Dunes Hotel and Casino in January 1993, the addition of new casinos at the south end of the Strip, including the Excalibur in June 1990 and the Luxor and MGM Grand in 1993, and sidewalk and road construction around the Barbary Coast during the first six months of 1995, have all contributed to a substantial decrease in walk-in traffic at the Barbary Coast. Management expects that pedestrian traffic at the Flamingo Four Corners and the Barbary Coast will increase as a result of the expected openings during 1998 of Bellagio, currently under construction at the site of the former Dunes Hotel and Casino, and another announced new mega-resort, Paris, to be located adjacent to Bally's Grand. Caesars Palace has also recently announced the Caesars Expansion. Caesars Palace, Bally's Grand and the Flamingo Hotel and Casino currently have an aggregate of 8,400 hotel rooms, and Bellagio, Paris and the Caesars Expansion are expected to add 3,000, 2,500 and approximately 2,000 hotel rooms, respectively. Including the planned hotel rooms of Bellagio, Paris and the Caesars Expansion, the Flamingo Four Corners will feature an aggregate of approximately 16,000 hotel rooms. No assurance can be given, however, that either of these new gaming properties will open or, if opened, will increase the volume of walk-in customers to the Barbary Coast.

  Management believes that The Orleans will differentiate itself in the Las Vegas market by combining an upscale, off-Strip experience in an exciting New Orleans French Quarter-themed environment with a wide variety of non-gaming amenities. The Orleans will primarily target middle to upper-middle income gaming customers, both visitors to Las Vegas and local residents. Management believes The Orleans will be an attractive alternative for Las Vegas visitors and local residents by offering a full-service hotel-casino and entertainment experience complemented with a value-oriented pricing strategy. The Orleans has been designed as an upscale hotel-casino that will provide quality food and spacious, well-appointed hotel rooms that management believes will be larger and priced lower than the Strip average. In addition, The Orleans will employ marketing programs similar to those which make the Gold Coast a success, including a slot club and football contests, and will tailor its marketing programs to promote The Orleans as a multi-faceted entertainment complex.

THE GOLD COAST

  The Gold Coast, which opened in 1986, is located on West Flamingo Road approximately one mile west of the Strip and offers easy automotive access from all four directions in the Las Vegas valley. In addition, the Gold Coast is located in close proximity to a major exit from Interstate 15, the major highway linking Las Vegas with Southern California.

  The Gold Coast features an approximately 70,000 square foot casino, including approximately 2,010 slot machines, 48 table games, a keno lounge, a 700-seat bingo parlor, an 11-table poker room and a 160-seat race and sports book. The Gold Coast offers its customers a wide variety of slot and video poker machines. Beginning in 1995, management began upgrading its slot equipment, purchasing new video-poker machines that are popular with local residents and machines with bill acceptors. Revenues from slot and video poker machines, which represent a growing percentage of casino revenues throughout the industry, account for approximately two-thirds of the Gold Coast's gaming revenues.

  The Gold Coast features an 11-story tower with 712 hotel rooms and a swimming pool with a covered bar and Jacuzzi. The Gold Coast offers clean, quality hotel rooms at rates which, management believes, appeal to the value-conscious traveler. From January 1, 1993 through December 31, 1995, the Gold Coast's average occupancy rate was 93.7% and the average daily room rate was $37.72.

  Management believes that the Gold Coast restaurants, combined with its diverse, non-gaming amenities, play an important part in attracting customers. The Gold Coast offers its customers high value by providing quality food that is competitively priced. The Gold Coast features three full-service restaurants, including the Mediterranean Room, which serves seafood and Italian specialties, the Cortez Room, which features steak and prime rib, and the Monterey Room, a 24-hour cafe. In addition, the Gold Coast features a 380-seat all-you-can eat buffet that offers daily specials in addition to its regular menu. The Gold Coast also offers a fast-food restaurant, a snack bar and an ice cream parlor.

  The Gold Coast's entertainment amenities include a 72-lane bowling center, two movie theaters, approximately 100,000 square feet of banquet and meeting facilities, four bars, two entertainment lounges and a dance hall. Other features include a gift ship, a liquor store, a travel agency, an American Express office, a Western Union office, a beauty salon, a barber shop, a child care facility and over 3,000 parking spaces.

THE BARBARY COAST

  The Barbary Coast, which opened in 1979, is located at the Flamingo Four Corners adjacent to the Flamingo Hotel and Casino. It is situated directly across from Caesars Palace and Bally's Grand and is diagonally across from the site of the former Dunes Hotel and Casino where Mirage Resorts, Inc. is developing a new mega-resort, Bellagio. Additionally, Bally's Entertainment has announced its intention to develop a new mega-resort, Paris, to be located adjacent to Bally's Grand. These new properties are expected to open in early 1998.

  The Barbary Coast features an approximately 30,000 square foot casino, including approximately 532 slot machines, 45 table games, race and sports books and other amenities. The Barbary Coast also features an 8-story tower with 197 hotel rooms. From January 1, 1993 through December 31, 1995, the Barbary Coast's average occupancy rate was 95.3% and the average daily room rate was $48.56. The Barbary Coast is furnished and decorated in an elegant turn-of-the-century Victorian theme and includes three bars and three restaurants, including Michael's gourmet restaurant, the Victorian Room, which features Chinese and American cuisine, and a McDonald's restaurant. For the past three years, Michael's, which caters primarily to preferred casino customers, has received a distinguished dining award from the Distinguished Restaurants of North America. According to the Distinguished Restaurants of North America, a non-profit organization, in order to qualify for the distinguished dining award, a restaurant must have been open to the public under the same ownership for at least three years and pass an evaluation conducted anonymously by specially trained members of the organization's independent panel of industry professionals and consumers who are "connoisseurs" of distinguished dining.

THE ORLEANS

  The Company is developing The Orleans to expand its presence in the growing Las Vegas market and to capitalize on management's belief in the demand for an upscale, off-Strip hotel-casino alternative for both visitors to Las Vegas and local residents. The Orleans site is located on Tropicana Avenue, approximately one and one-half miles west of the Strip.

  The Orleans is designed with a distinctive theme reflecting the architectural heritage of the New Orleans French Quarter. The Orleans is expected to feature an approximately 92,000 square foot casino, a 22-story tower consisting of 840 hotel rooms, a 70-lane bowling center, approximately 40,000 square feet of banquet and meeting facilities, including an approximately 17,000 square foot grand ballroom, a wedding chapel, five restaurants, specialty themed bars, a child care facility, a barber shop, a beauty salon and approximately 3,750 parking spaces. The casino is expected to include approximately 2,150 slot machines, 62 table games, a keno lounge, a poker parlor and race and sports books. The hotel rooms are designed to be approximately 450 square feet in size, which is significantly larger than the average Las Vegas casino hotel room. Plans for The Orleans also include an 800-seat live entertainment theater patterned after those in Branson, Missouri that is expected to feature headline performers, musical shows and other special events.

 Construction Schedule and Budget

  The Orleans has a construction and development budget of approximately $158.1 million (including contingencies but excluding pre-opening expenditures, opening bankroll and capitalized interest costs). The Company has entered into the Construction Contract with Tiberti Construction for the construction of buildings and site improvements for a guaranteed maximum price not to exceed $100.0 million. The construction and development budget also includes approximately $53.2 million for furniture, fixtures, equipment, signs and certain interior and other improvements that will be completed pursuant to separate contracts to be entered into between the Company and various contractors and suppliers. Additionally, the construction and development budget includes approximately $4.9 million of architectural and design fees. As of June 30, 1996, the Company had paid approximately $55.7 million of construction and development costs, including approximately $48.8 million for work that is subject to the Construction Contract, approximately $4.6 million of architectural and design fees and approximately $2.3 million of other construction and development costs. The Construction Contract provides for the construction of the portion of the project covered thereby consistent with the description of The Orleans contained herein. Tiberti Construction may require modifications to plans and specifications and, to the extent inconsistent with budgeted line items, proposed change orders by the Company, provided that no such required modifications may be inconsistent with the description of The Orleans contained herein. There can be no assurance that Tiberti Construction would have the financial resources to fund any significant cost overruns in excess of the $100.0 million guaranteed maximum contract price. J. Tito Tiberti, a director and shareholder of Coast Resorts and a director of the Company, is the president, a director and shareholder of, and together with his immediate family controls, Tiberti Construction. See "Certain Transactions."

  The Company has assembled an experienced team of architectural, design and construction firms to develop and construct The Orleans. The following is a brief description of the design, construction and engineering professionals selected to assist in the development and construction of The Orleans:

  Tiberti Construction. Tiberti Construction, which has been selected as the general contractor for The Orleans, has completed commercial and industrial projects for both government and private institutions, and has substantial experience as a general contractor for hotels and casinos in Las Vegas. Projects completed include construction of the Gold Coast, the renovation of the Bally's Grand Hotel, the construction of the Palace Station Casino Tower, the expansion of the Las Vegas Convention Center, the construction of the Del Webb Golf Club and the construction of the Fiesta Hotel and Casino.

  Leo A. Daly. Leo A. Daly is an international firm whose services include planning, architecture, engineering and interior design from a network of worldwide offices. Recently completed projects include the Ihilani Hotel expansion in Honolulu, Hawaii, the Los Angeles Convention Center expansion, the Washington D.C. National Airport and Honolulu Airport expansions, the Harbor UCLA Medical Center, and the United States Embassy in La Paz, Bolivia. Additional projects completed include the Gold Coast, the Barbary Coast and the Las Vegas Club.

  Yates-Silverman, Inc. Yates-Silverman, Inc. specializes in developing theme-oriented interiors and exteriors and is a leading designer of hotels and casinos. Yates-Silverman is known for creating imaginative and elaborate hotel, resort and gaming property interiors, and is expected to apply its expertise to bring the charm of the New Orleans French Quarter to The Orleans. Completed projects include Excalibur, Circus Circus, Luxor, the Trump Taj Mahal, Trump Castle and Atlantic City Showboat. Charles Silverman, a director of the Company and Coast Resorts, is the President and the sole stockholder of Yates-Silverman, Inc. See "Certain Transactions."

DEVELOPMENT OPPORTUNITIES

  In addition to The Orleans development, Coast Resorts has identified what management believes is another attractive future development opportunity, the Sundance. The site, which is currently leased by Coast Resorts through its wholly owned subsidiary, Coast West, is located at the corner of Rampart Boulevard and Alta Drive in Peccole Ranch, a master planned community in northwest Las Vegas, one of the fastest growing residential areas of the Las Vegas valley. Currently, there are a number of master planned communities in northwest Las Vegas in addition to Peccole Ranch, including the Summerlin development which is located in close proximity to the Sundance site. Summerlin is the largest master planned development in Las Vegas with approximately 5,100 units already completed and an estimated 54,900 additional units expected to be developed. The 1994 median household income in northwest Las Vegas was $45,462 compared to $35,552 in the Las Vegas valley and $32,264 in the United States as a whole.

  The Sundance is currently expected to include, in addition to casino space and hotel rooms, movie theaters, banquet and meeting facilities and possibly a bowling center. Management does not expect to begin construction of the Sundance until after The Orleans has commenced gaming operations. The Sundance may be developed by the Company under certain circumstances permitted under the Indenture or, alternatively, separately by Coast Resorts through Coast West. If the Sundance is developed separately through Coast West, the Guarantee by Coast West and related security, as well as the pledge of capital stock of Coast West by Coast Resorts, will be released. See "Description of New Notes--Guarantees" and "--Security."

  The Company owns an approximately 29-acre parcel of undeveloped land located at the corner of Rancho Drive and Carey Avenue in North Las Vegas, in close proximity to the Fiesta Hotel and Casino and the Texas Gambling Hall & Hotel. The site is zoned for gaming.

  The Company has no agreements, arrangements or understandings with respect to financing the development of either of the foregoing sites, and does not expect to commence such development in the near future. Any future development would be subject to, among other things, the Company's ability to obtain necessary financing. No assurance can be given that the Company will develop successfully any additional properties or, if completed, any such properties will be successful.

  The following map highlights the strategic locations of the Company's properties in relation to certain existing and proposed major hotel-casinos.

                                 [INSERT MAP]

                             GOLD COAST          BARBARY COAST           ORLEANS        TOTAL
                         ------------------- --------------------- ------------------- -------
Opening.................                1986                  1979           Late 1996
Location................ Southwest Las Vegas Flamingo Four Corners Southwest Las Vegas
Casino square feet......              70,000                30,000              92,000 192,000
Number of slots.........               2,010                   532               2,150   4,692
Number of tables........                  48                    45                  62     155
Hotel rooms.............                 712                   197                 840   1,749

LAS VEGAS MARKET

  The Gold Coast and The Orleans are designed to capitalize on the large and rapidly expanding Las Vegas local resident market. The Las Vegas area has benefited from a favorable climate and tax structure in Nevada, a growing supply of jobs and a well-developed infrastructure. According to the U.S. Census Bureau, the Las Vegas valley is the fastest growing metropolitan area in the United States. Clark County, in which Las Vegas is located, has a population of approximately 1.0 million which grew by a compound annual growth rate of 5.8% from 1984 through 1994 compared to a 1.0% annual growth rate during the same period for the United States population as a whole. The southwest section of Las Vegas, where the Gold Coast and The Orleans site are located, is a growing and affluent residential area. The 1994 median household income in southwest Las Vegas was $41,107, compared to $35,552 in the Las Vegas valley and $32,264 in the United States as a whole. According to the Las Vegas Convention and Visitors Authority, two-thirds of Clark County residents wager at least occasionally, and one-half of those who wager do so at least once a week. In addition, approximately 58% of wagering Las Vegas residents prefer locations that are away from both the Strip and downtown Las Vegas. Management believes The Orleans and the Gold Coast are well-positioned to benefit from the strong Las Vegas local resident market as a result of their convenient locations on Tropicana Avenue and Flamingo Road.

  In addition to the growing local resident market, Las Vegas is a fast growing vacation destination. The number of visitors traveling to Las Vegas has increased at a steady and significant rate, from 15.2 million in 1986 to
29.0 million in 1995, representing a compound annual growth rate of 6.7%. Aggregate expenditures by Las Vegas visitors increased at an estimated compound annual growth rate of 10.7% from $7.5 billion in 1986 to an estimated $20.7 billion in 1995. The number of hotel and motel rooms in Las Vegas increased by approximately 46.7% from 61,394 in 1988 to 90,046 in 1995. Despite this significant increase in the number of hotel and motel rooms, the Las Vegas hotel occupancy rate exceeded 85.0% in each year from 1988 to 1995 and averaged 89.9% during that period. Management believes the strategic locations of each of its properties will enable the Company to benefit from the growing visitor market.

GAMING SECURITY

  Each of the Company's existing casinos employs extensive supervision and accounting procedures to control the handling of cash in their gaming operations. These measures include security personnel; closed-circuit television observation of critical areas of the casino; locked cash boxes; independent auditors and observers; strict sign-in and sign-out procedures which ensure, to the extent practicable, that gaming chips issued by, and returned to, the casino cashiers' cages are accurately accounted for; and procedures for the regular observation of gaming employees. The accounting departments of each of the Company's casinos, which employ persons who have no involvement in the gaming operations, review on a daily basis records compiled by gaming employees pertaining to cash receipts and credit extension. Moreover, regular periodic analyses of the results of the Company's gaming operations, including analyses of the Company's compliance with the internal control standards established by the Nevada Board (as defined herein), are performed by the Company and its independent auditors to detect significant deviations from industry standards. Based on the results of these analyses, management believes that its procedures are in compliance in all material respects with the requirements established by the Nevada Gaming Authorities.

CREDIT POLICY

  The Gold Coast and the Barbary Coast each issue credit in exchange for gaming chips in compliance with the regulations of the Nevada Gaming Authorities. Credit is extended to a customer only after examination of the customer's financial condition in accordance with established credit policies. Credit customers are not a material aspect of the operations of the Gold Coast or the Barbary Coast. Nevada gambling debts evidenced by a credit instrument are legally enforceable in Nevada, but Nevada judgments enforcing such instruments may not be enforceable in other states.

COMPETITION

  Both the gaming and hotel industries are highly fragmented and characterized by a high degree of competition among a large number of participants. Many of the Company's competitors are much larger than the Company and have substantially greater resources.

  The Company faces competition from all other casinos and hotels in the Las Vegas area, including competitors that primarily target local residents and casinos and hotels located on the Strip, on the Boulder Highway and in downtown Las Vegas. The Company also faces competition from non-hotel gaming facilities that also target local residents of Las Vegas. Several of the Company's direct competitors have opened new hotel-casinos or have commenced or completed major expansion projects in recent months, and the construction of two additional hotel-casinos catering to local residents is currently underway. In addition, the Strip is experiencing a significant increase in the number of hotel rooms and gaming capacity. In June 1996, Monte Carlo, a 3,000-room hotel-casino, opened on the Strip and New York-New York, a 2,500-room hotel-casino, is expected to open in December 1996. Additionally, Bellagio and Paris are expected to be completed during 1998 and the Caesars Expansion will add approximately 2,000 hotel rooms and substantial additional gaming space. Furthermore, Harrah's has commenced construction of an expansion that is expected to include approximately 1,000 additional hotel rooms, and Luxor has commenced construction of an additional 2,000 hotel rooms. Several other new hotel-casino projects have been announced and are expected to be completed by the year 2000 which would further increase the number of hotel rooms and gaming capacity on the Strip. The completion of each of these projects would add approximately 16,000 new hotel rooms to the Strip by 1998. Each of these facilities is expected to draw significant numbers of visitors and increase the overall pedestrian traffic on the Strip. While management believes that the opening of Bellagio and Paris and the completion of the Caesars Expansion will increase pedestrian traffic at the Flamingo Four Corners and thereby benefit the Barbary Coast, the construction of new properties, including the mega-resorts, and the expansions or enhancements of existing properties by competitors could have a material adverse effect on the Company's business and results of operations.

  The Company also competes for gaming customers to a lesser extent with casinos located in the Laughlin and Reno-Lake Tahoe areas of Nevada, in Atlantic City, New Jersey, and in other parts of the world, including gaming on cruise ships and international gaming operations, as well as with state-sponsored lotteries, on- and off- track wagering, card parlors, riverboat and Native American gaming ventures and other forms of legalized gaming in the United States. In addition, several states have recently legalized, and several other states are currently considering legalizing, casino gaming in specific geographical areas within those states. The Company believes that the development of casino properties similar to those in Las Vegas in areas close to Nevada, particularly California and Arizona, could have a material adverse effect on its business and its results of operations. The Company believes that the recent widespread legalization of gaming is being fueled by a combination of increasing popularity and acceptability of gaming activities and the desire and need for states and local communities to generate revenues without increasing general taxation. The Company believes that the legalization of unlimited land-based casino gaming in or near any major metropolitan area could have a material adverse effect on its business and results of operations. In addition, the development or expansion of casinos, lotteries and other forms of gaming in other states, particularly in areas close to Nevada such as California, could have a material adverse effect on the Company's business and its results of operations.

  The Gold Coast primarily targets local residents as well as repeat visitors to Las Vegas. While The Orleans is expected to target a higher income segment of gaming customers, it will also focus its marketing efforts in part on the same customer base as the Gold Coast. The Orleans will be located approximately one mile south of the Gold Coast. Due to the close proximity and overlapping target markets of the two properties, the opening of The Orleans may negatively impact the operating results and financial performance of the Gold Coast and the Company will be subject to greater risks, including risks related to local competitive and economic conditions, than if these two gaming properties were more geographically distant or had more diverse targeted markets.

EMPLOYEES AND LABOR RELATIONS

  At June 30, 1996, the Company had approximately 2,200 and 800 employees at the Gold Coast and the Barbary Coast, respectively.

  None of the employees at the Gold Coast is represented by a union. The Company has a collective bargaining agreement with the International Union of Operating Engineers which covers 13 of the employees at the Barbary Coast. This agreement became effective in March 1995 and expires in March 1998. The Company also has a collective bargaining agreement with the Culinary Workers Union and Bartenders Union which covers approximately 260 employees who work in the food, hotel, bar and slot departments at the Barbary Coast. This agreement became effective in October 1993 and expires in May 1999. Management believes that its relations with its employees are satisfactory.

PROPERTIES

  The Company owns the approximately 26.0 acres that the Gold Coast occupies on West Flamingo Road. The Company also owns an 8.33-acre site across the street from the Gold Coast that contains an approximately 100,000 square foot warehouse. The warehouse is used by both the Gold Coast and the Barbary Coast as a shared distribution and storage facility and has capacity that will be used by The Orleans.

  The Barbary Coast occupies approximately 1.8 acres at the intersection of Flamingo Road and the Strip. The hotel-casino occupies real property that is currently leased by the Company pursuant to a lease that expires on May 1, 2003. The lease provides for rental payments of $175,000 per annum. The lease contains two options, exercisable by the Company, to extend the term of the lease for 30-years each (with the rent to be readjusted as provided in the lease during those renewal periods). The Company has an option to purchase the leased property at any time during the six month period prior to the expiration of the lease, provided that certain conditions are met, at a purchase price equal to the greater of $3.5 million or the then appraised value of the real property. The Company also has a right of first refusal in the event the landlord desires to sell the real property during the initial term of the lease. The Company also leases approximately 2.5 additional acres of real property located adjacent to the Barbary Coast. The lease expires on December 31, 2003. The lease provides for rental payments of $125,000 per annum. The real property is used by the Company as a parking lot for its employees and for valet parking. The landlord has the right to terminate the lease upon six months prior notice to the Company if it requires the use of the property for its own business purposes (which excludes leaving the property vacant or leasing it to third parties prior to January 1, 2003).

  The Orleans is being constructed on a portion of an 80.0-acre site located on West Tropicana Avenue, approximately one mile south of the Gold Coast. The real property is leased pursuant to a ground lease entered into by the Company and The Tiberti Company, a Nevada general partnership. See "Certain Transactions." The lease has an effective commencement date as of October 1, 1995 and will continue for an initial term of 50 years, and includes an option, exercisable by the Company, to extend the initial term for an additional 25 years. The lease provides for monthly rental payments commencing in January 1996 of $251,726 per month through December 1996, $175,000 per month during the 26-month period thereafter, $200,000 per month during the 36-month period thereafter, $225,000 per month during the 48-month period thereafter and $250,000 per month during the 60-month period thereafter. In March 2011, annual rental payments will increase on a compounding basis at a rate of 3.0% per annum. In addition, the Company has been granted an option to purchase the real property during the two-year period commencing in February 2016. The lease provides that the purchase price will be the fair market value of the real property at the time the Company exercises the option, provided that the purchase price will not be less than 10 times the annual rent and not more than 12 times such annual rent at such time.

  Coast West, as the successor to the Gold Coast Partnership, leases an approximately 50.0-acre site located at the corner of Rampart Boulevard and Alta Drive in northwest Las Vegas pursuant to a Ground Lease Agreement dated as of October 28, 1994 (the "Coast West Lease"). Coast Resorts plans to develop in the future the Sundance at such site, although there can be no assurance that the Sundance will ever be developed or, if developed, will be successful. See "--Development Opportunities." The initial term of the Coast West Lease commenced on September 1, 1995, and expires on December 31, 2055. The lease contains three options, exercisable by Coast West, to extend the term of the lease for 10 years each. The lease provided for monthly rental payments of $166,667 for the year ended December 31, 1995. Thereafter, the monthly rent will be increased by the amount of $5,000 in January of each year. The landlord has the option to require Coast West to purchase the property at the end of 2014, 2015, 2016, 2017 and 2018, at the fair market value of the real property at the time the landlord exercises the option, provided that the purchase price shall not be less than 10 times nor more than 15 times the annual rent at such time. Based on the terms of the lease, the potential purchase price commitment ranges from approximately $31.0 million to approximately $51.0 million in the years 2014 through 2018. Coast West has a right of first refusal in the event the landlord desires to sell the property at any time during the lease term. See "Description of New Notes--Restricted Payments" for a discussion of certain limitations on the ability of the Company to provide funds to Coast West for its lease and other obligations.

  In March 1995, the Gold Coast Partnership purchased approximately 29.0 acres of undeveloped land located at the corner of Rancho Drive and Carey Avenue in North Las Vegas in close proximity to the Fiesta Hotel and Casino and the Texas Gambling Hall & Hotel. The site is zoned for gaming, although the Company has no present intention to develop the property.

ENVIRONMENTAL MATTERS

  The Company and the Guarantors are subject to a wide variety of federal, state and local laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. While management believes that the Company and the Guarantors are presently in material compliance with all environmental laws, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations. The Company has completed Phase I environmental assessments at the seven properties owned or leased by it or Coast West. The reports included suggestions relative to certain conditions and areas of potential environmental concerns. The reports did not, however, identify any environmental conditions or non-compliance, the remediation or correction of which management believes would have a material adverse impact on the business or financial condition of the Company at any of the sites.

LEGAL PROCEEDINGS

  The Company currently and from time to time is involved in litigation arising in the ordinary course of its business. In October 1994, a security guard at the Barbary Coast filed a disability discrimination claim under the Americans With Disabilities Act with the Equal Employment Opportunity Commission ("EEOC"). The claim did not seek monetary or other specific damages. No action has yet been taken by the EEOC. In addition, in July 1995, a former dealer at the Barbary Coast filed a discrimination lawsuit under Title VII and the Nevada Fair Employment Practices Act (removed to federal district court in Nevada) against the Barbary Coast Partnership seeking reinstatement, with full back pay and benefits, and compensatory and punitive damages. The Barbary Coast Partnership has filed a motion to dismiss the lawsuit based upon failure to timely file discrimination charges. The Barbary Coast Partnership has denied the existence of any alleged discrimination and intends to vigorously defend itself in these proceedings. In connection with the Reorganization, the Company has assumed substantially all of the liabilities of the Predecessor Partnerships, including liabilities, if any, related to such litigation. The Company does not believe that such litigation, including the foregoing proceedings, will, individually or in the aggregate, have a material adverse effect on its financial position or results of operations.

                        NEVADA REGULATION AND LICENSING

  The ownership and operation of casino gaming facilities in Nevada are subject to (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act"), and (ii) various local regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and the Clark County Liquor and Gaming Licensing Board (the "Clark County Board"). The Nevada Commission, the Nevada Board and the Clark County Board are collectively referred to as the "Nevada Gaming Authorities."

  The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which seek to, among other things, (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity,
(ii) establish and maintain responsible accounting practices and procedures,
(iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities,
(iv) prevent cheating and fraudulent practices and (v) provide a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

  The Company, which operates the Gold Coast and the Barbary Coast, is licensed by the Nevada Gaming Authorities and is a corporate licensee (a "Corporate Licensee") under the terms of the Nevada Act. The gaming licenses require the periodic payment of fees and taxes and is not transferable. Coast Resorts is registered with the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own the stock of the Company. As a Registered Corporation, Coast Resorts is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may request. No person may become a shareholder of, or receive any percentage of the profits from, the Company without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Company and Coast Resorts have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities at the Gold Coast and the Barbary Coast.

  The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company or Coast Resorts in order to determine whether such individual is suitable or should be licensed as a business associate of a Corporate Licensee or Registered Corporation. Officers, directors and certain key employees of the Company must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of Coast Resorts who are actively and directly involved in gaming activities of the Company may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

  If the Nevada Gaming Authorities were to find an officer, director or key employee of the Company or Coast Resorts unsuitable for licensing or unsuitable to continue having a relationship with the Company or Coast Resorts, the Company and Coast Resorts would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company and Coast Resorts to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

  The Company and Coast Resorts are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Company must be reported to, or approved by, the Nevada Commission.

  If it were determined that the Nevada Act was violated by the Company, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Coast Resorts, the Company and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Company's gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the Company's gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

  Any beneficial holder of a Registered Corporation's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of a Registered Corporation's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

  The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15% of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of a Registered Corporation, any change in a Registered Corporation's corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by shareholders;
(ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

  Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the owner, after request, fails to identify the beneficial owner. Any shareholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. Coast Resorts is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a shareholder or to have any other relationship with the Company or Coast Resorts, Coast Resorts (i) pays that person any dividend or interest upon voting securities of Coast Resorts, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities, including, if necessary, the immediate purchase of such voting securities for cash at fair market value.

  The Nevada Commission may, in its discretion, require the holder of any debt security of a Corporate Licensee or a Registered Corporation to file applications, be investigated and be found suitable to own the debt security. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Corporate Licensee or the Registered Corporation can be sanctioned, including the loss of its licenses, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

  Coast Resorts is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Coast Resorts is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the stock certificates of Coast Resorts to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on Coast Resorts.

  Neither Coast Resorts nor the Company may make a public offering of its debt or equity securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. The Exchange Offer qualifies as a public offering (as such term is defined in the Nevada Act) and was submitted to the Nevada Board and the Nevada Commission for review and approval as required by the Nevada Act. Similarly, the pledge of the Company's equity securities by Coast Resorts, and the placement of restrictions upon the transfer of, and the agreement not to encumber, the equity securities of the Company as security for the New Notes required the approval of the Nevada Commission in connection with the approval of the Exchange Offer in order to remain effective. In addition, because the Company will qualify as a Registered Corporation upon the effectiveness of the Exchange Offer, it was necessary for the Company to obtain an exemption from provisions in the Nevada Act that render a Registered Corporation ineligible to hold a gaming license and prohibit a Corporate Licensee from making a public offering of its securities. The Company has obtained all of the necessary orders and approvals of the Nevada Commission to complete the Exchange Offer and to hold gaming licenses as a Registered Corporation. Approval of a public offering does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the New Notes offered in the Exchange Offer. Any representation to the contrary is unlawful.

  Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission with respect to a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling shareholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as a part of the approval process relating to the transaction.

  The Nevada legislature had declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before a

Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's shareholders for the purposes of acquiring control of the Registered Corporation.

  License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license as an operator of a slot route, or a manufacturer's or distributor's license, also pay certain fees and taxes to the State of Nevada.

  Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

  The Company may pursue development opportunities in other jurisdictions and expects that if it does so it will be subject to similar rigorous regulatory standards in each other jurisdiction in which it seeks to conduct gaming operations. There can be no assurance that regulations adopted, permits required or taxes imposed, by other jurisdictions will permit profitable operations by the Company in those jurisdictions.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The following tables set forth the names and ages of the directors and executive officers of the Company and their respective positions.

                       DIRECTORS AND EXECUTIVE OFFICERS

   NAME        AGE                      POSITION(S) HELD
   ----        ---                      ----------------
   Michael J.
    Gaughan    52  Director, Chairman of the Board and Chief Executive Officer
   Harlan D.
    Braaten    45  Director, President and Chief Operating Officer
   Jerry
    Herbst     57  Director, Vice President, Treasurer and Assistant Secretary
   J. Tito
    Tiberti    51  Director, Vice President and Secretary
   Gage        42  Director, Vice President, Chief Financial Officer
    Parrish        and Assistant Secretary
   F. Michael
    Corrigan   60  Director
   Charles
    Silverman  63  Director

  MICHAEL J. GAUGHAN. Mr. Gaughan has been a director of the Company since its formation in September 1995 and is the Chairman of the Board and Chief Executive Officer of the Company. He is also a director and Chairman of the Board and Chief Executive Officer of Coast Resorts and a director and President of Coast West. Mr. Gaughan was a general partner of the Barbary Coast Partnership from its inception in 1979 until the Reorganization, and had served as the managing general partner of the Gold Coast Partnership from its inception in December 1986 until the Reorganization.

  Mr. Gaughan and Mr. Herbst were the sole shareholders of Gaughan-Herbst, Inc., which was the sole corporate general partner of the Gold Coast Partnership prior to the Reorganization. Mr. Gaughan has been involved in the gaming industry since 1960 and has been licensed as a casino operator since 1967.

  HARLAN D. BRAATEN. Mr. Braaten joined the Company and Coast Resorts as President, Chief Financial Officer and a director in October 1995, and was appointed Chief Operating Officer in February 1996. Mr. Braaten has approximately 18 years of experience in the Nevada gaming market. Prior to joining the Company, Mr. Braaten was employed in various capacities, including the general manager and, most recently, senior vice president, treasurer and chief financial officer of Rio Hotel & Casino, Inc. in Las Vegas. From March 1989 to February 1991, Mr. Braaten was vice president, finance of MGM/Marina Hotel and Casino in Las Vegas, Nevada. Prior thereto, from November 1983 to March 1989, Mr. Braaten was property controller for Harrah's in Reno, Nevada.

  JERRY HERBST. Mr. Herbst has been a director, Vice President, Treasurer and Assistant Secretary of the Company since its formation in September 1995. He is also a director and Vice President, Treasurer and Assistant Secretary of Coast Resorts and of Coast West. Mr. Herbst has been the president of Terrible Herbst Oil Company, an owner and operator of gas stations and car washes, since 1959. Mr. Herbst and Mr. Gaughan were the sole shareholders of Gaughan-Herbst, Inc., which was the sole corporate general partner of the Gold Coast Partnership prior to the Reorganization. Mr. Herbst has served as a member of the board of directors of Bank of America Nevada since 1977.

  J. TITO TIBERTI. Mr. Tiberti has been a director, Vice President and Secretary of the Company since its formation in September 1995. He is also a director and Vice President and Secretary of Coast Resorts and of Coast West. Mr. Tiberti is the president, a director and a shareholder of, and together with his immediate family controls, Tiberti Construction. He has also served as managing partner of The Tiberti Company, a real estate rental and development company, since 1971. Mr. Tiberti has been involved in the gaming industry for 17 years and was a general partner of the Barbary Coast Partnership prior to the Reorganization. Tiberti Construction is the general contractor for The Orleans, and The Tiberti Company is the lessor of the real property site for The Orleans. See "Business--Properties" and "--Orleans" and "Certain Transactions."

  GAGE PARRISH. Mr. Parrish was named Vice President, Finance, Assistant Secretary and a director of the Company and Coast Resorts in October 1995 and was promoted to Chief Financial Officer in February 1996. Since 1986, he had been the Controller and Chief Financial Officer of the Gold Coast Partnership prior to the Reorganization. From 1981 to 1986, Mr. Parrish served as Assistant Controller of the Barbary Coast Partnership. Mr. Parrish is a certified public accountant.

  F. MICHAEL CORRIGAN. Mr. Corrigan was elected as a director of the Company and Coast Resorts effective as of March 1, 1996. Since July 1989, Mr. Corrigan has served as the chief executive officer of Corrigan Investments, Inc., which owns and manages real estate in Nevada and Arizona. In addition, Mr. Corrigan is the chief executive officer of Corstan, Inc., a mortgage servicing company, and was previously the owner and president and chief operating officer of Stanwell Mortgage, a Las Vegas mortgage company.

  CHARLES SILVERMAN. Mr. Silverman was elected as a director of the Company and Coast Resorts effective as of March 1, 1996. Mr. Silverman is the President and the sole stockholder of Yates-Silverman, Inc., which specializes in developing theme-oriented interiors and exteriors and is a leading designer of hotels and casinos. Completed projects of Yates-Silverman, Inc. included Excalibur, Circus Circus, Luxor, the Trump Taj Mahal, Trump Castle and Atlantic City Showboat. Yates-Silverman, Inc. is currently working on The Orleans. See "Certain Transactions." Mr. Silverman has served as the President of Yates-Silverman, Inc. since its inception in 1971.

  Directors of the Company who are also employees of the Company or Coast Resorts receive no compensation for service on the Company's Board of Directors or its committees. All other directors receive an annual director's fee of $6,000, payable quarterly in arrears, and $500 for each Board meeting attended. Directors may be reimbursed for out-of-pocket expenses incurred in connection with attending Board of Director or committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors established an Audit Committee in March 1996 and appointed Messrs. Corrigan and Silverman as its members. It is anticipated that the duties of the Audit Committee will include making recommendations to the Board of Directors concerning the selection of the Company's independent auditors and reviewing with the independent auditors the scope and results of the annual audit. The Board of Directors does not currently have any other standing committees.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation paid by the Predecessor Partnerships during 1995 to each executive officer (the "Named Executive Officers") whose compensation exceeded $100,000 (or would have exceeded $100,000 had such person been employed for the full year), in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                         -----------------------    ALL OTHER
   NAME AND PRINCIPAL POSITION             SALARY        BONUS   COMPENSATION(1)
   ---------------------------           ----------    --------- ---------------
   Michael J. Gaughan..................         --           --     $628,000
    Partner, Gold Coast Partnership and
    Barbary Coast Partnership
   Harlan D. Braaten...................  $   34,406(2)       --          --
    President and Chief Financial
    Officer,
    the Company and Coast Resorts(2)
   Gage Parrish........................  $  128,741     $25,000        3,840(4)
    Controller and Chief Financial
    Officer, Gold Coast Partnership,
    the Company and Coast Resorts(3)

- --------
(1) Amounts shown include guaranteed payments paid to Michael J. Gaughan under the partnership agreement of the Barbary Coast Partnership. Mr. Gaughan received no compensation from the Predecessor Partnerships except as set forth above, although Mr. Gaughan participated pro rata with the other partners in the distributions made by the Predecessor Partnerships.

(2) Mr. Braaten joined the Company in October 1995 as President and Chief Financial Officer of the Company and Coast Resorts. Mr. Braaten was appointed as Chief Operating Officer of the Company and Coast Resorts in February 1996.

(3) Mr. Parrish served as Vice President, Finance and Controller of the Company and Coast Resorts from September 1995 to February 1996. In February 1996, Mr. Parrish was named Chief Financial Officer of the Company and Coast Resorts.

(4) The amount reflects matching contributions paid by the Gold Coast Partnership to the Company's 401(k) Profit Sharing Plan and Trust.

  Commencing January 1, 1996, the effective date of the Reorganization, the following annual compensation is being paid to the Named Executive Officers, subject to adjustment at the discretion of the Board of Directors:

                                                                    ANNUAL
      NAME AND PRINCIPAL POSITION(S)                             COMPENSATION
      ------------------------------                             ------------
      Michael J. Gaughan........................................   $300,000
       Chairman of the Board and Chief Executive Officer
      Harlan D. Braaten.........................................    250,000(1)
       Director, President and Chief Operating Officer
      Gage Parrish..............................................    150,000
       Director, Vice President, Chief Financial Officer and
       Assistant Secretary

- --------
(1) Represents annual salary to be paid to Mr. Braaten. In addition, in the event of a termination of Mr. Braaten's employment other than for cause, Mr. Braaten will be entitled to receive a severance payment in an amount equal to one year's base salary. In connection with the commencement of his employment, Coast Resorts agreed that, in the event Coast Resorts makes an initial public offering of the common stock of Coast Resorts, Mr. Braaten will receive an option to acquire a number of shares of such common stock of Coast Resorts equal to two percent of the Coast Resorts common stock issued and outstanding (giving effect to the initial public offering) at the initial public offering price. The option, if granted, will be vested as of the initial public offering date with respect to one-third of the shares covered thereby, and will vest with respect to one-third of the shares covered thereby on each of the first and second anniversaries of the initial public offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company does not currently have a compensation committee or other committee of the Board of Directors performing equivalent functions. During the fiscal year ended December 31, 1995, the compensation paid to Michael J. Gaughan was determined pursuant to the terms of the partnership agreements of the Predecessor Partnerships. The compensation being paid to Messrs. Braaten and Parrish in fiscal year 1995 and to Messrs. Gaughan, Braaten and Parrish following the consummation of the Reorganization was determined by the Board of Directors of the Company.

BONUS PLAN

  In fiscal 1996, the Company established a bonus plan designed to reward executive officers and other key employees for their contributions to the Company's business objectives and operating results. Bonuses may be awarded in the discretion of the Board of Directors based upon achievement of financial targets established by the Board of Directors on an annual basis, and generally will be equal to a percentage of the recipient's base salary, depending on the target achieved.

RETIREMENT PLAN

  The Company maintains separate defined contribution (401(k)) plans for the Gold Coast and the Barbary Coast. All employees of the Gold Coast and all employees of the Barbary Coast not covered by the collective bargaining agreements are eligible to participate. The employees may elect to defer up to 15% of their annual compensation, subject to statutory limits. The Company contributes 1% of the employees' eligible compensation and also makes matching contributions of 50% of the first 4% of the employees' contribution. The Company's contribution expense for the two plans was $217,000, $1,207,000 and $1,250,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The Company contributed $0, $0 and $3,840 on behalf of Messrs. Gaughan, Braaten and Parrish, respectively, and $3,840 on behalf of all executive officers as a group in fiscal year 1995. In addition to the Company's 401(k) contributions, the Company contributes to the multi-employer plans under the collective bargaining agreements at the Barbary Coast.

                             CERTAIN TRANSACTIONS

  The Barbary Coast Partnership has from time to time borrowed funds from Exber, Inc., a Nevada corporation ("Exber"), which owns the El Cortez Hotel & Casino. Exber is controlled by Jackie Gaughan, Michael J. Gaughan's father. Roberta Gaughan and Jackie Gaughan, Jr., Michael J. Gaughan's mother and brother, respectively, serve on the Board of Directors of Exber. Irving Kenneth Epstein, a shareholder of Coast Resorts and a Vice President of the Company, is a shareholder of Exber. Michael J. Gaughan has no ownership interest in Exber. In February 1991, the Barbary Coast Partnership borrowed $7.5 million from Exber, the proceeds of which were used to purchase slot machines and for working capital purposes. The Barbary Coast Partnership repaid all outstanding principal and interest on such indebtedness in January 1995. Also in January 1995, the Barbary Coast borrowed an additional $3.0 million from Exber (the "1995 Exber Loan"). The proceeds from the 1995 Exber Loan were used to purchase slot machines, to refinance approximately $465,000 outstanding under the 1991 indebtedness and for working capital purposes. The 1995 Exber Loan bears interest at the reference rate as announced by Bank of America Nevada, and is payable in monthly installments of $175,000. At December 31, 1995, the total amount owed to Exber was approximately $1.4 million. During the fiscal years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996, the Barbary Coast Partnership paid to Exber total principal and interest of approximately $2.1 million, $2.1 million, $2.4 million and $525,000, respectively.

  In addition, Exber provides laundry services to the Gold Coast and the Barbary Coast. For the fiscal years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996, the Predecessor Partnerships incurred total expenses payable to Exber of approximately $966,000, $1.0 million, $1.1 million and

$331,000, respectively, as compensation for such services. The Company expects to continue to use Exber's laundry services.

  In July 1995, the Barbary Coast Partnership borrowed an aggregate amount of $1.5 million from Michael J. Gaughan. The proceeds of the loans were used by the Barbary Coast Partnership for working capital purposes. The loans accrued interest at 6% per annum, commencing August 1, 1995, and were payable on demand. The loans were assumed by Coast Resorts in the Reorganization and exchanged for 14,118 shares of Coast Resorts Common Stock.

  The Company maintains numerous racetrack dissemination contracts with Las Vegas Dissemination, Inc. ("LVD"). John Gaughan, Michael J. Gaughan's son, is the president and sole shareholder of LVD. LVD provides certain dissemination and pari-mutuel services to the Gold Coast and the Barbary Coast. LVD has been granted a license by the Nevada Gaming Authorities to disseminate live racing for those events and tracks for which it contracts and has been granted the exclusive right to disseminate all pari-mutuel services and race wire services in the State of Nevada. Under these dissemination contracts, the Company pays to LVD an average of 3% of the wagers accepted for races held at the racetracks covered by the respective contracts. The Company also pays to LVD a monthly fee for race wire services. For the fiscal years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996, the Predecessor Partnerships incurred expenses payable to LVD of approximately $278,000, $214,000, $149,000 and $23,600, respectively. The terms on which such services are provided are regulated by the Nevada Gaming Authorities. The Company intends to enter into dissemination contracts with LVD for The Orleans.

  Tiberti Construction served as the general contractor for the original construction of the Gold Coast and for certain expansions thereof, and for the original construction of the Barbary Coast and all expansions thereof. Tiberti Construction is also the general contractor for the construction of The Orleans. Tiberti Construction has entered into the Construction Contract with the Company for the construction of buildings and site improvements for a guaranteed maximum price not to exceed $100.0 million. See "Business--The Orleans." J. Tito Tiberti owns approximately 6.7% of the outstanding common stock of Coast Resorts, and is a director, Vice President and Secretary of the Company, Coast Resorts and Coast West. Mr. Tiberti is the president, a director and shareholder of and, together with his immediate family members controls, Tiberti Construction. For the fiscal year ended December 31, 1993, the Predecessor Partnerships made no payments to Tiberti Construction. For the fiscal years ended December 31, 1994 and 1995 and for the three months ended March 31, 1996, the Predecessor Partnerships paid Tiberti Construction the total amounts of approximately $328,000, $10.9 million and $13.7 million, respectively.

  The Company has entered into a lease with The Tiberti Company, a Nevada general partnership, with respect to the real property on which The Orleans is located. Mr. Tiberti, a director of the Company and a director and shareholder of Coast Resorts, is the managing partner of The Tiberti Company. See "Business--Properties."

  Michael J. Gaughan, Franklin Toti, Vice President, Casino Operations, of the Company and Leo Lewis, the General Manager of the Barbary Coast, are the owners of LGT Advertising, which serves as the advertising agency for the Gold Coast and the Barbary Coast. LGT Advertising purchases advertising for the Company's casinos from third parties and passes any discounts received directly through to the Company. LGT Advertising receives no compensation or profit for such activities, and invoices the Company for actual costs incurred. LGT Advertising uses the Company's facilities and employees in rendering its services, but does not pay any compensation to the Company for such use. None of Messrs. Gaughan, Toti or Lewis receives any compensation from LGT Advertising. For the fiscal years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996, the Predecessor Partnerships incurred expenses payable to LGT Advertising of approximately $2.0 million, $2.3 million, $2.8 million and $763,000, respectively. The Company intends to use LGT Advertising to purchase advertising for The Orleans.

  The Company leases the main sign at the Barbary Coast from Desert Ltd., a Nevada general partnership. Michael J. Gaughan, J. Tito Tiberti and Franklin Toti own 50%, 25% and 25%, respectively, of Desert Ltd. The lease provides for monthly rental payments of $13,700 through July 1998. The lease also provides the Company with an option to purchase the sign at any time prior to the end of the lease term or within thirty days thereafter for a purchase price equal to its fair market value. For each of the fiscal years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996, the Predecessor Partnerships paid Desert Ltd. approximately $164,000, $164,000, $164,000 and $41,000, respectively.

  The Predecessor Partnerships have purchased certain of their equipment and inventory for their respective operations from RJS, a Nevada corporation that is owned by Michael J. Gaughan's father and mother and Steven Delmont, the Company's restaurant manager ("RJS"). RJS invoices the Company for actual costs incurred. The Company expects to purchase inventory for The Orleans through RJS. For the fiscal years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996, the Predecessor Partnerships incurred expenses payable to RJS of approximately $587,000, $646,000, $388,000 and $150,000, respectively.

  Michael J. Gaughan is the majority shareholder of Nevada Wallboards, Inc., a Nevada corporation ("Nevada Wallboards"), which prints wallboards and parlay cards for the use in the Company's race and sports books. Mr. Gaughan receives no compensation from Nevada Wallboards. The Company expects to continue to purchase wallboards and parlay cards from Nevada Wallboards. For the fiscal years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996, the Predecessor Partnerships incurred expenses payable to Nevada Wallboards of approximately $31,000, $29,000, $123,000 and $38,000, respectively.

  Charles Silverman, a director of the Company and Coast Resorts, is the President and the sole stockholder of Yates-Silverman, Inc., which has been retained by the Company as the designer of The Orleans. For the fiscal years ended December 31, 1993 and 1994, the Predecessor Partnerships incurred no expenses payable to Yates-Silverman, Inc. For the fiscal year ended December 31, 1995 and for the three months ended March 31, 1996, the Predecessor Partnerships incurred expenses payable to Yates-Silverman, Inc. of approximately $409,000 and $182,000, respectively. See "Business--The Orleans--Construction Schedule and Budget."

  The foregoing transactions are believed to have been on terms no less favorable to the Predecessor Partnerships than could have been obtained from unaffiliated third parties. Any future transactions between the Company and its officers, directors, principal shareholders or affiliates will be on terms no less favorable to the Company than may be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors of the Company.

                            PRINCIPAL SHAREHOLDERS

  Coast Resorts is the sole shareholder of the Company, and the former partners of the Predecessor Partnerships (or their principals) are the shareholders of Coast Resorts. See "The Reorganization." The following table sets forth certain information regarding the beneficial ownership of Coast Resorts Common Stock as of May 31, 1996 by (i) each person who, to the knowledge of Coast Resorts, owns more than 5% of the outstanding Coast Resorts Common Stock, (ii) each director of the Company, (iii) each other person named in the Summary Compensation Table above and (iv) all directors and executive officers of the Company as a group.

NAME (1)                                            NUMBER OF SHARES PERCENTAGE
- --------                                            ---------------- ----------
Michael J. Gaughan.................................    440,961.03      29.51%
Jerry Herbst.......................................    249,128.08      16.67%
Jimma Lee Beam.....................................    104,529.41       6.99%
J. Tito Tiberti....................................     99,776.47       6.68%
Franklin Toti......................................     99,776.47       6.68%
Harlan D. Braaten..................................         --            --
Gage Parrish.......................................         --            --
Michael Corrigan...................................         --            --
Charles Silverman..................................         --            --
All directors and executive officers as a group
 (seven persons)...................................    789,865.58      52.86%

- --------
(1) The address of Messrs. Gaughan and Herbst is 4000 West Flamingo Road, Las Vegas, Nevada 89103. The address of Mr. Toti is 3595 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The address of Mr. Tiberti is 1806 South Industrial Road, Las Vegas, Nevada 89102. The address of Ms. Beam is 2409 Windjammer Way, Las Vegas, Nevada 89107.

                           DESCRIPTION OF NEW NOTES

  Set forth below is a summary of certain provisions of the New Notes. The New Notes will be issued pursuant to the Indenture dated as of January 30, 1996 (the "Indenture"), by and among the Company, the Guarantors and American Bank National Association, as trustee (the "Trustee"), under which the Old Notes were issued. Except as otherwise indicated below, the following summary applies to both the Old Notes and the New Notes.

  The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear any legends restricting the transfer thereof and (ii) holders of New Notes will not be, and, upon the consummation of the Exchange Offer, Eligible Holders will no longer be, entitled to certain rights under the Registration Rights Agreement. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes. As of the date hereof, $175.0 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer."

  The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Copies of the Indenture and the Registration Rights Agreement can be obtained from the Company upon request. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture or the Registration Rights Agreement, as appropriate. Whenever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such reference.

GENERAL

  The Notes rank senior in right of payment to all existing and future subordinated Indebtedness of the Company, including approximately $2.0 million principal amount of Subordinated Notes. The Notes are senior secured obligations of the Company and will rank pari passu in right of payment with any existing and future senior Indebtedness of the Company, including up to approximately $30.0 million in Equipment Financing anticipated to be incurred by the Company. In addition, under the Indenture, the Company may incur additional Indebtedness and issue Disqualified Stock (as defined herein) subject to the satisfaction of certain Fixed Charge coverage tests and certain other limitations. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the New Notes will be issued in global form. See "The Exchange Offer."

MATURITY AND INTEREST

  The Notes mature on December 15, 2002. Interest on the New Notes will accrue at the rate of 13% per annum and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 1996, to Holders of record on the immediately preceding June 1 and December 1. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the New Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of New Notes; provided that all payments with respect to Global Notes and Certificated Securities the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

GUARANTEES

  The Company's payment obligations under the Notes is unconditionally and jointly and severally guaranteed on a senior secured basis by Coast Resorts pursuant to the Coast Resorts Guarantee and by Coast West pursuant to the Coast West Guarantee (the Coast Resorts Guarantee and the Coast West Guarantee are sometimes collectively referred to herein as the "Guarantees"). In addition, the Indenture provides that any future Subsidiary of the Company which has total assets with an aggregate fair market value (as determined in good faith by the Board of Directors of the Company) in excess of $250,000 must similarly guarantee the Notes; provided, however, that the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of the assets of Subsidiaries of the Company that are not Guarantors will not at any time exceed $1.0 million. The obligations of each Guarantor under its Guarantee are limited so as to reduce the risk that they would be found to constitute a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyances and Preferential Transfers." Under certain circumstances described below, the Coast West Guarantee and related security may be released.

  The Indenture provides that, except as described in the immediately following paragraph, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor (provided that a Guarantor's consolidation with or merger with or into the Company will be governed by the provisions of the Indenture described under the caption "--Certain Covenants-- Merger, Consolidation or Sale of Assets") unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture and appropriate Security Documents in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Security Documents;
(ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, (A) would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction and (B) except with respect to consolidations or mergers between Guarantors, would have a Fixed Charge Coverage Ratio (immediately after giving effect to such transaction) no lower than the Fixed Charge Coverage Ratio of such Guarantor immediately preceding the transaction.

  The Indenture provides that in the event of a sale or other disposition of any Guarantor, by way of merger or consolidation, or a sale or other disposition of all of the Capital Stock of any Guarantor (other than the disposition of the Capital Stock of Coast West to the Company), then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) will be released and relieved of any obligations under its Guarantee; provided that (i) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders--Asset Sales." The Indenture provides that the Company may loan to Coast West up to a maximum of $8.0 million solely for the purpose of conducting the activities permitted under the covenant described below under the caption "--Certain Covenants--Limitation on Activities of Coast West." Coast West is obligated to repay the loans in full no later than one year prior to the final maturity of the Notes. In addition, the Indenture provides that Coast West may elect to be released from its obligations under the Coast West Guarantee, provided that Coast West repays to the Company in cash the aggregate amount of any Indebtedness owed to the Company by Coast West as of the date of such election. In the event that Coast West makes such election and repays all such Indebtedness in accordance with the provisions of the Indenture, Coast West will be released and relieved of any obligations under the Coast West Guarantee and the related Security Documents and the pledge of the capital stock of Coast West also will be released. See "--Security."

SECURITY

  To the extent permitted by applicable law, and, with respect to certain Capital Stock and assets, subject to any required approval of any Governmental Authority, the Notes and the Guarantees are secured by a first lien on the Collateral owned by the Company and the Guarantors, whether now owned or hereafter acquired, subject to Permitted Liens. The Collateral securing the Notes includes, without limitation and subject to Permitted Liens (i) a pledge of the Pledged Securities and any funds deposited and held in the Interest Escrow Account until such time as such funds are disbursed in accordance with the terms of the Interest Escrow Agreement entered into by and between the Company and the Trustee, (ii) a pledge of the funds held in the Construction Disbursement Account, which funds are held in the Construction Disbursement Account until disbursed in accordance with the terms of the Disbursement Agreement, (iii) the fee simple or leasehold estates in all of the real properties comprising the Gold Coast, the Barbary Coast, the Orleans Hotel and Casino, additions and improvements related thereto, issues and profits therefrom, certain furniture, fixtures, machinery and equipment forming a part thereof or used in connection therewith, (iv) all of the Company's accounts receivable, general intangibles, inventory and other personal property, (v) certain construction contracts, operating agreements, other agreements, licenses and permits entered into by, or granted to, the Company or any Guarantor in connection with the development, construction, ownership and operation of the Orleans Hotel and Casino and (vi) a pledge of the Capital Stock and intercompany notes of any future Subsidiaries of the Company (collectively, the "Note Collateral"). Such liens and security interests are subordinate or junior to mechanics' liens, which under applicable Nevada law may have priority over the Deed of Trust (provided, however, that the Indenture shall require that the title insurance which is obtained shall insure against losses from the enforcement of such mechanics' liens). In addition, the lien of the Holders of Notes may be subordinate to, or may not include (if precluded by the terms of such security interests) security interests granted in connection with Equipment Financing and certain other purchase money Indebtedness. Furthermore, the Note Collateral does not include
(i) any equipment subject to Liens securing Existing Indebtedness; (ii) any agreement with a third party that, pursuant to its terms, cannot be pledged as security, provided that the Company shall use its best efforts to obtain such third party's consent to assignment of material agreements; (iii) Gaming Licenses and (iv) the Designated Assets and the Rancho Road Property, to the extent such assets are encumbered to secure Indebtedness other than the Notes. The Coast Resorts Guarantee is secured by a pledge of all of the Capital Stock of the Company and Coast West, and the Coast West Guarantee is, and any Guarantee executed by any future Subsidiaries of the Company will be, secured by a first priority security interest in substantially all existing and future assets of such entity, subject to Permitted Liens and subject to certain exceptions set forth in the Indenture (collectively, the "Guarantee Collateral" and together with the Note Collateral, the "Collateral").

  The Capital Stock of Coast West and the assets of Coast West (including the Coast West Lease) will be released from the Lien securing the Guarantors' obligations under the Indenture and the Notes in the event that Coast Resorts or Coast West elects to effect such a release and repays to the Company in cash the aggregate amount of any Indebtedness owed to the Company by Coast West as of the date of such release. In addition, the Designated Assets and the Rancho Road Property will be released from the Lien securing the Company's obligations under the Indenture and the Notes in the event that the Company elects to effect such a release in connection with the incurrence of additional Indebtedness secured by such assets. The Indenture provides that the Company may incur up to $30.0 million in aggregate principal amount of Indebtedness that may be secured by a Pari Passu Lien on the Pari Passu Collateral and, subject to the satisfaction of certain Fixed Charge coverage tests, may incur certain additional Indebtedness that may be secured by a Pari Passu Lien on the Pari Passu Collateral. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  The proceeds of any sale of the Collateral in whole pursuant to the Indenture and the related Security Documents following an Event of Default may not be sufficient to satisfy payments due on the Notes. In addition, the ability of the Holders of the Notes to realize upon the Collateral may be limited pursuant to gaming laws, in the event of a bankruptcy, pursuant to other applicable laws, including securities laws, and pursuant to any intercreditor agreement relating to any Pari Passu Collateral, all as described below. See "--Remedies Upon Default Under Notes" below, and "Risk Factors--Ability to Realize on Collateral," "--Mechanics Liens," and "-- Fraudulent Conveyances and Preferential Transfers."

  Subject to the terms of any intercreditor agreement relating to Pari Passu Collateral, if an Event of Default occurs and is continuing, the Trustee, on behalf of the Holders of the Notes, in addition to any rights or remedies available to it under the Indenture and the Security Documents, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings. Subject to the terms of any intercreditor agreement relating to Pari Passu Collateral, the proceeds received by the Trustee from any such sale or foreclosure will be applied by the Trustee first to pay the expenses of such sale or foreclosure and fees and other amounts then payable to the Trustee under the Indenture, and thereafter to pay amounts due and payable with respect to the Notes.

 Certain Gaming Law Limitations

  The Trustee's ability to foreclose upon the Collateral will be limited by relevant gaming laws, which generally require that persons who own or operate a casino or purchase, possess or sell gaming equipment hold a valid gaming license. No person can hold a license in the State of Nevada unless the person is found qualified or suitable by the relevant Gaming Authorities. In order for the Trustee or a purchaser at or after foreclosure to be found qualified or suitable, such Gaming Authorities would have discretionary authority to require the Trustee, any or all of the Holders of the Notes and any such purchaser to file applications, be investigated and be found qualified or suitable as an owner or operator of gaming establishments. The applicant for qualification, a finding of suitability or licensing must pay a filing fee and all costs of such investigation. If the Trustee is unable or chooses not to qualify, be found suitable, or licensed to own, operate or sell such assets, it would have to retain or sell to an entity licensed to operate or sell such assets. In addition, in any foreclosure sale or subsequent resale by the Trustee, licensing requirements under the relevant gaming laws may limit the number of potential bidders and may delay any sale, either of which events would have an adverse effect on the sale price of the Collateral. Therefore, the practical value of realizing on the Collateral may, without the appropriate approvals, be limited.

 Certain Bankruptcy Limitations

  The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or a Guarantor prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The court has broad discretionary powers in all these matters, including the valuation of the Collateral. In addition, since the enforcement of the Lien of the Trustee in cash, deposit accounts and cash equivalents (other than the Interest Escrow Account and Construction Disbursement Account) may be limited in a bankruptcy proceeding, the Holders of the Notes may not have any consent rights with respect to the use of those funds by the Company or any of its Subsidiaries during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral.

DISBURSEMENT OF FUNDS

 Interest Escrow Account

  Pursuant to the Indenture, upon the closing of the Offering, the Company deposited with the Trustee, and pledged to the Trustee for the benefit of the Holders of the Notes, the Pledged Securities which, upon receipt of scheduled interest and principal payments, will provide for payment in full of the interest payments due on the Notes through December 15, 1996. The Company used approximately $19.3 million of the net proceeds of the Offering to acquire the Pledged Securities. The Pledged Securities were pledged by the Company to the Trustee for the benefit of the Holders of Notes pursuant to the Pledge Agreement and are held by the Trustee in the Interest Escrow Account. Pursuant to the Pledge Agreement, immediately prior to an interest payment date on the Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Interest Escrow Account funds sufficient to pay interest then due. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Interest Escrow Account in an equal amount.

  Interest earned on the Pledged Securities will be added to the Interest Escrow Account. In the event that the aggregate amount of funds and Pledged Securities held in the Interest Escrow Account exceeds the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the interest payments due on the Notes through December 15, 1996 (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the scheduled interest payment due onDecember 15, 1996), the Trustee will deposit such excess amount into the Construction Disbursement Account described below. The Notes are secured by a first priority security interest in the Pledged Securities and in the Interest Escrow Account and, accordingly, the Pledged Securities and Interest Escrow Account also secure repayment of the principal amount of the Notes to the extent of such security.

  Under the Pledge Agreement, assuming that the Company makes the first two scheduled interest payments on the Notes in a timely manner, all of the Pledged Securities will have been released from the Interest Escrow Account and thereafter the Notes will be secured only by the remaining Collateral.

 Construction Disbursement Account; Disbursement Agreement

  Pursuant to the Disbursement Agreement, the Company deposited approximately $114.8 million of the net proceeds of the Offering into the Construction Disbursement Account to be held in escrow and invested in Cash Equivalents until needed from time to time to fund the Company's construction of the Orleans Hotel and Casino. Such funds are held in the Construction Disbursement Account until disbursed in accordance with the Disbursement Agreement to the Contractor's Disbursed Funds Account or the FF&E Disbursed Funds Account. Subject to certain exceptions set forth in the Disbursement Agreement, the Disbursement Agent authorizes the disbursement of funds from the Construction Disbursement Account only upon the satisfaction of the disbursement conditions set forth in the Disbursement Agreement. Such conditions include the requirement that the Company, the project manager and/or the project architect (as applicable under the Disbursement Agreement), deliver a certificate certifying as to, among other things, the application of the funds to be disbursed; the conformity of construction undertaken to date with the Plans and Specifications, as finalized and modified at such time; the expectation that the Orleans Hotel and Casino will be Operating by the Operating Deadline; receipt of appropriate evidence of Lien releases and title insurance endorsements required under the Disbursement Agreement; the accuracy of the Construction Budget; the sufficiency of remaining funds to complete the Orleans Hotel and Casino within each line item allocation taking into account the possibility of future allocations from the Construction Budget reserve for contingencies; compliance with line item budget allocations taking into account the possibility of future allocations from the Construction Budget reserve for contingencies; the absence of an Event of Default under the Indenture; and the satisfaction of certain other conditions to disbursement set forth in the Disbursement Agreement. Additional conditions include that the Disbursement Agent receive appropriate title insurance endorsements and conditional lien releases from contractors and certain subcontractors performing work on the Orleans Hotel and Casino.

  The Disbursement Agreement authorizes the allocation of funds from the unallocated reserve set forth in the Construction Budget to one or more specific line items upon delivery by the Company, the project manager (in regard to allocations to line items for unallocated reserves relating to expenses covered by the Construction Contract) and the project architect of certificates certifying as to the sufficiency of remaining funds to complete the Orleans Hotel and Casino in compliance with the line item budget allocations, taking into account the possibility of future allocations from the reserve for contingencies. The Disbursement Agreement provides for the advancement of limited funds for the prepayment of costs that the project manager or the Company anticipates making in connection with the Disbursement Agreement, all on conditions to be set forth in the Disbursement Agreement. The Disbursement Agreement provides that the Company shall provide the same supporting documentation required under the Disbursement Agreement with respect to other disbursements within 45 days of any advanced disbursements.

  The Disbursement Agreement provides that the Construction Budget may be amended from time to time only upon the satisfaction of certain conditions set forth in the Disbursement Agreement. Such conditions include that the Company deliver a certificate certifying as to the reasonable necessity or advisability of the amendment; the availability of funding to pay costs represented by any line item increase; the continued reasonableness of the Construction Budget; conformity of the construction undertaken to date with the Plans and Specifications, as finalized and modified at such time; the expectation that the Orleans Hotel and Casino will be Operating by the Operating Deadline; the sufficiency of remaining funds to complete the Orleans Hotel and Casino within the line item allocations, taking into account the possibility of future allocations from the reserve for contingencies; the absence of an Event of Default under the Indenture; and certain other conditions if the unallocated reserve is zero. In addition, prior to any amendment to the Construction Budget, certain additional conditions will be required to be satisfied by the Company. Such additional conditions generally include that the Company submit the proposed amendment in writing and identify with particularity the availability of funds to pay for any increased line item and the delivery of certificates to the Disbursement Agent by the project manager (in regard to amendments relating to expenses covered by the Construction Contract) and the project architect.

  The Disbursement Agreement provides that if any funds remain in the Construction Disbursement Account on the date on which the Orleans Hotel and Casino becomes Operating (which shall have occurred on or prior to the Operating Deadline), the Disbursement Agent shall, upon the direction of the Company, direct the Escrow Agent, subject to certain exceptions set forth in the Disbursement Agreement, to disburse all remaining funds, if any, in the Construction Disbursement Account to any account or accounts specified by the Company which funds may be used by the Company only for working capital and general corporate purposes in accordance with the terms of the Indenture; provided, however, that no such funds may be used to make any Restricted Payment.

  The Disbursement Agreement also provides that an event of default shall exist thereunder if any of the following shall occur: (i) an Event of Default occurs and is continuing under the Indenture; (ii) the project manager or project architect is unable to deliver certain certificates required to be delivered pursuant to the Disbursement Agreement and such failure continues for a period of 30 days; (iii) Coopers & Lybrand L.L.P. (or its successor) reports an exception or irregularity that is not remedied within 30 days; (iv) any representation, warranty, certification or statement by the Company, project manager or project architect in the Disbursement Agreement or any certificate required to be delivered thereunder is untrue in any material respect on the date given or made and such untruthfulness continues for a period of 30 days; (v) if at any time the amount remaining in the Construction Disbursement Account plus certain other funds is less than the amount required in the Construction Budget to cause the Orleans Hotel and Casino to be Operating on or before the Operating Deadline, and such deficiency continues for a period of 30 days; and (vi) the Company fails to deliver certain other documents required by the Disbursement Agreement and such failure continues for a period of 30 days. Subject to certain exceptions set forth in the Disbursement Agreement and an amount up to $1.0 million to preserve the Collateral and to fund minimum operating expenses, if an event of default exists thereunder, the Disbursement Agent will not be permitted to authorize the disbursement of funds from the Construction Disbursement Account.

  All funds in the Construction Disbursement Account have been pledged as security for the repayment of the Notes.

OPTIONAL REDEMPTION

  The Notes will not be redeemable at the Company's option prior to December 15, 2000. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

         YEAR                                         PERCENTAGE
         ----                                         ----------
         2000........................................   106.50%
         2001........................................   103.25%

  Notwithstanding the foregoing, on or before December 15, 1998, the Company may on any one or more occasions redeem up to $57.75 million in aggregate principal amount of Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of a public offering of Coast Resorts Common Stock, to the extent such proceeds are contributed within 45 days of the consummation of any such offering to the Company as common equity; provided that no less than $117.25 million in aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such public offering of Coast Resorts Common Stock.

 Gaming Authority Requirements

  Notwithstanding any other provision hereof, if any Gaming Authority requires that a Holder or beneficial owner of New Notes must be licensed, qualified or found suitable under any applicable gaming law and such Holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such shorter period required by applicable law), or if such Holder or beneficial owner is not so licensed, qualified or found suitable (a "Disqualified Holder"), the Company will have the right, at its option, (i) to require such Disqualified Holder to dispose of such Disqualified Holder's New Notes within 30 days of receipt of such notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or
(ii) to call for the redemption of the New Notes of such Disqualified Holder at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption or such earlier date as may be required by such Gaming Authority or applicable gaming laws, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority or required by applicable gaming laws. Immediately upon a determination of unsuitability, the Disqualified Holder shall have no further rights whatsoever with respect to the New Notes (i) to exercise, directly or indirectly through any trustee, nominee or any other Person or entity, any right conferred by the New Notes and (ii) to receive any interest or any other distribution or payment with respect to the New Notes or any remuneration in any form from the Company for services rendered or otherwise, except the redemption price of the New Notes. The Company shall notify the Trustee in writing of any such redemption as soon as possible. The holder or beneficial owner of New Notes applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

MANDATORY REDEMPTION

  Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 20 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

  The exercise by the Holders of Notes of their right to require the Company to repurchase the Notes could cause a default under the Company's other Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. In addition, the Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company's then existing financial resources.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Coast Resorts (except to the Company or a wholly-owned subsidiary) or the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of Coast Resorts or the Company, (iii) the first day on which a majority of the members of the Board of Directors of Coast Resorts and the Company are not Continuing Directors, (iv) prior to the consummation of an IPO, the first day on which (a) the Principals and their Related Parties in the aggregate become the beneficial owners, directly or indirectly, of less than (1) 51% of the outstanding voting stock of Coast Resorts as a result of the sale, transfer or other disposition of voting stock of Coast Resorts or (2) 30% of the outstanding voting stock of Coast Resorts if Coast Resorts has issued new shares of voting stock after the date of the Indenture and the reduction in the percentage of the outstanding voting stock of Coast Resorts beneficially owned by the Principals and their Related Parties to less than 30% is solely the result of the issuance of new shares of voting stock by Coast Resorts or
(b) Michael J. Gaughan and his Related Parties in the aggregate become the beneficial owners, directly or indirectly, of less than (1) 29% of the outstanding voting stock of Coast Resorts as a result of the sale, transfer or other disposition of voting stock of Coast Resorts or (2) the percentage of the outstanding voting stock of Coast Resorts which bears the same relation to the percentage of the outstanding voting stock owned by Michael J. Gaughan and his Related Parties on the date of the Indenture as 30% bears to the percentage of the outstanding voting stock owned by the

Principals and their Related Parties on the date of the Indenture (the "Designated Percentage") if Coast Resorts has issued new shares of voting stock after the date of the Indenture and the reduction in the percentage of the outstanding voting stock of Coast Resorts beneficially owned by Michael J. Gaughan and his Related Parties to less than the Designated Percentage is solely the result of the issuance of new shares of voting stock by Coast Resorts, (v) following the consummation of an IPO, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (a) any "person" (as defined above), other than the Principals and their Related Parties, is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 40% of the voting stock of Coast Resorts or (b) any "person" (as defined above) is or becomes the "beneficial owner" (as defined above), directly or indirectly, of more of the voting stock of Coast Resorts or the Company than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate, but, in the case of both clauses (a) and (b) immediately above, excluding from the percentage of voting stock held by any person consisting of a group the voting stock owned by the Principals and their Related Parties who are deemed to be members of the group, provided that such Principals and Related Parties beneficially own a majority of the total voting stock of Coast Resorts held by such group, or (vi) the first day on which Coast Resorts ceases to own 100% of the outstanding Equity Interests of the Company. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred. For purposes of this definition, "voting stock" means, with respect to any Person, any class of Capital Stock of such Person having ordinary voting power (not depending upon the occurrence of any contingency) in the election of the board of directors (or persons or a governing body performing similar functions) of such Person.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Principals" means Michael J. Gaughan, Tito J. Tiberti, Jerry Herbst and Franklin Toti.

  "Related Party" with respect to any Principal means (i) any spouse, sibling, parent or lineal descendant of such Principal or any spouse of any such sibling or lineal descendant or (ii) any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly consummate any Asset Sale with respect to a Material Asset prior to the date the Orleans Hotel and Casino is Operating. The Company will not, and will not permit any of its Subsidiaries to consummate an Asset Sale unless (i) no Default or Event of Default exists or is continuing immediately prior to or after giving effect to such Asset Sale; (ii) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (iii) at least 80% of the consideration therefor received by the Company or such Subsidiary is in the form of Cash Equivalents; provided that (x) the amount of any liabilities (as shown on the

Company's or such Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets, (y) the amount of any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash or as to which the Company or such Subsidiary has received at or prior to the consummation of the Asset Sale a commitment from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale unless not actually converted into cash within such 90-day period (to the extent of the cash received or receivable pursuant to any such commitment) and (z) an amount equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of operating assets to be used or useful in any business in which the Company or any Subsidiary is permitted to engage pursuant to the covenants described under "--Certain Covenants--Line of Business" with respect to which the Trustee has received a first priority fully perfected security interest (subject to Permitted Liens and certain exceptions set forth in the Indenture) will be deemed to be Cash Equivalents for purposes of this provision. For purposes of the following paragraph and clause (iii) of this paragraph, an Event of Loss suffered by the Company or any of its Subsidiaries shall constitute an Asset Sale and the Company will be required to apply the Net Proceeds from such Event of Loss as set forth below.

  Within 270 days after the receipt of any Net Proceeds from an Asset Sale (including Net Proceeds from an Event of Loss, but excluding any Net Proceeds from an Asset Sale of the Barbary Coast pursuant to the covenant described under the caption "--Mandatory Sale of Barbary Coast"), the Company or any of its Subsidiaries may (i) apply an amount equal to such Net Proceeds to the making of a capital expenditure or the acquisition of other tangible assets, in each case, that is used or useful in any business in which the Company or the relevant Subsidiary is permitted to be engaged pursuant to the covenant described under "--Certain Covenants--Line of Business," upon consummation of which the Trustee will have received a first priority fully perfected security interest (subject to Permitted Liens and certain exceptions set forth in the Indenture) in the property or assets acquired by the Company or its Subsidiaries in connection therewith, (ii) contractually commit to apply such Net Proceeds to the payment of the costs of construction or real property improvements of property used or useful in any business in which the Company or the relevant Subsidiary is permitted to be engaged pursuant to the covenant described under "--Certain Covenants--Line of Business" with respect to which the Trustee will have received a first priority fully perfected security interest (subject to Permitted Liens and certain exceptions set forth in the Indenture), or (iii) deem such Net Proceeds to have been applied to the extent of any capital expenditure or acquisition made within 90 days preceding the date of the Asset Sale of other tangible assets, in each case, that are used or useful in any business in which the Company or the relevant Subsidiary is permitted to be engaged pursuant to the covenant described under "--Certain Covenants--Line of Business;" provided, however, that any Net Proceeds from an Asset Sale of a Designated Asset or the Rancho Road Property (a) shall be applied to the payment of Project Costs of the Orleans Hotel and Casino prior to the disbursement of any additional funds from the Construction Disbursement Account following the date of such Asset Sale if such Asset Sale occurs on or prior to the date on which the Orleans Hotel and Casino is Operating or (b) may be used by the Company for general corporate purposes at any time if such Asset Sale occurs after the date on which the Orleans Hotel and Casino is Operating; provided further, however, that if on the date of the consummation of an Asset Sale of all or substantially all of the assets used in the business of the Barbary Coast, the Fixed Charge Coverage Ratio of the Company for the Company's most recently ended four full fiscal quarters for which internal financial statements are available is less than 2.25 to 1 (determined on a pro forma basis giving effect to such Asset Sale), the Company will be required to make an offer to all Holders of Notes to purchase Notes (the "Barbary Coast Offer") in an amount equal to the maximum principal amount of Notes that may be purchased with 50% of the Net Proceeds from such Asset Sale, at a price in cash equal to 105% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase, in accordance with the procedures set forth in the Indenture. The 50% of Net Proceeds from such Asset Sale not required to be used to make the Barbary Coast Offer and the amount of the balance, if any, of the 50% of Net Proceeds remaining after the purchase of Notes pursuant to the Barbary Coast Offer may be used by the Company for general corporate purposes. Pending the final application (which, for purposes of clause (ii) of the preceding sentence shall be deemed to occur upon payment of such Net Proceeds pursuant to the contractual commitment referred to therein) of any such Net Proceeds (other than Net Proceeds to be applied pursuant to the proviso contained in the preceding sentence), the Company will invest such Net Proceeds in Cash Equivalents held in an account in which the Trustee shall have a first priority security interest (subject to Permitted Liens) for the benefit for the Holders of Notes and, if the Asset Sale or Event of Loss relates to Pari Passu Collateral, the holders of any Indebtedness secured by such Collateral on a pari passu basis with the Notes. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph (other than Net Proceeds from an Asset Sale of a Designated Asset or the Rancho Road Property or the balance of the Net Proceeds from a sale of all or substantially all of the assets used in the business of the Barbary Coast not used to repurchase Notes, as contemplated above) will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to (i) make an offer to all Holders of Notes to purchase Notes, and (ii) prepay, purchase or redeem (or make an offer to do so) any other Indebtedness of the Company ranking on a parity with the Notes and secured on a pari passu basis by any Pari Passu Collateral from time to time outstanding with provisions requiring the Company to prepay, purchase or redeem such Indebtedness with the proceeds from any asset sales (or offer to do so), pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be prepaid, purchased or redeemed or tendered pursuant to such offer (an "Asset Sale Offer"), in an amount equal to the maximum principal amount of Notes and such other Indebtedness that may be prepaid, purchased or redeemed out of the Excess Proceeds, at a price in cash equal to 100% of the principal amount thereof (or such higher price as may be provided with respect to such other Indebtedness), plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and such other Indebtedness tendered, prepaid, purchased or redeemed pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and such other Indebtedness surrendered by holders thereof or required to be prepaid, purchased or redeemed exceeds the amount of Excess Proceeds, the Trustee shall select the Notes in the manner described below under the caption "--Selection and Notice." Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, directly or indirectly, make any Asset Sale of any of the Capital Stock of a Subsidiary except pursuant to an Asset Sale of all of any capital stock of such Subsidiary.

  The Indenture provides that for so long as Coast West is a subsidiary of Coast Resorts and is providing the Coast West Guarantee, Coast Resorts will be prohibited from selling any Capital Stock of Coast West.

  The Company will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to any mandatory purchase offer.

 Mandatory Sale of Barbary Coast

  If, on the twentieth day of the month following the first month in which the Orleans Hotel and Casino has been Operating for 18 months, the Fixed Charge Coverage Ratio of the Company for the Company's most recently ended four full fiscal quarters for which internal financial statements are available is less than 1.5 to 1, the Company shall consummate an Asset Sale of the Barbary Coast within one year thereafter which Asset Sale shall comply with the first paragraph of the covenant described under the caption "--Asset Sales." The Company will be required to make an offer to all Holders of Notes to purchase Notes (the "Barbary Coast Mandatory Sale Offer") in an amount equal to the maximum principal amount of Notes that may be purchased with the Net Proceeds from such Asset Sale at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes purchased pursuant to the Barbary Coast Mandatory Sale Offer is less than the Net Proceeds from such Asset Sale, the Company may use any remaining Net Proceeds for general corporate purposes.

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

SELECTION AND NOTICE

  If less than all of the Notes are to be repurchased in an Asset Sale Offer, the Barbary Coast Offer or the Barbary Coast Mandatory Sale Offer or redeemed at any time, selection of Notes for repurchase or redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $1,000 or less shall be repurchased or redeemed in part. Notices of repurchase or redemption shall be mailed by first class mail at least 30 but not more than 60 days before the repurchase or redemption date to each Holder of Notes to be repurchased or redeemed at its registered address. If any Note is to be repurchased or redeemed in part only, the notice of repurchase or redemption that relates to such Note shall state the portion of the principal amount thereof to be repurchased or redeemed. A new Note in principal amount equal to the unpurchased or unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the repurchase or redemption date, interest ceases to accrue on Notes or portions of them called for repurchase or redemption.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that prior to the date on which the Orleans Hotel and Casino is Operating, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct holders of the Company's Equity Interests in any capacity (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company that is a Guarantor); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company that is a Guarantor); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company that is subordinated to the Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), except as permitted in clauses (q), (r), (s), (t), (x), (y) or (z) of the following paragraph. Following the date on which the Orleans Hotel and Casino is Operating, the Company will not, and will not permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (r), (s), (t), (v), (w), (y) and (z) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date on which the Orleans Hotel and Casino becomes Operating to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash

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

  proceeds received by the Company from capital contributions from Coast Resorts or the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to any Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) to the extent not included in Consolidated Net Income of the Company, 100% of the cash distributions or the amount of the cash principal and interest payments received since the date of the Indenture by the Company or any Subsidiary from any Person other than any Subsidiary in respect of any Restricted Investment until the entire amount of such Restricted Investment has been received and, thereafter, 50% of such cash distributions or cash principal and interest received by the Company or such Subsidiary from such Person in respect of such Restricted Investment.

  If no Default or Event of Default has occurred and is continuing, or would occur as a consequence thereof, the foregoing provisions will not prohibit (q) the redemption or repurchase (and the payment of dividends by the Company to Coast Resorts to fund any redemption or repurchase by Coast Resorts) of any debt or equity securities of the Company or any Guarantor required by, and in accordance with, any order of any Gaming Authority issued because the holder or beneficial owner of such security has failed to qualify or to be found suitable or otherwise eligible under any Gaming Law to remain a holder of such security, provided that the Company has used its best efforts to effect a disposition of such securities to a third-party and has been unable to do so;
(r) dividends or other payments (and the payment of dividends by the Company to Coast Resorts to fund any such payments) to the former partners of the Gold Coast Partnership and the Barbary Coast Partnership in an aggregate amount not to exceed $1.5 million to pay income tax liability incurred as such partners and assessed after the date of the Indenture; (s) payments to Coast Resorts required to be paid pursuant to the Tax Sharing Agreement; (t) dividends or other payments to Coast Resorts in an aggregate amount not to exceed $500,000 per fiscal year to pay accounting, legal, corporate reporting and other administrative expenses of Coast Resorts in the ordinary course of business;
(u) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (v) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (w) the defeasance, redemption, repurchase, acquisition or retirement of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (x) the payment of Restricted Payments in an aggregate amount not to exceed $3.0 million, provided that no more than $1.0 million in aggregate amount of such Restricted Payments may be paid prior to the date on which the Orleans Hotel and Casino becomes Operating; (y) the exchange of Subordinated Notes for Coast Resorts Common Stock; and (z) Investments in Hedging Obligations with respect to Indebtedness otherwise permissible under the Indenture.

  The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced in the case of a Restricted Payment with a fair market value in excess of $1.0 million by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment in excess of $1.0 million, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

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

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that so long as no Default has occurred and is continuing:

    (i) the Company may incur or otherwise become directly or indirectly liable for Indebtedness (including Acquired Debt) (and a Subsidiary of the Company that is a Guarantor may guarantee on a subordinated basis such Indebtedness) and the Company may issue shares of Disqualified Stock if (a) such Indebtedness is expressly subordinated in right of payment to the Notes, (b) the Fixed Charge Coverage Ratio of the Company for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period, (c) the Weighted Average Life to Maturity of such Indebtedness or Disqualified Stock is greater than the remaining Weighted Average Life to Maturity of the Notes, and (d) the final maturity of such Indebtedness or Disqualified Stock is not prior to the date on which the Notes mature; and

    (ii) the Company may incur or otherwise become directly or indirectly liable for Indebtedness (including Acquired Debt) (and a Subsidiary of the Company that is a Guarantor may guarantee on a pari passu basis such Indebtedness) if (a) such Indebtedness is unsecured and pari passu in right of payment to the Notes, (b) the Fixed Charge Coverage Ratio of the Company for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least
  2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period, (c) the Weighted Average Life to Maturity of such Indebtedness is greater than the remaining Weighted Average Life to Maturity of the Notes, and (d) the final maturity of such Indebtedness is not prior to the date on which the Notes mature.

    So long as no Default has occurred and is continuing, the foregoing provisions will not apply to:

    (i) working capital Indebtedness and letters of credit of the Company (and Guarantees thereof by the Subsidiaries of the Company that are Guarantors) and Indebtedness represented by standby letters of credit or performance, surety, appeal or other similar bonds on terms customary in the hotel-casino industry, in each case to the extent incurred in the ordinary course of business, in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed (including the amount of any Permitted Refinancing Indebtedness applied to the refinancing thereof) $20.0 million; provided, however, that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (i) at any time prior to the date on which the Orleans Hotel and Casino becomes Operating shall not exceed (including the amount of any Permitted Refinancing Indebtedness applied to the refinancing thereof) $10.0 million;

    (ii) Indebtedness of the Company represented by Equipment Financing (or as otherwise described in this clause (ii)) incurred by the Company; provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (ii) shall not exceed (including the amount of any Permitted Refinancing Indebtedness applied to the refinancing thereof) $30.0 million; provided further, that following the date on which the Orleans Hotel and Casino is Operating, up to $10.0 million of such Indebtedness may be used for the purpose of purchasing or constructing improvements on the following real property used in the business of the
  Company: (a) the parcel of real property leased by the Company from Nevada Power Company on the date of the Indenture and (b) real property not included in the Collateral as of the date of the Indenture, so long as in any such case the Trustee, for the benefit of the Holders, is granted a lien in

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

  such real property and improvements subordinate only to the lien of such Indebtedness secured by such real property and improvements;

    (iii) Permitted Sundance Indebtedness of the Company (and Guarantees thereof by the Subsidiaries of the Company that are Guarantors);

    (iv) Existing Indebtedness;

    (v) Indebtedness of the Company and the Guarantors represented by the Notes and the Guarantees thereof;

    (vi) Permitted Refinancing Indebtedness of the Company in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted to be incurred pursuant to the first paragraph of this covenant or by clauses (i), (ii), (iii),
  (iv), (v), (x) or this clause (vi) of this paragraph;

    (vii) intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries that is a Guarantor; provided, however, that
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary that is a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary that is a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

    (viii) Indebtedness of the Company that is owed to any shareholder of Coast Resorts or any Shareholder Related Party in an aggregate principal amount at any time outstanding not to exceed $3.0 million; provided, however, that such Indebtedness is expressly subordinated in right of payment to the Notes, the Weighted Average Life to Maturity of such Indebtedness is greater than the remaining Weighted Average Life to Maturity of the Notes and the final maturity of such Indebtedness is not prior to the date on which the Notes mature;

    (ix) the incurrence by the Company of Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

    (x) Permitted Barbary Coast Expansion Indebtedness of the Company (and Guarantees thereof by the Subsidiaries of the Company that are Guarantors) incurred after the Orleans Hotel and Casino has become Operating; and

    (xi) bond or surety obligations posted by the Company or any Subsidiary of the Company in order to prevent the loss or material impairment of or to obtain a Gaming License or as otherwise required by an order of any Gaming Authority to the extent required by applicable law and consistent in character and amount with customary industry practice.

  The Indenture also provides that if this covenant authorizes the incurrence of any Indebtedness that may be secured by a Pari Passu Lien on the Pari Passu Collateral, upon the request of the Company, the Trustee is authorized to enter into an intercreditor agreement with the holder or holders of such pari passu Indebtedness (the "Pari Passu Debtholder") in substantially the form attached as an exhibit to the Indenture that provides to the following effect:

    (a) the Lien of the Trustee on the Pari Passu Collateral shall be equal in priority (regardless of the time or method of attachment or perfection) to the Lien in favor of, or for the benefit of, such Pari Passu Debtholder for the sum of (1) a principal amount of Indebtedness not to exceed the principal amount permitted by the Indenture to be secured by a Pari Passu Lien and (2) any other Obligations in respect of such principal amount of pari passu Indebtedness;

    (b) such intercreditor agreement is solely for the purpose of establishing the relative interests of the Pari Passu Debtholder and the Trustee and the Holders of Notes and is not for the benefit of any other party;

    (c) the holders (or the representatives thereof) of a majority in interest of the aggregate principal amount of the Notes (for such purposes, the Trustee acting pursuant to the Indenture shall represent the Holders of the Notes) and other Indebtedness secured by the Pari Passu Lien at the time outstanding shall have the sole right to take, enforce or exercise any right or remedy, to take or exercise any action or election or to refrain from taking or exercising any action with respect to any of the Pari Passu Collateral or the Security Documents relating to the Pari Passu Collateral; provided, that the Pari Passu Debtholder may take or exercise any action or election or refrain from taking or exercising any action with respect to any collateral that is not Pari Passu Collateral or under any document that does not apply to the Pari Passu Collateral; and provided, further, that the Trustee shall have no duty or obligation to any Pari Passu Debtholder in taking or exercising any action or election or in refraining from taking or exercising any action with respect to any of the Pari Passu Collateral or the Security Documents;

    (d) each of the Trustee and the Pari Passu Debtholder agree that any money or funds realized with respect to the Pari Passu Collateral in connection with the enforcement or exercise of any right or remedy with respect to any Pari Passu Collateral following the acceleration of the Notes shall be distributed as follows: First, to the payment of all reasonable expenses in connection with the collection, realization or administration of such funds or the exercise of rights or remedies; Second, to each holder of Indebtedness secured by a Pari Passu Lien on the Pari Passu Collateral, a proportion of such remaining money or funds in the same proportion as the total outstanding obligations so secured held by such holder bears to the total outstanding obligations so secured until all such secured obligations have been paid in full; and Third, to the Company or to whosoever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct;

    (e) the Trustee and the Pari Passu Debtholder agree that any Pledged Securities and any amounts in the Interest Escrow Account and the Construction Disbursement Account in the name of the Trustee shall be held for the sole benefit of the Holders of the Notes; and

    (f) each of the Trustee, the Holders of Notes and the Pari Passu Debtholders shall have the right to alter or amend their respective agreements and documents with the Company in accordance with their terms and to release any Collateral from their respective Liens in accordance with the terms of their respective agreements.

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries, (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, (iv) grant Liens in favor of the Holders of the Notes under the Security Documents, or (v) guaranty the Notes or any renewals or refinancings thereof, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Indenture and the Notes, (c) applicable law,
(d) any instrument of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in

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

determining whether such acquisition was permitted by the terms of the Indenture, (e) by reason of customary restrictions on subletting or non-assignment provisions in leases entered into in the ordinary course of business, (f) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (g) any restrictions with respect to Capital Stock or assets, as the case may be, of a Subsidiary of the Company imposed pursuant to an agreement that has been entered into for the sale or disposition of all of the Capital Stock or all or substantially all of the assets of such Subsidiary, and (h) replacements of restrictions imposed pursuant to clauses (a) through (g) that are no more restrictive than those being replaced.

 Merger, Consolidation or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately prior to or after such transaction no Default or Event of Default exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person or, if such transaction is not one which by its nature could be obtained from such an unrelated Person, is on fair and reasonable terms and was negotiated in good faith and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of (1) the disinterested members of the Board of Directors of the Company and (2) at any time after 180 days after the date of the Indenture, the Independent Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that (w) any employment or related agreement or arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business on terms customary in the hotel-casino industry, (x) transactions between or among the Company and/or its Subsidiaries, (y) transactions permitted by the provisions of the

Indenture described above under the caption "--Restricted Payments," and (z) customary directors' fees and indemnities, in each case, shall not be deemed Affiliate Transactions; and provided further, that transactions pursuant to and in accordance with the terms of the Construction Contract shall not be subject to the provisions of clause (ii)(b) of this covenant.

 Maintenance of Insurance

  On the date of the Indenture, and at all times thereafter, the Company and each of its Subsidiaries shall have in effect customary comprehensive general liability, property and casualty and business interruption insurance and shall cause builders risk coverage insurance to be maintained with respect to the Orleans Hotel and Casino, in each case on such terms and in such amounts as are customarily carried by similar businesses and in any event which are no less favorable to the Company and its Subsidiaries than those in effect on the date of the Indenture.

 Subsidiary Guarantees

  The Indenture provides that if the Company or any of its Subsidiaries shall, after the date of the Indenture, transfer or cause to be transferred, in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company) in excess of $250,000 to any Subsidiary that is not a Guarantor, or if the Company or any of its Subsidiaries shall acquire another Subsidiary having total assets with an aggregate fair market value (as determined in good faith by the Board of Directors of the Company) in excess of $250,000, then such transferee or acquired Subsidiary will execute a Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture; provided, however, that the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of the assets of Subsidiaries of the Company that are not Guarantors will not at any time exceed $1.0 million.

 Limitation on Issuances and Sales of Capital Stock of Wholly Owned
Subsidiaries

  The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and
(b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

 No Amendment to Subordination Provisions

  The Indenture provides that, without the consent of each Holder of Notes outstanding, the Company will not amend, modify or alter the Subordinated Notes in any way that will (i) increase the rate of or change the time for payment of interest on any Subordinated Notes, (ii) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Subordinated Notes, (iii) alter the prepayment provisions or add provisions requiring the Company to redeem or offer to purchase such Subordinated Notes or (iv) amend the provisions of the third paragraph of the Subordinated Notes (which relates to subordination).

 Line of Business

  The Indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any business other than the gaming and hotel businesses and such business activities as are incidental or related thereto.

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

 Payments for Consent

  The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding (i) Coast Resorts will furnish to the Holders of Notes all annual and quarterly reports and the information, documents, and other reports required to be filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports") if Coast Resorts were required to file SEC Reports and, whether or not required by the rules and regulations of the Commission, Coast Resorts will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing), (ii) prior to the effectiveness of the Registration Statement of which this Prospectus is a part, the Company will furnish to the Holders of Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company and any of its Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and make such information available to prospective investors upon request, and (iii) after the effectiveness of the Registration Statement of which this Prospectus is a part, the Company will furnish to the Holders of Notes all SEC Reports that would be required to be filed with the Commission if the Company were required to file SEC Reports and, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing). In addition, the Company and Coast Resorts have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders of Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

 Limitations on Construction

  The Company will cause construction of the Orleans Hotel and Casino, including the furniture, fixtures and equipment thereof, to proceed with diligence and continuity in a good and workmanlike manner in accordance with the Plans and Specifications, except during the existence of delays caused by events beyond its control for not more than 45 days or, if for more than 45 days, for which the Company has delivered to the Trustee, by the 45th day of such delay, an Officers' Certificate, certifying that the Company shall cause the Orleans Hotel and Casino to be Operating on or before the Operating Deadline. In the event that the Orleans Hotel and Casino becomes Operating prior to the completion of the construction of at least 756 hotel rooms (including suites) and 3,375 parking spaces, the Company will proceed with due diligence to complete the construction of a total of 756 hotel rooms (including suites) and 3,375 parking spaces.

 Limitations on Use of Proceeds

  The Indenture provides that the Company will cause all of the net proceeds from the sale of the Old Notes, after deducting underwriting discounts, offering expenses and amounts applied to the repayment of Indebtedness of the Company, to be deposited into the Construction Disbursement Account and the Interest Escrow Account and disbursed only in accordance with the Disbursement Agreement and the Interest Escrow Agreement, respectively.

 Board of Directors

  Within 180 days of the date of the Indenture, each of the Company and Coast Resorts will have caused its Board of Directors to include at least two Independent Directors and each such Board of Directors will include at least two Independent Directors at all times thereafter. F. Michael Corrigan and Charles Silverman were elected as Independent Directors to the Boards of Directors of the Company and Coast Resorts effective as of March 1, 1996. See "Management."

 Limitation on Status as Investment Company

  The Indenture prohibits the Company and the Guarantors from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940.

 Limitation on Activities of Coast West

  Prior to the earlier to occur of (i) the release of Coast West from the Coast West Guarantee and the related Security Documents in accordance with the terms thereof or (ii) Coast West becoming a Wholly Owned Subsidiary of the Company, Coast West will make all Coast West Lease Payments on a timely basis and will not conduct any business or investment activities whatsoever (including without limitation, issuing any Equity Interests, making any Investments, incurring any Indebtedness or making any payments or taking any actions which, if made or taken by the Company, would constitute Restricted Payments) other than (a) to be the Tenant under the Coast West Lease and to do all things necessary or incident thereto, including without limitation, making the Coast West Lease Payments and to do or cause to be done all things necessary to protect the property subject to the Coast West Lease and to preserve its rights therein, (b) to issue and pay the promissory notes, if any, described in clause (vi) of the definition of "Permitted Investments,"
(c) to be a Guarantor and to do all things necessary or incident thereto, including without limitation, to comply with its obligations under the Security Documents, (d) activities related to the planning and future development of the Sundance, including without limitation (1) the conduct of feasibility, engineering, environmental and other studies relating to the Sundance and (2) the negotiation of licenses, permits, financing commitments, architect's, construction and other contracts and other documents and matters relating to the development, planning and construction of the Sundance, and
(e) activities incidental or related to any of the foregoing, including without limitation (1) the payment of taxes, wages, fees and accounts payable,
(2) the receipt of funds from Coast Resorts in the form of capital contributions, (3) the investment of funds in Cash Equivalents pending application to any of the foregoing, and (4) the preparation of financial statements and other reports.

EVENTS OF DEFAULT

  The Indenture provides that each of the following constitutes an Event of
Default:

    (i) a default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

    (ii) default in payment when due of the principal of or premium, if any, on the Notes;

    (iii) failure by the Company to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "--Certain Covenants--Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock," "--Merger, Consolidation or Sale of Assets" or "--Limitation on Use of Proceeds;"

    (iv) failure by the Company for 45 days after notice to comply with any of its other agreements in the Indenture or the Notes;

    (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

    (vi) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

    (vii) failure by the Company or any of its Subsidiaries that individually or in the aggregate are Significant Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

    (viii) breach by the Company or any Guarantor of any material representation or warranty set forth in the Security Documents, or, subject to grace periods set forth in the applicable Security Documents default by the Company or any Guarantor in the performance of any covenant set forth in the Security Documents, or repudiation by the Company or any Guarantor of its obligations under the Security Documents or the unenforceability of the Security Documents against the Company or any Guarantor for any reason;

    (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries that individually or in the aggregate are Significant Subsidiaries;

    (x) the revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations at any of the Gold Coast, Barbary Coast or Orleans Hotel and Casino (following its commencement of operations) for a period of more than consecutive 90 days; and

    (xi) the failure of the Orleans Hotel and Casino to be Operating by the Operating Deadline; provided, however, that the foregoing shall not constitute an Event of Default if the Orleans Hotel and Casino is Operating prior to an acceleration of the Notes.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all principal, premium, if any, interest, Liquidated Damages, if any, and any other monetary obligations with respect to the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power, including without limitation the exercise of any remedy under the Indenture, or any of the Security Documents. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

REMEDIES UPON DEFAULT UNDER NOTES

  General. If an Event of Default under the Notes occurs and the Notes become due and payable in full, the Trustee, acting on behalf of the Holders of Notes, may, subject to the terms of any intercreditor agreement, enforce its rights under the Indenture and the Security Documents and enforce the remedies provided thereunder. However, Nevada's "one-action" rule generally requires lenders to proceed against real property given as security before initiating certain actions to enforce the Notes or other debt instruments.

  At the sale of the property pursuant to the power of sale under the Deed of Trust or a foreclosure sale in a judicial foreclosure proceeding, the Trustee could seek to purchase the Note Collateral by bidding at the foreclosure sale, although the Trustee would not be expected to bid in excess of the amount of debt outstanding under the Notes or the fair market value of such Collateral, whichever is less. If the net proceeds of the sale (or the amount bid by the Trustee, if the Trustee purchases the Note Collateral in such sale) were less than the full amount due under the Notes, the Trustee could seek a deficiency judgment against the Company by filing an application with the court within six months of the sale of the last parcel secured by the Deed of Trust pursuant to the trustee's sale or judicial foreclosure sale. In no event, however, may the application for deficiency judgment be filed more than two years after the initial trustee's sale or judicial foreclosure sale. In such proceedings, the Trustee would be limited in recovery to the difference between (i) the total unpaid amount of the Notes minus (ii) the greater of (A) the fair market value of the Note Collateral at the time of the foreclosure sale with interest from the date of the sale or (B) the amount for which the property was actually sold in the trustee's sale or the foreclosure sale with interest from the date of sale.

  Power of Sale. If an Event of Default occurs, then pursuant to the terms of the Deed of Trust, the Trustee will have the right to foreclose on the Note Collateral under a trustee's power of sale. The Trustee could initiate a trustee's sale by recording with the Clark County, Nevada recorder a notice of breach and election to sell the property (the "Default Notice"), and by providing such notice to the Company and such other parties as are specified under Nevada law.

  For a period of 35 days following the recording of the Default Notice and the mailing (by certified mail) of a copy of the Default Notice to the Company and any other persons entitled to notice under Nevada law, the Company would have the option to reinstate the Notes by making good its deficiency in performance or payment and by paying all costs, fees and expenses incident to preparation or recordation of such Default Notice and incident to making good its deficiency in performance or payment. Other persons with an interest in the Note Collateral may also reinstate the Notes by making good the deficiency in performance or payment and by paying all costs, fees and expenses incident to preparation of such Default Notice and incident to making good such deficiency in performance or payment. Following the passage of not less than three month from the date of recording of the Default Notice, the trustee under the Deed of Trust could commence the foreclosure sale by providing the Company and any other party entitled to notice under Nevada law with notice of the time and place thereof in accordance with Nevada law. Prior to the actual sale of the Note Collateral, the Company would have the right to redeem the property from such sale by paying in full the outstanding amount of principal of (and costs, fees, advances and premiums, if any, to the extent collectible under Nevada law), and interest on, the Notes. The actual trustee's sale of the Note Collateral would extinguish the Company's right of redemption.

  Judicial Foreclosure. If the Trustee judicially forecloses on the Note Collateral, the Trustee would be required to file a suit in Clark County, Nevada. If the court found in favor of the Trustee, a judgment of foreclosure and order of sale would be entered, and the court would order the sale of the Note Collateral.

  Following the final adjudication of the matter but prior to the actual sale of the Note Collateral, the Company would have the right to release the property from the Lien of the Deed of Trust by paying the full amount of the judgment rendered in such adjudications. Additionally, following the judicial foreclosure sale of the Note Collateral, the Company, its successor in interest or a creditor having a judgment or mortgage lien subsequent to the Deed of Trust, would have a statutory right to redeem the property for a period of one year by paying the purchaser of the Note Collateral the sum of
(i) the foreclosure sale price, (ii) 1% per month on such

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

judicial foreclosure sale price to the time of redemption and (iii) an amount sufficient to cover any payments made by such purchaser in respect of Liens, taxes and assessments created prior to the judicial foreclosure sale, together with interest on any such payments. This right of redemption following judicial foreclosure could discourage bidders at such a sale. Secured lenders in Nevada generally elect to foreclose pursuant to a power of sale rather than pursuant to a judicial foreclosure in order to avoid the operation of such right of redemption.

  Guarantees. Upon an Event of Default by the Company on the Notes, the Trustee may seek to enforce the Guarantees. The Guarantees will be enforceable without any need to first execute upon the stock of the Company and/or Coast West pledged as security for such Guarantees.

  Upon an Event of Default, the Trustee may seek to enforce the Guarantees regardless of what actions, if any, may have been taken under or with respect to the Security Documents. As a matter of law, however, Coast Resorts' liability under the Coast Resorts Guarantee and Coast West's liability under the Coast West Guarantee is limited to the maximum amount that does not result in such Guarantees being avoidable under applicable fraudulent conveyance and transfer laws. See "Risk Factors--Fraudulent Conveyances and Preferential Transfers." In addition, Coast Resorts and Coast West may have available to them any defenses against enforcement that are available to the Company as well as certain other "suretyship" defenses, in each case, subject to waivers thereof permitted by Nevada law.

  Nevada Gaming Restrictions. During the pendency of each foreclosure proceeding described above, the Trustee could seek the appointment of a receiver through a petition to the appropriate Nevada state court for the taking of possession of the Note Collateral. The receiver would be required to obtain the approval of the Nevada Gaming Authorities to continue gaming operations until the foreclosure sale. If the Trustee acquired the Note Collateral in a foreclosure sale, it could contract for the operation of the Note Collateral pursuant to an arrangement under which the Holders of the Notes would not share in the profits or losses of gaming operations to an independent operator who would be required to comply with the licensing requirements and other restrictions imposed by the Nevada Gaming Authorities. In addition, if the Trustee acquires and operates the Note Collateral, the Trustee and the Holders of the Notes will, if they share in the profits and losses, and may, in any event, be required to comply with the licensing requirements under the Nevada gaming laws.

  In each foreclosure sale described above, licensing requirements under the Nevada Gaming Control Act may limit the number of potential bidders and may delay the sale, either of which could adversely affect the sales price of the Note Collateral.

  Foreclosure Sale Proceeds. The net amount realized in any foreclosure sale of the Note Collateral will only be the amount that exceeds (i) amounts due and owing the Trustee under the Indenture and the Deed of Trust and (ii) certain costs, taxes and other expenses related to the foreclosure sale. It is anticipated that the net amount so realized will be shared ratably among the Holders of the Notes and the other holders of Indebtedness, if any, secured by a Lien on any portion of the Trust Estate that is pari passu with that of the Deed of Trust. Notwithstanding the foregoing, if the net amount realized in a foreclosure sale exceeds the aggregate amount required to satisfy in full the Notes and any other pari passu Indebtedness, then such excess shall be distributed in satisfaction of obligations secured by any junior mortgages or Liens on the property, in their order of priority, and the balance to the Company and for any other parties entitled thereto in accordance with Nevada law.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

  No director, officer, employee, incorporator or shareholder of the Company, any Subsidiary of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company, any Subsidiary of the Company or any Guarantor under the Notes, the Indenture, any Guarantee or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

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

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

  In addition, the Indenture provides that it will cease to be of further effect (except for certain obligations), and the Trustee shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when
(a) either (i) all Notes theretofore authenticated and delivered (other than Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the Indenture and Notes for whose payment money has been theretofore deposited with the Trustee) have been delivered to the Trustee for cancellation, or (ii) all such Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable at their final maturity within 45 days, or (C) are to be called for redemption within 45 days under arrangements satisfactory to the Trustee and, in the case of clauses
(ii)(A), (B) and (C), the Company has irrevocably deposited or caused to be deposited with the Trustee in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium and Liquidated Damages, if any) and interest to the date of such deposit or to the final maturity or redemption date; (b) the Company has paid or caused to be paid all other sums payable by it under the Indenture; (c) the Company and each Guarantor has delivered to the Trustee an officers' certificate and opinion of counsel each stating that all conditions precedent in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; and (d) the Company and each Guarantor have complied with the Trust Indenture Act in connection with such satisfaction and discharge.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture, the Notes, the Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), (viii) release all or substantially all of the Collateral from the Lien of the Indenture or the Security Documents (except in accordance with the provisions thereof) or (ix) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture, the Notes, the Guarantees or the Security Documents to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated

Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to enter into additional or supplemental Security Documents.

  In accordance with the terms of the Indenture, the release of Coast West from the Coast West Guarantee and of the Liens of the Trustee on the assets and Capital Stock of Coast West as described under "--Guarantees" and "-- Security" will not require the consent of the Holders of the Notes. In addition, upon any disposition of Collateral by the Company or any Subsidiary in compliance with the covenant described above under "--Repurchase at the Option of Holders--Asset Sales," or "--Certain Covenants--Merger, Consolidation or Sale of Assets," all Liens of the Trustee on such Collateral will be released without the consent of the Holders of the Notes.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Coast Hotels and Casinos, Inc., 4000 West Flamingo Road, Las Vegas, Nevada, 89103, Attention:
Mr. Gage Parrish, Vice President and Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth below, the New Notes will initially be issued in the form of one or more registered New Notes in global form (the "Global New Notes"). The Global New Notes will be deposited on the date of the consummation of the sale of the Exchange Offer with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). Interests in the Global New Notes will be available for purchase only by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("Qualified Institutional Buyers").

  New Notes that are (i) originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not Qualified Institutional Buyers or to any other person who is not a Qualified Institutional Buyer or (ii) issued as described below under "Certificated Securities," will be issued in registered form (the "Certificated Securities"). Upon the transfer to a Qualified Institutional Buyer of Certificated Securities, such Certificated Securities will, unless the Global New Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global New Note representing the principal amount of New Notes being transferred.

  DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or the DTC's Indirect Participants.

  The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global New Notes with DTC, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global New Notes and (ii) ownership of the New Notes evidenced by the Global New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the New Notes evidenced by the Global New Notes will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of the New Notes evidenced by the Global New Notes. Beneficial owners of Notes evidenced by the Global New Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Each Qualified Institutional Buyer that beneficially owns any Notes evidenced by the Global Notes must rely on the procedures of DTC and, if such Qualified Institutional Buyer is not a DTC Participant or a DTC Indirect Participant, on the procedures of the Participant through which such Qualified Institutional Buyer owns its interest, to exercise any rights of a holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of any Notes or a Qualified Institutional Buyer that is a beneficial owner of any Note evidenced by the Global Notes desires to take any action that DTC, as the Global Note Holder, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize the Qualified Institutional Buyers owning through such Participants to take such action or would otherwise act upon the instructions of the Qualified Institutional Buyers. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

  Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global New Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in a Global New Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in definitive form under the Indenture, then, upon surrender by the Global Note Holder of its Global New Note, Certified Securities will be issued to each person that DTC identifies as being the beneficial owner of the New Notes evidenced by the Global New Note.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Notes represented by the Global New Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Company and the Initial Purchasers entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission this Registration Statement with respect to the New Notes. Upon the effectiveness of this Registration Statement, the Company will commence the Exchange Offer pursuant to the terms herein and in the Letter of Transmittal. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in this Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until the earliest to occur of (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) the date on which such
Note is distributed to the public pursuant to Rule 144 under the Act (or any similar provision then in force, but not Rule 144A) or (v) the date such Note ceases to be outstanding.

  The Registration Rights Agreement provides that (i) the Company will file this Registration Statement with the Commission on or prior to May 4, 1996,
(ii) the Company will use its best efforts to have this Registration Statement declared effective by the Commission on or prior to July 18, 1996, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange

Offer and use its best efforts to issue on or prior to 30 Business Days after the date on which this Registration Statement was declared effective by the Commission, the New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises (and in any event on or prior to October 1, 1996) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, or (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to Consummate the Exchange Offer within 30 Business Days of the Effectiveness Target Date with respect to this Registration Statement, or (d) the Shelf Registration Statement or this Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder of Notes. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance, transfer or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than sales of inventory or the rental of hotel rooms in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $500,000 or (b) for Net Proceeds in excess of $500,000. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants-- Restricted Payments," and (iv) the sale of a Restricted Investment.

  "Barbary Coast Partnership" means Barbary Coast Hotel and Casino, a Nevada general partnership.

  "Barbary Coast Expansion" means any improvement of the Barbary Coast Hotel and Casino that includes the construction of not less than 150 additional hotel rooms.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof with a term not to exceed one year after the day of acquisition, (iii) time deposits and certificates of deposit and commercial paper issued by any domestic commercial bank or the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or its successors or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. or its successors and in each case maturing within one year after the date of acquisition, (iv) investments in money market funds, including funds offered by the Trustee or Affiliates of the Trustee, substantially all of whose assets comprise securities of the types described in clauses (ii) and (iii) above and (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the financial qualification specified in clause (iii) above.

  "Casino" means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any buildings, restaurants, hotels, theaters, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessels, barges, ships and equipment.

  "Coast Resorts Common Stock" means the common stock, par value $.01 per share, of Coast Resorts, Inc.

  "Coast West Lease" means that certain Ground Lease Agreement dated October 28, 1994 originally by and between 21 Stars, Ltd., a Nevada limited-liability company, Barbary Coast Hotel and Casino, a Nevada general partnership, Wanda Peccole, as successor Trustee of The Peccole 1982 Trust dated February 15, 1982, and the William Peter and Wanda Ruth Peccole Family Limited Partnership, a Nevada limited partnership, as amended through the date of the Indenture.

  "Coast West Lease Payments" means payments of Basic Monthly Rent (as defined in the Coast West Lease) and all other rent payable by Coast West pursuant to the Coast West Lease.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), deferred rent and other non-cash charges (excluding any such non-cash charge (other than deferred rent) to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its shareholders.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Guarantor,
(ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common shareholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Construction Budget" means an itemized schedule setting forth on a line item basis all of the costs which the Company anticipates to expend in connection with the development, construction, equipping and opening of the Orleans Hotel and Casino, as such Construction Budget may be amended from time to time pursuant to the Disbursement Agreement; it being understood that the Construction Budget shall consist of at least seven broad line items, including a contingency allocation which may be transferred to any of the other line items.

  "Construction Contract" means that certain Agreement Between Owner and Contractor, dated as of January 24, 1996, by and between J.A. Tiberti Construction Company, Inc. and the Company.

  "Construction Disbursement Account" means that certain account maintained by the Escrow Agent pursuant to the terms of the Disbursement Agreement, into which approximately $114.8 million of the Notes proceeds were deposited.

  "Contractor's Disbursed Funds Account" means that certain account into which Escrow Agent shall disburse funds from the Construction Disbursement Account, pursuant to the terms of the Disbursement Agreement, for the payment of the costs of completing the Orleans Hotel and Casino covered by the Construction Contract.

  "Deed of Trust" means the Deed of Trust, Assignment of Rents and Security Agreement dated as of January 30, 1996, among the Company, National Title Company, as trustee and the Trustee.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Assets" means the two aircraft owned by the Company on the date of the Indenture.

  "Disbursement Agreement" means that certain Disbursement and Escrow Agreement, dated as of January 30, 1996, by and among Nevada Title Company, as the escrow agent, Nevada Construction Services, Inc., the Trustee and the Company.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

  "Equipment Financing" means Indebtedness (including Capital Lease Obligations) that is non-recourse to the assets of any Person other than the Person incurring such Indebtedness, the proceeds of which are used solely to finance the acquisition, construction or lease by the Company or any of its Subsidiaries of furniture, fixtures or equipment ("FF&E") used in the ordinary course of the operation of the business of the Company and its Subsidiaries and secured by a Lien on such FF&E to secure the purchase price, construction cost or lease thereof.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (iii) any settlement in lieu of clause (ii) above, in the case of clause (i), (ii) or (iii), whether in a single event or a series of related events, which results in Net Proceeds in excess of $500,000.

  "Existing Indebtedness" means certain Indebtedness of the Company outstanding on the date of the Indenture and described on a schedule to the Indenture.

  "FF&E Disbursed Funds Account" means that certain account into which the Escrow Agent shall disburse funds from the Construction Disbursement Account, pursuant to the terms of the Disbursement Agreement, for the payment of those costs of completing the Orleans Hotel and Casino not covered by the Construction Contract.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the applicable reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the applicable reference period, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date, and (iv) the consolidated interest expense attributable to interest on any proposed Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period.

  "Fixed Charges" means, with respect to any Person for any period, the sum of
(i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding any amortization of debt issuance cost to the extent included in consolidated interest expense), and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, in each case, on a consolidated basis and in accordance with GAAP.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

  "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the City of Las Vegas and any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Subsidiaries.

  "Gaming Laws" means the gaming laws of any jurisdiction or jurisdictions to which the Company, any of its Subsidiaries or the Guarantors is, or may at any time after the date of the Indenture be, subject.

  "Gaming License" means every license, franchise or other authorization required to own, lease, operate or otherwise conduct gaming activities of the Company or any of its Subsidiaries, including without limitation, all such licenses granted under the Nevada Gaming Control Act, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

  "Gold Coast Partnership" means Gold Coast Hotel and Casino, a Nevada limited partnership.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

  "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision and whether now or hereafter in existence, or any officer or official thereof, and any maritime authority.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantors" means each of (i) Coast Resorts, (ii) except as otherwise provided herein, Coast West and (iii) any other Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Holder" means a Person in whose name a Note is registered.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

  "Independent Directors" means any members of the Board of Directors of the Company other than Michael J. Gaughan, Tito J. Tiberti, Jerry Herbst, Harlan
D. Braaten or Gage Parrish or their Related Parties or any officer or other employee of the Company, Coast Resorts or any Affiliate of Coast Resorts.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

  "IPO" means an initial public offering of Coast Resorts Common Stock which results in net proceeds to Coast Resorts of at least $30.0 million.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Material Asset" means any Casino owned or operated by the Company or a Subsidiary of the Company which accounts for at least 15% of the Consolidated Cash Flow of the Company for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the Indenture.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale or Event of Loss (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale or Event of Loss and insurance proceeds), net of the direct costs relating to such Asset Sale or Event of Loss (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (to the extent, in the case of revolving credit Indebtedness, such Indebtedness is permanently reduced) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve established by the Company or any of its Subsidiaries in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any of its Subsidiaries, as the case may be, after such Asset Sale.

  "Nevada Gaming Authorities" means, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other applicable governmental or administrative state or local agency involved in the regulation of gaming and gaming activities in the State of Nevada.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Operating" means, with respect to the Orleans Hotel and Casino, the first time that (i) all Gaming Licenses have been granted and have not been revoked or suspended, (ii) all Liens (other than the Liens created by the Security Documents or Permitted Liens) related to the construction of the Orleans Hotel and Casino have been paid or, if payment is not yet due or if such payment is contested in good faith by the Company, sufficient funds remain in the Interest Escrow Account and Construction Disbursement Account to discharge such Liens or such Liens have been bonded with bonds in form and substance sufficient to satisfy such Liens, (iii) the project manager and the architect of the Orleans Hotel and Casino shall have delivered a certificate to the Trustee certifying that the Orleans Hotel and Casino is complete in all material respects in accordance with the Plans and Specifications therefor (taking into account any variations therefrom contemplated by the definition of "Orleans Hotel and Casino") and all applicable building laws, ordinances and regulations, (iv) the Orleans Hotel and Casino is in a condition (including installation of furnishings, fixtures and equipment) to receive guests in the ordinary course of business, (v) gaming and other operations in accordance with applicable law are open to the general public and are being conducted at the Orleans Hotel and Casino, (vi) a permanent or temporary certificate of occupancy has been issued for the Orleans Hotel and Casino by Clark County, Nevada and (vii) a notice of completion of the Orleans Hotel and Casino has been duly recorded.

  "Operating Deadline" means December 31, 1997.

  "Orleans Expansion" means any capital addition, improvement, extension or repair to the Orleans Hotel and Casino after the Orleans Hotel and Casino is Operating.

  "Orleans Hotel and Casino" means the pending project to develop, construct and operate the Orleans Hotel and Casino, substantially as described in this Prospectus, to be located on an approximately 80-acre site at 4500 West Tropicana Avenue in Las Vegas, Nevada, and which will consist of, among other things, approximately 840 rooms (including suites), parking spaces for approximately 3,750 cars and approximately 100,000 square foot casino (including approximately 2,150 slot machines and 62 table games). For purposes of this definition, the phrase "substantially as described" with respect to the number of hotel rooms, square feet of casino space and number of parking spaces shall be deemed to have been satisfied if the actual number of hotel rooms (including suites) and parking spaces constructed is at least 80% of the respective numbers listed above and the actual square feet of casino space constructed is at least 90% of the number listed above, in each case, with the same overall quality and amenities as provided in the Construction Budget and the Plans and Specifications.

  "Pari Passu Collateral" means the Collateral, excluding the Pledged Securities and the funds held in the Interest Escrow Account and the Construction Disbursement Account, and excluding the Designated Assets and the Rancho Road Property after the release of any such assets from the Lien securing the obligations under the Indenture and the Notes.

  "Pari Passu Lien" means a Lien on the Pari Passu Collateral that ranks pari passu with the Lien of the Trustee for the ratable benefit of the Holders pursuant to the intercreditor agreement in substantially the form attached as an exhibit to the Indenture.

  "Permitted Barbary Coast Expansion Indebtedness" means Indebtedness incurred by the Company to finance the Project Costs of a Barbary Coast Expansion the aggregate principal amount of which at any time outstanding, together with any Permitted Refinancing Indebtedness applied to the refinancing thereof, does not exceed the lesser of $10.0 million or 70% of the aggregate Project Costs of such Barbary Coast Expansion.

  "Permitted Investments" means (i) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that is a Guarantor; (ii) any Investments in Cash Equivalents; (iii) Investments by the Company or any Subsidiary of the Company in a Person that are evidenced by Capital Stock, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor; (iv) Restricted Investments made as a result of the receipt of non-cash consideration from an Asset Sale or other disposition of assets that was made in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (v) following the release of Coast West from its Guarantee and the related Security Documents pursuant to the terms thereof, Investments in Coast West that are evidenced by Capital Stock that do not exceed $15.0 million at any time outstanding, provided that such Investment complies with clause (i) of the covenant described under the caption "-- Transactions with Affiliates"; and (vi) Investments in the form of loans to Coast West solely for the purpose of conducting the activities permitted under the covenant described under the caption "--Certain Covenants--Limitation on Activities of Coast West," which loans (a) are evidenced by promissory notes that are pledged to the Trustee as Collateral for the Notes, (b) are due and payable no later than one year prior to the final maturity of the Notes and
(c) do not exceed $8.0 million in aggregate principal amount at any time outstanding, provided, however, that the aggregate amount of all such loans then outstanding shall be due and payable prior to, or concurrently with, the release of Coast West from its Guarantee and the related Security Documents.

  "Permitted Liens" means (i) Pari Passu Liens on the Pari Passu Collateral to secure Indebtedness permitted by the terms of the Indenture under clause (i),
(iii), (x) or (vi) (to the extent the Permitted Refinancing Indebtedness secured thereby refinances Indebtedness permitted by any of the foregoing clauses) of the second paragraph of the covenant described under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock;" (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company, or securing Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or such Person becoming a Subsidiary and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary, as applicable, (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens do not extend to or cover any other property or assets and were in existence prior to the contemplation of such transaction; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (ii) of the second paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" (and any Permitted Refinancing Indebtedness applied to the refinancing thereof) covering only the assets acquired, constructed or improved with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(ix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (x) Liens on Pari Passu Collateral to secure Permitted Orleans Expansion Indebtedness and Permitted Refinancing Indebtedness that refinances such Permitted Orleans Expansion Indebtedness; (xi) easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business and consistent with hotel-casino industry practices that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (xii) Liens on the Designated Assets and the Rancho Road Property to secure Indebtedness permitted by the terms of the Indenture under clause (i) of the second paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" (and any Permitted Refinancing Indebtedness applied to the refinancing thereof); (xiii) Liens arising by reason of any judgment, decree or order of any court only to the extent for an amount and for a period not resulting in an Event of Default with respect thereto and so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally adversely terminated or the period within which such proceedings may be initiated shall not have expired; and (xiv) Liens of carriers, warehouse men, mechanics, landlords, material men, repairmen or other like Liens arising by operation of law in the ordinary course of business and consistent with industry practices and Liens on deposits made to obtain the release of such Liens if (a) the underlying obligations are not overdue for a period of more than 60 days or (b) such Liens are being contested in good faith and by appropriate proceedings by the Company and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP and
(c) the Company is in compliance with the terms of the Security Documents applicable to such Liens and (d) with respect to such Liens arising in connection with the Orleans Hotel and Casino, the Company has obtained the title insurance endorsements required under the Disbursement Agreement.

  "Permitted Orleans Expansion Indebtedness" means Indebtedness incurred by the Company to finance the Project Costs of an Orleans Expansion that is (i) Indebtedness permitted by the terms of the Indenture under clause (ii) of the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and
(ii) the aggregate principal amount of which does not exceed the lesser of $30.0 million or 75% of the aggregate Project Costs of such Orleans Expansion.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith, including any prepayment premium or penalty payable pursuant to the terms of such Indebtedness); (ii) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Permitted Sundance Indebtedness" means Indebtedness incurred by the Company in an aggregate principal amount not to exceed $70.0 million at any time outstanding, the proceeds of which are used to pay the Project Costs of the Sundance, provided that (a) such Indebtedness is pari passu in right of payment to the Notes, (b) the Weighted Average Life to Maturity of such Indebtedness is greater than the remaining Weighted Average Life to Maturity of the Notes and the final maturity of such Indebtedness is not prior to the date on which the Notes mature, (c) the aggregate principal amount of such Indebtedness at any time outstanding does not exceed 70% of the aggregate Project Costs of the Sundance, (d) the Fixed Charge Coverage Ratio of the Company for the Company's most recently ended two full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 1.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such two-quarter period, (e) the Company or any Wholly Owned Subsidiary of the Company that is a Guarantor owns all of the assets comprising the Sundance and (f) if the assets comprising the Sundance are owned by a Wholly Owned Subsidiary of the Company, all proceeds of any such Indebtedness are transferred to such Wholly Owned Subsidiary in the form of a direct loan evidenced by a promissory note or notes.

  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Plans and Specifications" means the plans and specifications for the Orleans Hotel and Casino, as delivered to the Company by the architect for the Orleans Hotel and Casino on or before the date of the Indenture, including without limitation, preliminary plans so delivered, and as finalized, amended, supplemented or otherwise modified from time to time in accordance with the terms of the Disbursement Agreement and the Construction Contract.

  "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of January 30, 1996, by and between the Trustee and the Company, governing the disbursement of funds from the Interest Escrow Account.

  "Pledged Securities" means the securities purchased by the Company with a portion of the proceeds from the sale of the Notes, which shall consist of Government Securities, to be deposited in the Interest Escrow Account.

  "Project Costs" means, with respect to the development, construction and opening of the Orleans Hotel and Casino, the Sundance, an Orleans Expansion or a Barbary Coast Expansion, as the case may be, the aggregate costs required to complete such development, construction and opening in accordance with the budget and the plans therefor and applicable legal requirements, as set forth in an Officers' Certificate submitted to the Trustee, setting forth in reasonable detail all amounts theretofore expended in connection with such development, construction and opening, including direct costs related thereto such as construction management, architectural, engineering and interior design fees, site work, utility installations and hook-up fees, construction permits, certificates and bonds, land acquisition costs, costs of furniture, fixtures, furnishings, machinery and equipment, non-construction supplies and pre-opening payroll, but excluding principal or interest payments on any Indebtedness (other than interest which is required to be capitalized in accordance with GAAP, which shall be included in determining Project Costs).

  "Rancho Road Property" means the approximately 29 acres of raw land owned by the Company on the date of the Indenture located at 4300 West Carey Avenue, North Las Vegas, Nevada.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Security Documents" means the Deed of Trust and all other documents, filings and agreements executed by the Company on January 30, 1996, in favor of the Trustee in order to provide the Trustee with a first lien (subject to Permitted Liens and certain exceptions set forth in the Indenture) on substantially all of the assets of the Company and its Subsidiaries as security for the obligations under the Notes.

  "Shareholder Related Party" with respect to any shareholder of Coast Resorts, Inc. means (i) any spouse, sibling, parent or lineal descendant of such shareholder or any spouse of any such sibling or lineal descendant or
(ii) any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such shareholder and/or such other Persons referred to in the immediately preceding clause (i).

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Subordinated Notes" means those certain promissory notes issued by Gold Coast Hotel and Casino, a Nevada limited partnership, in an aggregate principal amount not to exceed $2.0 million, as in effect on the date of the Indenture which Subordinated Notes became the obligations of the Company pursuant to the Reorganization as described in this Prospectus.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Sundance" means the project to develop, construct and operate the Sundance at the corner of Rampart Boulevard and Alta Drive in northwest Las Vegas, which is currently expected to include an approximately 82,500 square foot casino, 440 hotel rooms, six movie theaters and a 60-lane bowling center.

  "Tax Sharing Agreement" means that certain Tax Sharing Agreement dated as of January 1, 1996 by and among Coast Resorts, Coast West and the Company.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                     FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of the material federal income tax consequences of the Exchange Offer to Holders of the New Notes. This discussion is the opinion of Gibson, Dunn & Crutcher, counsel to the Company, and is based upon the Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury Regulations, rulings, administrative pronouncements and court decisions, as of the date hereof, all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect. The summary below is general in nature and does not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under federal income tax law such as individual retirement accounts, insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, foreign entities, and nonresident alien individuals.

  An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts, and there can be no assurances that the IRS will not take, and that a court would not sustain, a position contrary to that described below. Prospective investors are urged to consult their tax advisors regarding the federal income tax consequences of acquiring, holding, and disposing of the New Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

TAX CONSEQUENCES OF THE OFFER

  An exchange of Old Notes for New Notes pursuant to the Exchange Offer should be treated as a modification of the Old Notes that does not constitute a material change in their terms. Accordingly, a New Note should be treated as a continuation of the corresponding Old Note and an exchanging Holder should not recognize any gain or loss as a result of the exchange. In addition, an exchanging Holder's basis in a New Note would be equal to the basis of the corresponding Old Note and the holding period for a New Note would include such Holder's holding period for the corresponding Old Note.

  The Exchange Offer will not have any federal income tax consequences to a non-exchanging Holder.

STATED INTEREST

  The amount of each stated interest payment received or accrued by a Holder of a New Note will be includable in such Holder's gross income as ordinary interest income in accordance with such Holder's method of accounting for taxable income.

ORIGINAL ISSUE DISCOUNT

  The New Notes will inherit original issue discount ("OID") from the Old Notes. The Old Notes were issued with OID in an amount equal to $3.309 for each $100 face amount of Old Notes. The OID on each Note is equal to the difference between the stated redemption price at maturity of the Note and its issue price. The "issue price" of each Note is the initial offering price of the Notes to the public (excluding bond houses, brokers or similar persons acting as underwriters) at which price a substantial amount of the Notes are sold. The stated redemption price at maturity of a Note is equal to the sum of all amounts paid on the Note, regardless of whether denominated as principal or interest, other than "qualified stated interest" payments. For these purposes, "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or at other qualified rates as prescribed in the Treasury Regulations. For purposes of determining the amount of OID on the Notes, the Company has treated the periodic interest payments to be made on the Notes as "qualified stated interest" within the meaning of the Treasury Regulations.

  A Holder of a debt instrument is required to recognize OID as ordinary income as it accrues (in advance of the receipt of any cash payments attributable to such income) regardless of such Holder's regular method of tax accounting. OID accrual is determined using the constant yield method described in Treasury Regulations. Under this method, the amount of OID includable in income with respect to a New Note is the sum of the "daily portions" of OID with respect to such Note for each day during the taxable year or portion of the taxable year in which such Holder held such New Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" (i.e., generally, the periods ending on the interest payment dates of each calendar year) a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess (if any) of (a) the product of the New Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. The adjusted issue price of the New Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments on such New Note that did not constitute qualified stated interest payments. Each New Note will inherit the OID characteristics of the corresponding Old Note exchanged therefor.

  Under these rules, a Holder of a New Note generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to report to the IRS the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

REDEMPTION OF THE NOTES

  The Company may redeem all or a portion of the New Notes as described under "Description of New Notes--Optional Redemption." Under Treasury Regulations, an issuer of a debt instrument having an option to call the debt instrument will be presumed to exercise such option if doing so would lower the yield to maturity of the debt instrument. The Company will compute the yield and maturity of the New Notes assuming that it will not redeem all or a portion of the New Notes because doing so would increase the yield of the New Notes. If, contrary to the presumption made under the Treasury Regulations, the Company does redeem all or a portion of the New Notes, the Holders will have gain or loss as described below under "Sale, Exchange, and Retirement of Notes" and in the case of a partial redemption, the New Notes will be treated as reissued on the date of the redemption for an amount equal to their adjusted issue price on such date. Holders should consult with their tax advisors regarding the consequences of the possible redemption of the New Notes.

MARKET DISCOUNT

  The character of the gain recognized upon the disposition of a New Note may be affected by the "market discount" rules of the Code. A Holder who acquired an Old Note at its original issuance is not subject to the market discount rules unless the Note was acquired for less than its "adjusted issue price" as defined above. Market discount is the excess of the revised issue price (generally, the same as adjusted issue price) of a debt instrument at the time of its acquisition over the amount paid by the holder therefor. However, the amount of market discount will be considered zero if it would otherwise be less than 1/4 of 1% of the stated redemption price of the debt instrument at maturity multiplied by the number of complete years to maturity.

  Under the market discount rules of the Code, a Holder will be required to treat any partial principal payment on the affected instrument (or any other payment that does not constitute a qualified stated interest payment), or any gain realized on the sale, exchange, retirement or other disposition of an instrument, as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such instrument at the time of such payment or disposition. Market discount generally is considered to accrue ratably during the period from the date of acquisition to the maturity date of the instrument, unless the Holder elects to accrue the market discount on the basis of the constant yield method used for OID accrual. If an instrument purchased by a Holder with market discount is disposed of other than by a taxable sale, exchange or retirement, the accrued market discount on the instrument generally will be includable as ordinary income to the Holder as if such Holder had sold the instrument at its then fair market value.

  By reason of rules that allow a current deduction of interest expense on any indebtedness incurred or maintained to purchase or carry an instrument with market discount only to the extent that the interest expense exceeds an allocable portion of such market discount, a Holder may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry an instrument with market discount until the maturity of the instrument or its earlier taxable disposition.

  A Holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the instrument and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Such election will apply to all market discount bonds acquired by the taxpayer on or after the first day of the first year to which the election applies and is irrevocable without the consent of the IRS. Generally, such currently included market discount will be treated as ordinary interest income for federal income tax purposes.

ACQUISITION PREMIUM

  A Holder who acquires a New Note for an amount that is greater than its adjusted issue price but less than its stated redemption price at maturity will be considered to have purchased such instrument at an "acquisition premium." The daily portion of accrued OID on such a Note is reduced by the product of the daily portion of OID (determined without regard to this adjustment) and a fraction the numerator of which is the excess described in the preceding sentence and the denominator of which is the OID remaining to be accrued on the Note.

  If a Holder acquires a New Note for an amount that is greater than its stated redemption price at maturity, such Holder generally will not be required to include any OID in its gross income.

AMORTIZABLE BOND PREMIUM

  A Holder who purchases a New Note for an amount that is greater than its stated redemption price at maturity will be considered to have purchased the Note with "amortizable bond premium" in an amount equal to such excess. A Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. Any such election shall apply to all debt securities (other than debt securities the interest on which is excludible from gross income) held by the Holder at the beginning of the first taxable year to which the election applies (or thereafter acquired by the Holder) and is irrevocable without the consent of the IRS. The amount amortized in any year will be treated as a reduction of the Holder's interest income from the Note.

ELECTION TO TREAT ALL INTEREST AS OID

  A cash or accrual basis Holder may elect to treat all interest on any New Note as OID and calculate the amount includable in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a Holder makes this election for a New Note with amortizable bond premium, the election is treated as an election under the amortizable bond premium provisions described above and the electing Holder will be required to amortize bond premium for all of the Holder's other debt instruments with amortizable bond premium. If a Holder makes this election for a New Note with market discount, the Holder is deemed to have elected to take market discount into income currently on the basis of the constant yield method. The election is to be made for the taxable year in which the Holder acquires the Note, and may not be revoked without the consent of the IRS. Holders should consult with their own tax advisors about this election.

SALE, EXCHANGE, AND RETIREMENT OF NOTES

  A Holder's tax basis in a New Note will, in general, be the Holder's cost therefor, increased by all accrued OID and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest payments. Upon the sale, exchange, or retirement of the Note, a Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or retirement (except to the extent attributable to accrued interest) and the adjusted tax basis of the Note.

  Except to the extent attributable to "market discount" as described above, the gain or loss recognized by a Holder on the sale, exchange or retirement of a New Note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, or retirement the Note has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The deductibility of long-term capital losses for such taxpayers, however, is subject to limitations.

BACKUP WITHHOLDING

  Certain non-corporate Holders may be subject to backup withholding at a rate of 31% on payments of principal and interest (including original issue discount) and premium on, and the proceeds of disposition of, a New Note. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN and the IRS notifies the payor that such TIN is incorrect, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or
(iv) under certain circumstances, fails to certify, under penalty of perjury that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

  Holders of New Notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Holder under the backup withholding rules will be allowed as a credit against such Holder's federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

  THE FOREGOING DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

                             PLAN OF DISTRIBUTION

  Each broker-dealer that holds Old Notes that were acquired for its own account as a result of market making or other trading (other than Old Notes acquired directly from the Company) may exchange Old Notes for New Notes in the Exchange Offer. However, any such broker-dealer may be deemed to be an "underwriter" within the meaning of such term under the Securities Act and must, therefore, acknowledge that it will deliver a prospectus in connection with any resale of New Notes received in the Exchange Offer. This prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this Prospectus, as it may be amended or supplemented from time to time. The Company has agreed that, for a period of 180 days after the consummation of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such sale. The Company will not receive any proceeds from any sales of New Notes by broker-dealers. Any resale of New Notes by broker-dealers may be made directly to a purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify Eligible Holder (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the New Notes offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California, and by Leavitt, Sully & Rivers, Las Vegas, Nevada.

                                    EXPERTS

  The balance sheets of Coast Hotels and Casinos, Inc. as of December 31, 1994 and 1995 and the statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph for changes in accounting methods, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The balance sheets of Coast Resorts, Inc. (parent company only) as of December 31, 1994 and 1995 and the statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph for changes in accounting methods, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The balance sheet of Coast West, Inc. as of December 31, 1995 and the statements of loss incurred during the development stage, stockholder's equity (deficiency), and cash flows for the period September 29, 1995 (the date of inception) through December 31, 1995, included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph describing Coast West's reliance on advances from Coast Hotels and Casinos, Inc., of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

  The financial statements of the Company for the fiscal years ended December 31, 1993, 1994 and 1995 were audited by Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), which was first engaged effective September 6, 1995. Prior to the engagement of Coopers & Lybrand, the firm of Conway, Stuart & Woodbury ("CSW") served as the sole independent accounting firm of the Predecessor Partnerships for purposes of performing audits required under the Nevada gaming laws and bank credit facilities. The change in independent accountants from CSW to Coopers & Lybrand (or, in the case of the Company, the initial selection of Coopers & Lybrand) was made upon the determination of the partners of the Predecessor Partnerships in contemplation of a financing of The Orleans. The Audit Committee of the Board of Directors was established in March 1996, after the Company changed its independent accountants; accordingly, the decision to change accountants was not approved by the Audit Committee.

  The reports of Coopers & Lybrand with respect to the financial statements of the Company for the fiscal years ended December 31, 1993, 1994 and 1995 did not and do not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, other than for a change in accounting principles for marketable securities and for depreciation in 1994. During the fiscal year ended December 31, 1991 and prior to the termination of CSW as the Predecessor Partnership's sole independent accounting firm, there were no disagreements between the Predecessor Partnerships and CSW, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of CSW, would have caused it to make reference to the subject matter thereof in connection with any of its reports.

                         INDEX TO FINANCIAL STATEMENTS

                         COAST HOTELS AND CASINOS, INC.

                                                                           PAGE
                                                                           ----
Report of Independent Accountants........................................   F-2
Balance Sheets of Coast Hotels and Casinos, Inc. as of December 31, 1994
 and 1995 and March 31, 1996 (unaudited).................................   F-3
Statements of Income of Coast Hotels and Casinos, Inc. for the years ended December 31, 1993, 1994 and 1995 and for the three months ended
 March 31, 1995 and 1996 (unaudited).....................................   F-4
Statements of Stockholder's Equity of Coast Hotels and Casinos, Inc. for
 the years ended December 31, 1993, 1994 and 1995 and for the three
 months ended March 31, 1996 (unaudited).................................   F-5
Statements of Cash Flows of Coast Hotels and Casinos, Inc. for the years ended December 31, 1993, 1994 and 1995 and for the three months ended
 March 31, 1995 and 1996 (unaudited).....................................   F-6
Notes to Financial Statements............................................   F-7

                   COAST RESORTS, INC. (PARENT COMPANY ONLY)

Report of Independent Accountants........................................  F-25
Balance Sheets of Coast Resorts, Inc. (parent company only) as of
 December 31, 1994 and 1995 and March 31, 1996 (unaudited)...............  F-26
Statements of Income of Coast Resorts, Inc. (parent company only) for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (unaudited)...............................  F-27
Statements of Stockholders' Equity of Coast Resorts, Inc. (parent company only) for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996 (unaudited)...........................  F-28
Statements of Cash Flows of Coast Resorts, Inc. (parent company only) for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (unaudited)........................  F-29
Notes to Financial Statements............................................  F-30

                                COAST WEST, INC.

Report of Independent Accountants........................................  F-36
Balance Sheet of Coast West, Inc. as of December 31, 1995 and March 31,
 1996 (unaudited)........................................................  F-37
Statement of Loss Incurred During the Development Stage of Coast West,
 Inc. for the period September 29, 1995 (the date of inception) through
 December 31, 1995 and for the three months ended March 31, 1996
 (unaudited) and for the period September 29, 1995 (the date of inception) through March 31, 1996 (unaudited)...........................  F-38
Statement of Stockholder's Equity (Deficiency) of Coast West, Inc. for
 the period September 29, 1995 (the date of inception) through December
 31, 1995 and for the three month period ended March 31, 1996
 (unaudited).............................................................  F-39
Statement of Cash Flows of Coast West, Inc. for the period September 29,
 1995 (the date of inception) through December 31, 1995 and for the three months ended March 31, 1996 (unaudited) and for the period September 29,
 1995 (the date of inception) through March 31, 1996 (unaudited).........  F-40
Notes to Financial Statements............................................  F-41

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Stockholder of
 Coast Hotels and Casinos, Inc.

  We have audited the accompanying balance sheets of Coast Hotels and Casinos, Inc. (a Nevada corporation and a wholly owned subsidiary of Coast Resorts, Inc.) as of December 31, 1994 and 1995, and the related statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coast Hotels and Casinos, Inc. as of December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As more fully explained in Note 2, the Company changed its method of accounting for marketable securities and depreciation in 1994.

COOPERS & LYBRAND L.L.P.

Las Vegas, Nevada
February 14, 1996

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                                 BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                    DECEMBER 31,
                                                  -----------------  MARCH 31,
                                                    1994     1995      1996
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................... $ 16,967 $ 14,539  $ 18,026
  Restricted cash equivalents in interest escrow
   account.......................................      --       --     19,292
  Accounts receivable, net.......................    2,159    1,990     3,818
  Inventories....................................    4,933    4,079     3,902
  Prepaid expenses...............................    2,775    2,427     2,916
                                                  -------- --------  --------
    TOTAL CURRENT ASSETS.........................   26,834   23,035    47,954
                                                  -------- --------  --------
PROPERTY AND EQUIPMENT, less accumulated
 depreciation....................................  104,618  125,012   137,476
                                                  -------- --------  --------
OTHER ASSETS:
  Marketable securities..........................       63      --        --
  Other assets (including restricted cash
   equivalents at March 31, 1996 of $104,231 in
   construction disbursement account)............    2,780    4,169   113,640
                                                  -------- --------  --------
    TOTAL OTHER ASSETS...........................    2,843    4,169   113,640
                                                  -------- --------  --------
                                                  $134,295 $152,216  $299,070
                                                  ======== ========  ========
      LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable............................... $ 18,113 $  8,389  $  5,442
  Accrued liabilities............................   13,525   14,426    19,579
  Bank lines of credit...........................    2,400      --        --
  Current portion of long-term debt..............      587    1,389       880
  Current portion of obligation under capital
   lease.........................................      113      202       216
                                                  -------- --------  --------
    TOTAL CURRENT LIABILITIES....................   34,738   24,406    26,117
                                                  -------- --------  --------
LONG-TERM DEBT, less current portion:
  Bank line of credit............................      --    28,155       --
  Related parties................................   11,000   54,500       --
  Other..........................................      413      348   171,525
                                                  -------- --------  --------
    TOTAL LONG TERM DEBT.........................   11,413   83,003   171,525
                                                  -------- --------  --------
OBLIGATION UNDER CAPITAL LEASE, less current
 portion.........................................      363      354       291
                                                  -------- --------  --------
DEFERRED RENT....................................      --     1,119     1,484
                                                  -------- --------  --------
DEFERRED INCOME TAXES............................      --       --      2,500
                                                  -------- --------  --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $1.00 par value, 25,000 shares
   authorized,
   1,000 shares issued and outstanding...........        1        1         1
  Additional paid-in capital.....................   70,774   38,239    95,858
  Unrealized gains...............................       13      --        --
  Retained earnings..............................   16,993    5,094     1,294
                                                  -------- --------  --------
    TOTAL STOCKHOLDER'S EQUITY...................   87,781   43,334    97,153
                                                  -------- --------  --------
                                                  $134,295 $152,216  $299,070
                                                  ======== ========  ========

   The accompanying notes are an integral part of these financial statements.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                              STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                              THREE MONTHS
                                YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                               ----------------------------  ----------------
                                 1993      1994      1995     1995     1996
                               --------  --------  --------  -------  -------
                                                               (UNAUDITED)
OPERATING REVENUES:
  Casino...................... $127,429  $129,086  $129,675  $30,933  $35,919
  Food and beverage...........   35,736    36,824    38,468    9,614    9,880
  Hotel.......................   11,820    12,232    13,233    3,230    3,521
  Other.......................    8,837     9,386     9,968    2,389    2,451
                               --------  --------  --------  -------  -------
    GROSS REVENUES............  183,822   187,528   191,344   46,166   51,771
  Less: promotional allow-
   ances......................  (14,249)  (14,955)  (16,588)  (3,970)  (4,359)
                               --------  --------  --------  -------  -------
    NET REVENUES..............  169,573   172,573   174,756   42,196   47,412
                               --------  --------  --------  -------  -------
OPERATING EXPENSES:
  Casino......................   62,307    65,376    67,782   16,583   16,939
  Food and beverage...........   31,925    34,461    31,242    8,521    7,404
  Hotel.......................    6,343     6,934     6,692    1,628    1,680
  Other.......................    8,087     8,257     8,537    2,075    1,871
  General and administrative..   32,402    32,940    34,686    8,271    9,279
  Guaranteed payments to for-
   mer partners...............    2,485     2,672       858      --       --
  Depreciation and amortiza-
   tion.......................    7,822     6,766     7,280    1,738    1,760
                               --------  --------  --------  -------  -------
    TOTAL OPERATING EXPENSES..  151,371   157,406   157,077   38,816   38,933
                               --------  --------  --------  -------  -------
    OPERATING INCOME..........   18,202    15,167    17,679    3,380    8,479
                               --------  --------  --------  -------  -------
OTHER INCOME (EXPENSES):
  Interest expense:
    Related parties...........     (282)     (169)   (3,126)    (206)    (249)
    Other.....................     (607)     (176)     (760)    (173)  (4,057)
  Interest income.............       52       118       106       70      963
  Interest capitalized........      --        --        235      --       701
  Gain on disposal of equip-
   ment and securities........        3        23        92       57      --
                               --------  --------  --------  -------  -------
    TOTAL OTHER INCOME (EX-
     PENSES)..................     (834)     (204)   (3,453)    (252)  (2,642)
                               --------  --------  --------  -------  -------
INCOME BEFORE INCOME TAX PRO-
 VISION.......................   17,368    14,963    14,226    3,128    5,837
  Income tax provision........      --        --        --       --   $ 4,543
                               --------  --------  --------  -------  -------
NET INCOME.................... $ 17,368  $ 14,963  $ 14,226  $ 3,128  $ 1,294
                               ========  ========  ========  =======  =======
UNAUDITED PRO FORMA DATA
 (reflecting change in tax
 status):
  Provision for income taxes..    6,117     5,251     4,979    1,095    2,043
                               --------  --------  --------  -------  -------
  Net income.................. $ 11,251  $  9,712  $  9,247  $ 2,033  $ 3,794
                               ========  ========  ========  =======  =======

   The accompanying notes are an integral part of these financial statements.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                       STATEMENTS OF STOCKHOLDER'S EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                          COMMON STOCK  ADDITIONAL UNREALIZED
                          -------------  PAID-IN     GAINS    RETAINED
                          SHARES AMOUNT  CAPITAL    (LOSSES)  EARNINGS   TOTAL
                          ------ ------ ---------- ---------- --------  --------
Balances at January 1,
 1993...................  1,000   $ 1    $83,063      $--     $  9,696  $ 92,760
  Net income............                                        17,368    17,368
  Distributions to for-
   mer partners.........                  (1,289)              (10,211)  (11,500)
                          -----   ---    -------      ----    --------  --------
Balances at December 31,
 1993...................  1,000     1     81,774       --       16,853    98,628
  Adjustments to
   beginning balances
   for change in
   accounting principle
   relating to
   marketable
   securities...........                                27                    27
                          -----   ---    -------      ----    --------  --------
Balances at January 1,
 1994...................  1,000     1     81,774        27      16,853    98,655
  Net income............                                        14,963    14,963
  Change in unrealized
   gains (losses) on
   marketable
   securities...........                               (14)                  (14)
  Distributions to for-
   mer partners.........                 (11,000)              (14,823)  (25,823)
                          -----   ---    -------      ----    --------  --------
Balances at December 31,
 1994...................  1,000     1     70,774        13      16,993    87,781
  Net income............                                        14,226    14,226
  Change in unrealized
   gains (losses) on
   marketable
   securities...........                               (13)                  (13)
  Distributions to
   former partners......                 (32,535)              (26,125)  (58,660)
                          -----   ---    -------      ----    --------  --------
Balances at December 31,
 1995...................  1,000   $ 1    $38,239      $--     $  5,094  $ 43,334
                          =====   ===    =======      ====    ========  ========
      (Unaudited):
  Reclassification of
   undistributed
   earnings
   to additional paid-in
   capital upon
   termination of
   partnership status...                   5,094                (5,094)      --
  Capital contribution
   through exchange of
   liabilities for Coast
   Resorts Common Stock.                  52,525                          52,525
  Net income............                                         1,294     1,294
                          -----   ---    -------      ----    --------  --------
Balances at March 31,
 1996...................  1,000    $1    $95,858      $       $  1,294  $ 97,153
                          =====   ===    =======      ====    ========  ========


   The accompanying notes are an integral part of these financial statements.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS
                                YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                               ----------------------------  ------------------
                                 1993      1994      1995     1995      1996
                               --------  --------  --------  -------  ---------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
  Net income.................  $ 17,368  $ 14,963  $ 14,226  $ 3,128  $   1,294
                               --------  --------  --------  -------  ---------
  ADJUSTMENTS TO RECONCILE
   NET INCOME TO NET CASH
   PROVIDED BY OPERATING
   ACTIVITIES:
   Depreciation and
    amortization.............     7,822     6,766     7,280    1,720      1,760
   Provision for bad debts...       326       452       911      209        515
   Gain on disposal of
    equipment and securities.        (3)      (23)      (92)     (57)       --
   Other non-cash expenses...       650       --        --       --       2,586
   (Increase) decrease in
    operating assets:
    Accounts receivable......      (724)     (163)     (267)      (2)    (1,815)
    Inventories..............      (557)     (553)      854      456        177
    Prepaid expenses.........       303        18       349      200       (480)
    Other assets.............       222      (479)     (264)    (170)       376
   Increase (decrease) in
    operating liabilities:
    Accounts payable.........     1,679       868    (1,057)  (3,352)    (2,948)
    Accrued expenses.........     1,731       723       901     (926)     5,088
                               --------  --------  --------  -------  ---------
     TOTAL ADJUSTMENTS.......    11,449     7,609     8,615   (1,922)     5,259
                               --------  --------  --------  -------  ---------
     NET CASH PROVIDED BY
      OPERATING ACTIVITIES...    28,817    22,572    22,841    1,206      6,553
                               --------  --------  --------  -------  ---------
CASH FLOWS FROM INVESTING AC-
 TIVITIES:
  Purchase of marketable
   securities................       (19)      --        --       --         --
  Capital expenditures.......    (2,736)   (5,514)  (32,187)  (9,339)   (13,682)
  Proceeds from sale of
   equipment and securities..         6       160       219       87        --
  Issuance of notes
   receivable................       --       (500)      --       --         --
  Principal payment from
   notes receivable..........       455       345       --       --         --
  Net additions to restricted
   cash equivalents..........       --        --        --       --    (123,523)
                               --------  --------  --------  -------  ---------
     NET CASH USED BY
      INVESTING ACTIVITIES...    (2,294)   (5,509)  (31,968)  (9,252)  (137,205)
                               --------  --------  --------  -------  ---------
CASH FLOWS FROM FINANCING AC-
 TIVITIES:
  Proceeds from borrowings
   under bank lines of
   credit....................     9,007     6,250    26,941    9,000      1,045
  Principal payments on bank
   lines of credit...........    (8,757)   (4,100)   (4,000)  (2,400)   (29,200)
  Proceeds from issuance of
   long-term debt............       --        --      4,500    3,000    164,124
  Principal payments on long-
   term debt.................   (11,548)   (2,110)  (10,331)    (801)      (537)
  Advances to affiliates.....       --        --       (500)     --        (528)
  Principal payments on
   capital lease.............       (89)     (101)      (82)     (28)       (49)
  Payments for debt issue
   costs.....................       --        --     (1,169)     --        (716)
  Distributions to former
   partners..................   (11,500)  (14,823)   (8,660)  (8,660)       --
                               --------  --------  --------  -------  ---------
     NET CASH PROVIDED BY
      (USED IN) FINANCING
      ACTIVITIES.............   (22,887)  (14,884)    6,699      111    134,139
                               --------  --------  --------  -------  ---------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS...     3,636     2,179    (2,428)  (7,935)     3,487
CASH AND CASH EQUIVALENTS, at
 beginning of period.........    11,152    14,788    16,967   16,967     14,539
                               --------  --------  --------  -------  ---------
CASH AND CASH EQUIVALENTS, at
 end of period...............  $ 14,788  $ 16,967  $ 14,539  $ 9,032  $  18,026
                               ========  ========  ========  =======  =========

   The accompanying notes are an integral part of these financial statements.

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--BACKGROUND INFORMATION AND BASIS OF PRESENTATION

 Background Information

  Coast Hotels and Casinos, Inc. (the "Company") is a Nevada corporation and a wholly owned subsidiary of Coast Resorts, Inc. ("Coast Resorts"), which is also a Nevada corporation. The Company was formed in September 1995 and owns and operates hotel-casinos in Las Vegas, Nevada which had previously been operated independently by the following two partnerships:

  . Gold Coast Hotel and Casino, a Nevada limited partnership organized in 1986 ("Gold Coast"), operated the Gold Coast Hotel and Casino which is located approximately one mile west of the Las Vegas Strip. Gold Coast also commenced development of the Orleans Hotel and Casino in Las Vegas in 1995, which development is being continued by the Company as more fully explained in Note 12.

  . Barbary Coast Hotel and Casino, a Nevada partnership organized in 1979 ("Barbary Coast"), operated the Barbary Coast Hotel and Casino which is located on the Las Vegas Strip.

  On January 1, 1996, the partners of Gold Coast and Barbary Coast (the "Predecessor Partnerships") completed a reorganization (the "Reorganization") with Coast Resorts. Coast Resorts was formed in September 1995 for the purpose of effecting such Reorganization of the Predecessor Partnerships. Coast Resorts, Gold Coast and Barbary Coast were all related through common ownership and management control.

  In the Reorganization, the partners of the Predecessor Partnerships each transferred to Coast Resorts, by assignment or through the merger of Gaughan-Herbst, Inc., a Nevada corporation, the sole general partner of the Gold Coast, their respective partnership interests in the Predecessor Partnerships in exchange for an aggregate of 1,000,000 shares of common stock, par value $.01 per share, of Coast Resorts. The partners of the Gold Coast (or their principals) received in the aggregate 65% of such shares of common stock of Coast Resorts, and the partners of the Barbary Coast received in the aggregate 35% of such shares. The shares of common stock were issued to the respective partners (or their principals) of each such Predecessor Partnership based upon such partners' pro rata interests in such Predecessor Partnership.

  Concurrently with the exchange of the partners' interests in the Predecessor Partnerships and the merger of Gaughan-Herbst, Inc. into Coast Resorts, Coast Resorts became the sole partner of each of the Predecessor Partnerships, and each Predecessor Partnership dissolved and terminated. Immediately upon such dissolution and termination, all of the assets and liabilities of the Predecessor Partnerships became the assets and liabilities of Coast Resorts. Coast Resorts immediately contributed to the Company all of the assets of the Predecessor Partnerships other than those relating to a certain ground lease (the "Coast West Lease"), which Coast Resorts contributed to Coast West Inc., another wholly-owned subsidiary of Coast Resorts ("Coast West"). In addition, the Company assumed, jointly and severally with Coast Resorts, all of the liabilities of the Predecessor Partnerships other than (i) obligations under a portion of the subordinated notes payable to former partners and $1,500,000 principal amount of demand notes payable to a related party which were retained by Coast Resorts and were exchanged for shares of Coast Resorts Common Stock (as defined below), and (ii) those liabilities incident to the Coast West Lease, and Coast West assumed jointly and severally with Coast Resorts, all of the liabilities of the Predecessor Partnerships incident to the Coast West Lease.

  Coast Resorts retained the liability for an aggregate principal amount of $51,025,000 in notes payable to former partners and retained the liability for $1,500,000 relating to demand notes due to a related party (the "Exchange Liabilities"). On January 16, 1996, the Exchange Liabilities were exchanged for 494,353 shares of common stock, par value $.01 per share, of Coast Resorts (the "Coast Resorts Common Stock"), based upon management's estimate of the fair market value of such common stock.

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 1--BACKGROUND INFORMATION AND BASIS OF PRESENTATION--(CONTINUED)

  As a result of the Reorganization, the former partners of the Predecessor Partnerships (or their principals) own all of the issued and outstanding shares of capital stock of Coast Resorts, Coast Resorts owns all of the issued and outstanding capital stock of the Company and Coast West, and the Company and Coast West own and have assumed in the aggregate all of the assets and liabilities of the Predecessor Partnerships (other than the Exchange Liabilities that were exchanged for Coast Resorts Common Stock). Thereafter, the Company and Coast West will carry on the prior business operations of the Predecessor Partnerships.

  Coast West plans to hold the Coast West Lease for future development. Coast West has had no source of income since its inception in September 1995. The Company has agreed to provide Coast West with advances sufficient to make payments on the Coast West Lease, as more fully explained in Note 12.

 Basis of Presentation

  Gold Coast and Barbary Coast have historically operated under a high degree of common control. The former Managing General Partner of Gold Coast was also a general partner, and the principal manager, of Barbary Coast. Due to the common control of Gold Coast and Barbary Coast and the continuation of ownership by the former partners, the Reorganization was accounted for as a reorganization of entities under common control. Accordingly, the financial statements of the Company for all periods are presented as if the Reorganization occurred at the beginning of the earliest period presented and include the accounts of all entities involved on a historical cost basis, in a manner similar to a pooling of interests.

  The accompanying financial statements reflect the Exchange Liabilities as obligations of the Company at December 31, 1994 and 1995, as the exchange for Coast Resorts Common Stock had not yet occurred. The exchange was accounted for subsequent to the completion of the Reorganization, through an increase in additional paid-in capital from Coast Resorts to the Company in 1996 in the amount of $52,525,000, reflecting the historical cost basis of the Exchange Liabilities.

INTERIM FINANCIAL STATEMENTS

  The financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period have been included. The interim results reflected in the financial statements are not necessarily indicative of expected results for the full year.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Inventories

  Inventories, which consist primarily of food and beverage, liquor store, and gift shop merchandise, are valued at the lower of cost (first-in, first-out) or market value except for the base stocks of bar glassware and restaurant china which are stated at original cost with subsequent replacements charged to expense.

 Original Issue Discount and Debt Issue Costs

  Original issue discount is amortized over the life of the related indebtedness using the effective interest method. Costs associated with the issuance of debt are deferred and amortized over the life of the related indebtedness also using the effective interest method.

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Property, Equipment and Depreciation

  Property and equipment are stated at cost. Expenditures for additions, renewals and betterments are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in income. Depreciation is computed by the straight-line method over the estimated useful lives of property and equipment, which range from 5 to 15 years for equipment and up to 40 years for buildings and improvements.

  During 1994, the Company changed its method of accounting for depreciation for property and equipment, to compute depreciation on the straight-line method. The Company had used accelerated depreciation methods for computing depreciation prior to such change. Although both methods are considered generally acceptable, the straight-line method is more prevalent in the gaming industry and is considered by management to therefore be preferable. The change in accounting has been retroactively reflected in the Company's financial statements.

 Preopening and related promotional expense

  Costs associated with the opening of new hotel-casinos, including personnel, training, certain advertising and other costs, are capitalized and charged to expense over management's estimate of the period of economic benefit associated with such costs. Management believes that such period, with respect to major hotel-casinos, is within one fiscal quarter of the date of opening.

 Advertising Costs

  Costs for advertising are expensed as incurred, except costs for direct-response advertising, which are capitalized and amortized over the period of the related program. Capitalized advertising costs were immaterial at December 31, 1994 and 1995. Advertising expense was $3,225,860, $3,668,760, and
$4,281,183 for the years ended December 31, 1993, 1994 and 1995, respectively.

 Marketable Securities

  During the year ended December 31, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." The adoption of SFAS 115 resulted in an increase in stockholder's equity of approximately $27,000, to reflect a net unrealized holding gain at the beginning of the year. In conformity with the provisions of SFAS 115, the balance sheet at December 31, 1993 was not restated to give effect to the adoption of this statement.

  Marketable equity securities have been categorized as available for sale and as a result are stated at fair value, as determined by market quotations on a national stock exchange. Realized gains and losses are charged to income while unrealized holding gains and losses are included as a component of stockholder's equity until realized.

 Casino Revenue

  In accordance with common industry practice, the Company recognizes as casino revenue the net win from gaming activities which is the difference between amounts wagered and amounts paid to winning patrons.

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Deferred Revenue

  Wagers received on all sporting events are recorded as a liability until the final outcome of the event when the payoffs, if any, can be determined.

 Progressive Jackpot Payouts

  The Company has a number of progressive slot machines, progressive poker games and a progressive keno game. As coins are played on the progressive slot machines, the amount available to win increases, to be paid out when the appropriate jackpot is hit. The keno game and poker game payout also increases with the amount of play, to be paid out when hit. In accordance with common industry practice, the Company has recorded the progressive jackpot as a liability with a corresponding charge against casino revenue.

 Promotional Allowances

  The retail value of hotel accommodations and food and beverage items provided to customers without charge is included in gross revenues and then deducted as promotional allowances, to arrive at net revenues.

  The estimated cost of providing these complimentary services is as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                         1993    1994    1995
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
      Hotel............................................ $ 1,205 $ 1,350 $ 1,426
      Food and beverage................................  13,236  14,465  14,704
                                                        ------- ------- -------
      Total cost of promotional allowances............. $14,441 $15,815 $16,130
                                                        ======= ======= =======

  The cost of promotional allowances has been allocated to expense as follows:

                                                              DECEMBER 31,
                                                         -----------------------
                                                          1993    1994    1995
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
      Casino............................................ $13,436 $14,693 $15,232
      Other.............................................   1,005   1,122     898
                                                         ------- ------- -------
                                                         $14,441 $15,815 $16,130
                                                         ======= ======= =======

 Slot Club Promotion

  The Company has established promotional slot clubs to encourage repeat business from frequent and active slot customers. Members in the clubs earn points based on slot activity accumulated in the members' account. Points can be redeemed for certain consumer products (typically household appliances), travel, and food and beverage. The Company accrues for slot club points expected to be redeemed in the future based on the average cost of items expected to be redeemed.

 Income Taxes

  Prior to the Reorganization, the Company operated as individual partnerships which did not pay federal income taxes. The partners of Gold Coast and Barbary Coast were taxed on their proportionate share of each of

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

their respective partnership's taxable income or loss. Therefore, these statements do not include any provision or liability for corporate income taxes.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a remaining maturity at acquisition of three months or less to be cash equivalents. Cash in excess of daily requirements is typically invested in U.S. Government-backed repurchase agreements with maturities of 30 days or less. Such investments are generally made with major financial institutions having a high credit quality. At times, the Company's cash deposited in financial institutions may be in excess of federally insured limits.

Concentration of Credit Risk

  The Company extends credit to patrons throughout the world after background checks and investigations of creditworthiness and does not require collateral. The Company records provisions for potential credit losses and such losses have been within management's expectations. Management believes that as of December 31, 1995, no significant concentration of credit risk exists for which an allowance has not already been determined and recorded.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Reclassifications

  Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform with the 1995 presentation.

NOTE 3--MARKETABLE SECURITIES

  Marketable securities consist of the following:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
                                                            (IN THOUSANDS)
      Aggregate Cost..................................     $50          $--
      Aggregate Market Value..........................      63           --
                                                           ---          ----
      Unrealized gain.................................     $13          $--
                                                           ===          ====

  At December 31, 1994, marketable equity securities includes gross unrealized holding gains and losses of $27,000 and $14,000, respectively. The net unrealized holding gain of $13,000 as of December 31, 1994, has been included as a separate component of stockholders' equity. For the year ended December 31, 1994, an unrealized holding loss was recognized, in the amount of $14,000.

  During 1995, all marketable equity securities were sold by the Company and, as a result, the Company recorded a total realized gain of approximately $16,000. Gross realized gains and losses on the sales of marketable equity securities, based on the cost of such securities, were $27,900 and $11,900, respectively.

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 4--ACCOUNTS RECEIVABLE

  Accounts receivable consist of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1994    1995
                                                                 ------  ------
                                                                      (IN
                                                                  THOUSANDS)
      Casino receivables........................................ $1,509  $1,430
      Other receivables.........................................  1,032   1,434
      Allowance for doubtful accounts...........................   (382)   (874)
                                                                 ------  ------
                                                                 $2,159  $1,990
                                                                 ======  ======

NOTE 5--PROPERTY AND EQUIPMENT

  Major classes of property and equipment consist of the following:

                                                               DECEMBER, 31
                                                             ------------------
                                                               1994      1995
                                                             --------  --------
                                                              (IN THOUSANDS)
      Building.............................................. $ 86,493  $ 86,564
      Furniture and fixtures................................   65,313    55,889
      Building improvements.................................   10,110    10,128
                                                             --------  --------
                                                              161,916   152,581
      Less accumulated depreciation.........................  (66,322)  (62,709)
                                                             --------  --------
                                                               95,594    89,872
      Land..................................................    8,758    15,230
      Construction in progress..............................      266    19,910
                                                             --------  --------
      Net property and equipment............................ $104,618  $125,012
                                                             ========  ========

  Furniture and fixtures at December 31, 1994 included $7,985,000 of slot equipment which had not yet been placed in service. As of December 31, 1995, all such slot equipment was in use.

NOTE 6--LEASES

  The Barbary Coast building is located on land which is leased. The lease term runs through May 2003 with a purchase option and two 30 year renewal options. In addition, the parking lot adjacent to the building is being leased under a 10 year lease which runs through December 2003.

  The Company leases the main sign on the Barbary Coast building under a capital lease with an initial term of 7 years which commenced July 12, 1991. Upon termination of the agreement, the Company has the right to purchase the sign at a price equal to its fair market value. The sign is included in property and equipment at a cost of $743,000 less accumulated amortization of $192,000 and $247,000 at December 31, 1994 and 1995, respectively.

  During 1995 the Company leased computer equipment at the Gold Cost under a capital lease with an initial term of 3 years which commenced June 1995. Upon termination of the lease, the Company has the right to purchase the equipment at a price of one dollar. At December 31, 1995, the computer equipment is included in property and equipment at a cost of approximately $241,000 less accumulated amortization of $21,000.

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 6--LEASES--(CONTINUED)

  During December 1995, the Company entered into a ground lease for the land underlying the Orleans. The land is owned by The Tiberti Company, a Nevada general partnership, of which a stockholder of Coast Resorts is the managing partner. The stockholder is also the president and a director and stockholder of the general contractor for the construction of the Orleans, as more fully described in Note 13. The lease provides for an initial term of fifty years with a twenty-five year renewal option and includes a purchase option, exercisable by the Company, at fair market value during the twentieth and twenty-first years of the lease. Lease payments range from $175,000 to $250,000 per month during the first sixteen years of the lease increasing by 3% per annum thereafter. The total amount of the base rent payments on the Orleans lease is being charged to expense on the straight-line method over the term of the lease. The Company has recorded deferred rent to reflect the excess of rent expense over cash payments since inception of the lease.

 Future Minimum Lease Payments

  The following is an annual schedule of future minimum lease payments required under operating and capital leases that have initial or remaining noncancelable terms in excess of one year as of December 31, 1995:

                                                               CAPITAL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
                                                                (IN THOUSANDS)
      1996....................................................  $256   $  3,321
      1997....................................................   256      2,400
      1998....................................................   141      2,400
      1999....................................................   --       2,650
      2000....................................................   --       2,700
      Later years.............................................   --     213,121
                                                                ----   --------
      Total minimum lease payments............................   653   $226,592
                                                                       ========
        Less amount representing interest.....................    97
                                                                ----
      Present value of net minimum lease payments.............   556
        Less current portion..................................   202
                                                                ----
      Obligations under capital lease.........................  $354
                                                                ====

 Rental Expense

  Rent expense for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                                                   DECEMBER 31,
                                                                  --------------
                                                                  1993 1994 1995
                                                                  ---- ---- ----
                                                                  (IN THOUSANDS)
      Occupancy rentals.......................................... $275 $300 $300
      Other equipment............................................  146  171  262
                                                                  ---- ---- ----
                                                                  $421 $471 $562
                                                                  ==== ==== ====

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--ACCOUNTS PAYABLE

  Major classes of accounts payable consist of the following:

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1994    1995
                                                                 ------- ------
                                                                 (IN THOUSANDS)
      Trade accounts payable.................................... $16,034 $6,370
      Customer deposits, unpaid winnings and other..............   2,079  2,019
                                                                 ------- ------
                                                                 $18,113 $8,389
                                                                 ======= ======

NOTE 8--ACCRUED LIABILITIES

  Major classes of accrued liabilities consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1994    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
      Slot club liability...................................... $ 4,473 $ 4,813
      Compensation and benefits................................   3,707   3,850
      Taxes....................................................   1,017     699
      Progressive jackpot payouts..............................   3,477   3,841
      Deferred sports book revenue.............................     851     736
      Accrued interest expense.................................     --      487
                                                                ------- -------
                                                                $13,525 $14,426
                                                                ======= =======

NOTE 9--BANK LINES OF CREDIT

  Gold Coast and Barbary Coast previously maintained separate revolving line of credit agreements with Bank of America Nevada which provided for maximum borrowings of $25,000,000 and $3,000,000, respectively, through October 31, 1995. Interest on borrowings outstanding under the lines was payable monthly at the bank's reference rate plus 1.125% (8.5% at December 31, 1994). Gold Coast and Barbary Coast had outstanding balances of $0 and $3,000,000 at December 31, 1994, respectively.

  During November 1995, in connection with the Reorganization, the revolving bank lines of credit maintained by the Predecessor Partnerships were canceled and replaced by a new revolving line of credit with Bank of America Nevada (the "New Revolving Facility") maintained by Coast Resorts, the Company and the Predecessor Partnerships (the "Borrowers"). The New Revolving Facility provided for maximum borrowings of $37,500,000 through February 1996. At December 31, 1995, the Borrowers had approximately $28,155,000 outstanding under the New Revolving Facility. Interest on outstanding borrowings was payable monthly at the bank's reference rate.

  As more fully explained in Note 17, in January 1996, the New Revolving Facility was canceled and repaid with a portion of the proceeds from the Company's issuance of $175,000,000, First Mortgage Notes due 2002. Accordingly, all borrowings under the New Revolving Facility have been classified as long-term debt at December 31, 1995.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10--LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1994    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
BANK LINE OF CREDIT CLASSIFIED AS LONG-TERM (SEE NOTE 9)......  $   --  $28,155
                                                                ------- -------
RELATED PARTIES:
Prime note payable in monthly installments of $175,000
 principal and interest with all remaining outstanding
 principal together with all accrued interest due February 1,
 1996. The note is payable to Exber, Inc. (see Note 13),
 collateralized by the land lease underlying the Barbary Coast
 Hotel and a deed of trust covering property and equipment.
 The effective rate of interest at December 31, 1994 was 8.5%;
 repaid during 1995...........................................      465     --
Uncollateralized note payable in monthly installments of
 $175,000 principal and interest until said balance is paid in full. The Note is payable to Exber, Inc. (See Note 13). The
 effective rate of interest at December 31, 1995 was 8.5%.....      --    1,256
7.5% notes, payable in monthly installments of interest only, with all principal and any unpaid interest due December 31,
 2001. The notes are unsecured and are payable to the former partners of Barbary Coast and Gold Coast. Approximately
 $51,025,000 of the notes were exchanged for Coast Resorts
 Common Stock on January 16, 1996 as more fully described in
 Note 1.......................................................   11,000  53,000
6.0% uncollateralized notes payable to related party due on
 demand. As more fully described in Note 1, the notes were
 exchanged for Coast Resorts Common Stock on January 16, 1996.      --    1,500
                                                                ------- -------
                                                                 11,465  55,756
Less current portion..........................................      465   1,256
                                                                ------- -------
    Total, related parties....................................   11,000  54,500
                                                                ------- -------
NON-RELATED PARTIES:
6% note, payable in 60 monthly installments of $13,000
 principal and interest beginning January 28, 1994. The note
 is collateralized by gaming equipment........................      535     414
Uncollateralized note, payable in semi-annual installments of principal and interest until said balance is paid in full.
 The effective rate of interest at December 31, 1995 was
 approximately 6%.............................................      --       67
                                                                ------- -------
                                                                    535     481
Less current portion..........................................      122     133
                                                                ------- -------
    Total, non-related parties................................      413     348
                                                                ------- -------
                                                                $11,413 $83,003
                                                                ======= =======

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 10--LONG-TERM DEBT--(CONTINUED)

  Maturities on long-term debt as adjusted for (i) the exchange of notes for Coast Resorts Common Stock as described in Note 1 and, (ii) the repayment of the bank line of credit with proceeds from the offering of First Mortgage Notes due 2002 as described in Note 9, are as follows:

      YEAR ENDING DECEMBER 31,                                      MATURITIES
      ------------------------                                    --------------
                                                                  (IN THOUSANDS)
         1996....................................................    $ 1,389
         1997....................................................        140
         1998....................................................        150
         1999....................................................          3
         2000....................................................          3
         Thereafter..............................................     30,182
                                                                     -------
                                                                     $31,867
                                                                     =======

NOTE 11--FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following estimated fair value of the Company's financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying amounts and estimated fair values of the Company's other financial instruments at December 31, 1995 are as follows:

                                                               CARRYING  FAIR
                                                                AMOUNT   VALUE
                                                               -------- -------
                                                                (IN THOUSANDS)
      Liabilities:
        Bank line of credit................................... $28,155  $28,155
        Current portion of long-term debt.....................   1,389    1,389
        Long-term debt........................................  54,848   54,255

  The methods and assumptions are summarized as follows:

  Bank lines of credit and current portion of long-term debt--For bank lines of credit and current portion of long-term debt, the carrying amounts approximate fair value due to the short-term nature of such items.

  Long-term debt--For all long-term debt not exchanged for Coast Resorts Common Stock, the fair value is estimated using a discounted cash flow analysis, based on the incremental borrowing rates currently available to the Company for debt with similar terms and maturity. The fair value of long-term debt exchanged for Coast Resorts Common Stock approximates carrying value based on the values utilized for the exchange transaction subsequent to year end.

NOTE 12--CONTINGENCIES AND COMMITMENTS

  During 1995, the Company commenced construction of the Orleans Hotel and Casino ("Orleans") in Las Vegas. The plans for the Orleans have been developed with a theme of the French Quarter in New Orleans, and include an approximately 100,000 square-foot casino, 840 hotel rooms, a 70-lane bowling center, and four restaurants. The Orleans has a construction and development budget of approximately $158.1 million, excluding capitalized interest, pre-opening expenditures, and opening bankroll. In January 1996, the Company entered into

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 12--CONTINGENCIES AND COMMITMENTS

a guaranteed maximum price contract for the construction of the buildings and site improvements for a price not to exceed $100.0 million. The general contractor is a related party, as more fully described in Note 13. As of December 31, 1995, the Company has incurred approximately $19,824,000 related to the construction of the Orleans of which approximately $13,204,000 was incurred under the guaranteed maximum price contract.

  The Company has agreed to provide advances to Coast West sufficient to make payments on the Coast West Lease and other obligations. The Coast West Lease relates to a parcel of land located in the western area of Las Vegas to be used for future expansion opportunities. The Coast West Lease term runs through December 31, 2055, with three 10-year renewal options, with monthly payments of $166,667 for the year ending December 31, 1995. Thereafter the monthly rent will be increased by the amount of $5,000 in January of each year. The lease includes a put option exercisable by the landlord requiring the purchase of the land at fair market value at the end of the 20th through 24th years of the lease, provided that the purchase price shall not be less than ten times, nor more than fifteen times, the annual rent at such time. Based on the terms of the lease, the potential purchase price commitment ranges from approximately $31,000,000 to approximately $51,000,000 in the years 2014 through 2018. The advances to Coast West will be non-interest bearing. As of December 31, 1995, the Company had advanced Coast West $500,000 related to the Coast West lease. Coast West is a development stage enterprise and has no source of income and is therefore solely dependent on the advances to be provided by the Company. There can be no assurance that Coast West will develop a gaming property at the Coast West site, or that it will be able to repay any advances made by the Company. Accordingly, the Company has recorded an allowance for doubtful accounts in an amount equal to advances provided.

  The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

NOTE 13--RELATED PARTY TRANSACTIONS

  The Company's advertising services are provided by LGT Advertising, a Company owned by several stockholders of Coast Resorts. Advertising expense amounted to approximately $2,026,000, $2,276,000, and $2,841,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

  The Company receives laundry services from Exber, Inc. (dba El Cortez Hotel & Casino). A major stockholder-officer of Exber, Inc. is the father of a major stockholder of Coast Resorts. Laundry expense amounted to approximately $966,000, $1,016,000 and $1,065,000 for the years ended December 31, 1993,
1994, and 1995, respectively.

  Included in operating expenses are guaranteed payments of $2,027,000, $2,200,000 and $398,000 to the former partners of Barbary Coast (now stockholders of Coast Resorts) for the years ended December 31, 1993, 1994, and 1995, respectively. Also included in operating expenses are guaranteed payments to the former Managing Partner of Gold Coast (now a stockholder of Coast Resorts) of $458,000, $472,000 and $460,000 for the years ended December 31, 1993, 1994, and 1995. Guaranteed payments to the Gold Coast Hotel and Casino's Managing Partner were based on a minimum salary plus 1% of Gold Coast Hotel and Casino's profits as required under the partnership agreement. Subsequent to the consummation of the Reorganization, the guaranteed payment requirements of the Predecessor Partnerships have been terminated.

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 13--RELATED PARTY TRANSACTIONS--(CONTINUED)

  In February 1991, the Company borrowed $7,500,000 from Exber, Inc., in the form of a collateralized note. On January 25, 1995, the Company borrowed approximately $3,000,000 through an uncollateralized note payable to Exber, Inc., a portion of which was used to pay off the balance due on the 1991 collateralized note payable to Exber, Inc. Amounts outstanding relating to these notes are $465,000 and $1,256,000 at December 31, 1994 and 1995,
respectively. Interest expense for the years ended December 31, 1993, 1994 and 1995 on these notes amounted to $209,000, $105,000, and $181,000, respectively.

  In December 1994, $11,000,000 was distributed to the former partners of Barbary Coast in the form of notes payable. In June 1995, $50,000,000 was distributed to the former partners of Gold Coast in the form of notes payable. In December 1995, Gold Coast repaid $8,000,000 of such notes. As more fully described in Note 1, on January 16, 1996, approximately $51,025,000 of such notes payable to former partners were exchanged for shares of Coast Resorts Common Stock. Interest expense for the years ended December 31, 1993, 1994 and 1995 on these notes amounted to $0, $0, and $2,856,250, respectively.

  As more fully described in Note 12, the Company has commenced the construction of the Orleans Hotel and Casino with J.A. Tiberti Construction Company, Inc. ("Tiberti Construction"). Tiberti Construction also served as the general contractor for the original construction of the Gold Coast and for certain expansions thereof, and for the original construction of the Barbary Coast and all expansions thereof. The President of Tiberti Construction is a stockholder and director of Coast Resorts and a director of the Company. For the years ended December 31, 1993, 1994, and 1995, the Company paid approximately $0, $328,000, and $10,906,000, respectively, to Tiberti Construction in connection with such construction services.

NOTE 14--EMPLOYEE RETIREMENT PLANS

  In November 1993, the Company adopted separate defined contribution (401(k)) plans for eligible employees of the Gold Coast and the Barbary Coast. All employees of the Gold Coast are eligible to participate. All employees of the Barbary Coast not covered by a collective bargaining agreement are eligible to participate. The employees may elect to defer up to 15% of their yearly compensation, subject to statutory limits. The Company contributes 1% of the employees' eligible compensation and also makes matching contributions of 50% of the first 4% of the employees' contribution. Contribution expense was $217,000, $1,207,000, and $1,224,000 for the years ended December 31, 1993,
1994, and 1995, respectively.

  In addition, beginning in 1993, certain employees at the Barbary Coast became covered by a union-sponsored, collectively bargained, multi-employer, defined benefit pension plan. The Barbary Coast contributed $66,000 $293,000 and $312,000 during the years ended December 31, 1993, 1994, and 1995, respectively, for the plan. These contributions are determined in accordance with the provisions of negotiated labor contracts and generally are based on the number of hours worked.

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 15--SUPPLEMENTAL CASH FLOWS INFORMATION

                                                               DECEMBER 31,
                                                           --------------------
                                                           1993  1994    1995
                                                           ---- ------- -------
                                                              (IN THOUSANDS)
   Interest paid.......................................... $925 $   345 $ 3,164
                                                           ==== ======= =======
   Supplemental schedule of non-cash investing and
    financing activities:
     Property and equipment and other asset acquisitions
      included in accounts payable........................ $--  $ 9,042 $ 3,101
                                                           ==== ======= =======
     Litigation settlement by issuance of long-term debt.. $650 $   --  $   --
                                                           ==== ======= =======
     Distribution to former partners by issuance of notes
      payable............................................. $--  $11,000 $50,000
                                                           ==== ======= =======

NOTE 16--REGULATION OF GAMING OPERATIONS

  The gaming operations of the Company are subject to the licensing and regulatory control of the Nevada Gaming Commission (the Nevada Commission), the Nevada State Gaming Control Board (the Nevada Control Board) and the Clark County Liquor and Gaming Board (the Clark County Board) (collectively the Nevada Gaming Authorities). These agencies issue gaming licenses based upon, among other considerations, evidence that the character and reputation of principal owners, officers, directors, and certain other key employees are consistent with regulatory goals. The necessary licenses have been secured by the Company. The licenses are not transferable and must be renewed periodically upon the payment of appropriate taxes and license fees. The Nevada Gaming Authorities have broad discretion with regard to the renewal of the licenses which may at any time revoke, suspend, condition, limit or restrict a license for any cause deemed reasonable by the issuing agency. Officers, directors, and key employees of the Company must be approved by the Nevada Control Board and licensed by the Nevada Commission and Clark County Board.

NOTE 17--SUBSEQUENT EVENTS

  Effective January 1, 1996, the Predecessor Partnerships were dissolved and terminated as more fully described in Note 1. In connection therewith, the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109 deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The adoption of SFAS 109 on January 1, 1996 resulted in the recognition in the 1996 financial statements of net deferred tax liabilities and a corresponding charge to earnings through the income tax provision of approximately $2,500,000. In addition, upon termination of the partnership tax status on January 1, 1996, all undistributed earnings of the predecessor partnerships were reclassified to additional paid-in capital.

  On January 16, 1996, the Company completed the exchange of Coast Resorts Common Stock for the Exchange Liabilities, as described in Note 1.

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 17--SUBSEQUENT EVENTS--(CONTINUED)

  On January 30, 1996, the Company completed a private placement of $175 million principal amount of 13% First Mortgage Notes Due December 15, 2002 (the "First Mortgage Notes"). Interest on the First Mortgage Notes is payable semi-annually commencing June 15, 1996. The First Mortgage Notes are unconditionally guaranteed by Coast Resorts, Coast West and certain future Subsidiaries of the Company. Net proceeds from the offering (after deducting original issue discount and commissions) were approximately $164.1 million. Of that amount, (i) approximately $114.8 million was deposited in a construction disbursement account restricted for use by the Company to finance in part the cost of developing, constructing, equipping and opening the Orleans, (ii) approximately $19.3 million was used by the Company to purchase U.S. Government Obligations which were deposited into an interest escrow account restricted to fund the interest payable on the First Mortgage Notes through December 15, 1996 and (iii) approximately $29.2 million was used by the Company to repay all outstanding indebtedness under the Company's New Revolving Facility, which facility was terminated. The balance of approximately $800,000 was used to pay, in part, the estimated offering expenses of $2.4 million.

  The indenture governing the Notes contains covenants that, among other things, limit the ability of the Company to pay dividends, repay existing indebtedness, incur additional indebtedness, or sell material assets as defined in the indenture. Additionally, if on the twentieth day of the month following the first month in which the Orleans Hotel and Casino has been operating for 18 months, the Fixed Charge Coverage Ratio (as defined in the indenture) of the Company for the most recently ended four full fiscal quarters is less than 1.5 to 1, the Company shall consummate an asset sale of the Barbary Coast within one year. The proceeds from such asset sale shall be used by the Company to repurchase Notes at a price equal to 101% of the principal amount of such Notes.

NOTE 18--UNAUDITED PRO FORMA DATA

  Prior to the Reorganization, the Company operated as individual partnerships which did not pay federal income taxes. The partners of Gold Coast and Barbary Coast were taxed on their proportionate share of each of their respective partnership's taxable income or loss. The pro forma provision for income taxes and the related pro forma net income are unaudited and reflect adjustments to income taxes assuming that the change in corporate income tax status occurred as of January 1, 1993.

  The following pro forma consolidated financial statements of the Company give effect to (i) the change in income tax status resulting from the Reorganization, (ii) the issuance of the First Mortgage Notes and the subsequent Exchange Offer and (iii) additional borrowings anticipated to be incurred by Coast Hotels in connection with the development of The Orleans (the "Orleans Equipment Financing").

  The pro forma consolidated balance sheet has been presented assuming that the transactions described above occurred on March 31, 1996. The pro forma statement of income has been presented assuming that the transactions described above occurred on January 1, 1995. These pro forma consolidated financial statements are unaudited and not necessarily indicative of the results that will be achieved for future periods.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 18--UNAUDITED PRO FORMA DATA--(CONTINUED)

                                                 MARCH 31, 1996 (PRO FORMA)
                                               --------------------------------
                                                ACTUAL  ADJUSTMENTS   PRO FORMA
                                               -------- -----------   ---------
                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (including $19,300
   of restricted cash)........................ $ 37,318   $30,000(a)  $ 67,318
  Other current assets........................   10,636                 10,636
                                               --------   -------     --------
    TOTAL CURRENT ASSETS......................   47,954    30,000       77,954
                                               --------   -------     --------
PROPERTY AND EQUIPMENT, less accumulated
 depreciation.................................  137,476                137,476
                                               --------   -------     --------
OTHER ASSETS:
  Restricted cash.............................  104,231                104,231
  Other assets................................    9,409                  9,409
                                               --------   -------     --------
    TOTAL OTHER ASSETS........................  113,640                113,640
                                               --------   -------     --------
                                               $299,070   $30,000     $329,070
                                               ========   =======     ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES........................... $ 26,117   $           $ 26,117
                                               --------   -------     --------
LONG TERM DEBT, less current portion            171,816    30,000 (a)  201,816
                                               --------   -------     --------
DEFERRED INCOME TAXES.........................    2,500                  2,500
                                               --------   -------     --------
OTHER NON-CURRENT LIABILITIES.................    1,484                  1,484
                                               --------   -------     --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $1.00 par value, 25,000 shares
   authorized, 1,000 shares issued and
   outstanding................................        1                      1
  Additional paid-in capital..................   95,858                 95,858
  Retained Earnings...........................    1,294                  1,294
                                               --------   -------     --------
    TOTAL STOCKHOLDER'S EQUITY................   97,153                 97,153
                                               --------   -------     --------
                                               $299,070   $30,000     $329,070
                                               ========   =======     ========

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 18--UNAUDITED PRO FORMA DATA--(CONTINUED)

                                                    FOR THE YEAR ENDED
                                              DECEMBER 31, 1995 (PRO FORMA)
                                              ----------------------------------
                                               ACTUAL   ADJUSTMENTS    PRO FORMA
                                              --------  -----------    ---------
OPERATING REVENUES:
  Casino..................................... $129,675   $             $129,675
  Food and beverage..........................   38,468                   38,468
  Hotel......................................   13,233                   13,233
  Other......................................    9,968                    9,968
                                              --------   --------      --------
    GROSS REVENUES...........................  191,344                  191,344
  Less promotional allowances................  (16,588)                 (16,588)
                                              --------   --------      --------
    NET REVENUES.............................  174,756                  174,756
                                              --------   --------      --------
OPERATING EXPENSES:
  Casino.....................................   67,782                   67,782
  Food and beverage..........................   31,242                   31,242
  Hotel......................................    6,692                    6,692
  Other......................................    8,537                    8,537
  General and Administrative.................   34,686        650 (b)    35,336
  Guaranteed payments to former partners.....      858       (858)(b)
  Depreciation and amortization..............    7,280                    7,280
                                              --------   --------      --------
    TOTAL OPERATNG EXPENSES..................  157,077       (208)      156,869
    OPERATING INCOME.........................   17,679        208        17,887
                                              --------   --------      --------
OTHER INCOME (EXPENSES)
  Interest expense:
    Related parties..........................   (3,126)     2,749 (c)      (377)
    Other....................................     (760)   (24,063)(d)   (28,731)
                                                           (3,300)(e)
                                                              463 (f)
                                                           (1,071)(g)
  Interest income............................      106        --            106
  Interest capitalized.......................      235                      235
  Gain on disposal of equipment..............       92        --             92
                                              --------   --------      --------
    TOTAL OTHER INCOME (EXPENSES)............   (3,453)   (25,222)      (28,675)
                                              --------   --------      --------
INCOME BEFORE INCOME TAXES...................   14,226    (25,014)      (10,788)
PRO FORMA PROVISION (BENEFIT) FOR INCOME
 TAXES.......................................    4,979     (4,979)(h)
                                              --------   --------      --------
PRO FORMA NET INCOME (LOSS).................. $  9,247   $(20,035)     $(10,788)
                                              ========   ========      ========

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 18--UNAUDITED PRO FORMA DATA--(CONTINUED)

                                                 FOR THE THREE MONTH PERIOD
                                                            ENDED
                                                 MARCH 31, 1996 (PRO FORMA)
                                                --------------------------------
                                                ACTUAL   ADJUSTMENTS   PRO FORMA
                                                -------  -----------   ---------
OPERATING REVENUES:
  Casino....................................... $35,919    $            $35,919
  Food and beverage............................   9,880                   9,880
  Hotel........................................   3,521                   3,521
  Other........................................   2,451                   2,451
                                                -------    -------      -------
    GROSS REVENUES.............................  51,771                  51,771
  Less promotional allowances..................  (4,359)                 (4,359)
                                                -------    -------      -------
    NET REVENUES...............................  47,412                  47,412
                                                -------    -------      -------
OPERATING EXPENSES:
  Casino.......................................  16,939                  16,939
  Food and beverage............................   7,404                   7,404
  Hotel........................................   1,680                   1,680
  Other........................................   1,871                   1,871
  General and Administrative...................   9,279                   9,279
  Depreciation and amortization................   1,760                   1,760
                                                -------    -------      -------
    TOTAL OPERATING EXPENSES...................  38,933                  38,933
    OPERATING INCOME...........................   8,479                   8,479
                                                -------    -------      -------
OTHER INCOME (EXPENSES)
  Interest expense:
    Related parties............................    (249)       159 (c)      (90)
    Other......................................  (4,057)    (1,912)(d)   (6,883)
                                                              (825)(e)
                                                               (89)(g)
  Interest income..............................     963                     963
  Interest capitalized.........................     701                     701
                                                -------    -------      -------
    TOTAL OTHER INCOME (EXPENSES)..............  (2,642)    (2,667)      (5,309)
                                                -------    -------      -------
INCOME BEFORE INCOME TAXES.....................   5,837     (2,667)       3,170
INCOME TAX PROVISION...........................   4,543     (3,443)(h)    1,110
                                                -------    -------      -------
NET INCOME (LOSS).............................. $ 1,294    $   766      $ 2,060
                                                =======    =======      =======

                        COAST HOTELS AND CASINOS, INC.
              (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 18--UNAUDITED PRO FORMA DATA--(CONTINUED)

  The pro forma financial statements reflect the following adjustments:

  BALANCE SHEET ADJUSTMENTS

    (a) To reflect additional borrowings for The Orleans Equipment Financing expected to be incurred in connection with the completion of the Orleans. Based on current project plans and the commitment letter from a lender, total borrowings for furniture, fixtures, and equipment are expected to be $30.0 million at an interest rate of approximately 11.0%.

    (b) To reflect the elimination of guaranteed payments to former partners and inclusion of compensation to be paid to Michael J. Gaughan and certain other former partners of the Barbary Coast Partnership who will be employees of the Company following the consummation of the Reorganization and the Offering. The duties and responsibilities of Michael J. Gaughan and the other former partners of the Barbary Coast Partnership to be assumed upon the Reorganization and the Offering are similar to those previously performed.

    (c) To reflect a decrease in interest expense relating to the decrease in Subordinated Notes payable to stockholders (which bear interest at 7.5%) resulting from (i) the repayment of $8.0 million principal amount repaid by the Gold Coast Partnership prior to the consummation of the Reorganization and (ii) the exchange of $51.0 million principal amount of notes payable to former partners for Coast Resorts Common Stock.

    (d) To reflect additional interest expense (including amortization of original issue discount) to be incurred upon the issuance of the Notes using the effective interest method.

    (e) To reflect an increase in interest expense relating to the Orleans Equipment Financing at an assumed rate of 11.0% per annum.

    (f) To reflect a reduction in interest expense relating to the decrease in amounts outstanding under revolving bank lines of credit resulting from the use of proceeds from the Offering to repay in full the line of credit. Amounts represent actual interest incurred under the lines of credit during the respective periods.

    (g) To reflect the amortization of debt issue costs incurred in connection with the issuance of the Notes.

    (h) To reflect income taxes at the expected effective rate of approximately 35% beginning on January 1, 1995. The adjustments to income taxes for the year ended December 31, 1995 and for the three month period ended March 31, 1996 reflect the initial recognition of deferred income taxes attributable to temporary differences between financial reporting and tax basis of the Company which become recognized due to change in tax status from partnerships to a corporation upon completion of the Reorganization.Pro forma income tax benefits have been recognized in the 1995 and 1996 period to the extent of available deferred income taxes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Stockholders of
 Coast Resorts, Inc.

  We have audited the accompanying balance sheets of Coast Resorts, Inc. (a Nevada corporation) (parent company only) as of December 31, 1994 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coast Resorts, Inc. (parent company only) as of December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As more fully explained in Note 1, the Company changed its method of accounting for marketable securities in 1994.

COOPERS & LYBRAND L.L.P.

Las Vegas, Nevada
February 14, 1996

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                                 BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                          DECEMBER 31, DECEMBER 31,  MARCH 31,
                                              1994         1995        1996
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
Cash and cash equivalents................   $   --       $     3      $     3
Due from affiliates......................       --           --           154
                                            -------      -------      -------
  TOTAL CURRENT ASSETS...................       --             3          157
                                            -------      -------      -------
INVESTMENT IN SUBSIDIARIES...............    87,781       42,888       96,267
                                            -------      -------      -------
                                            $87,781      $42,891      $96,421
                                            =======      =======      =======
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Due to affiliates........................       --             3          --
                                            -------      -------      -------
  TOTAL CURRENT LIABILITIES..............   $   --       $     3      $   --
                                            -------      -------      -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 500,000
 shares authorized, none issued and
 outstanding.............................       --           --           --
Common stock, $.01 par value, 2,000,000
 shares authorized, 1,000,000 issued and
 outstanding at December 31, 1994 and
 1995, 1,494,353 issued and outstanding
 at March 31, 1996.......................        10           10           15
Additional paid-in capital...............    19,340       19,340       95,398
Unrealized gains.........................     13.00          --           --
Retained earnings........................    68,418       23,538        1,008
                                            -------      -------      -------
  TOTAL STOCKHOLDERS' EQUITY.............    87,781       42,888       96,421
                                            -------      -------      -------
                                            $87,781      $42,891      $96,421
                                            =======      =======      =======


   The accompanying notes are an integral part of these financial statements.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                              STATEMENTS OF INCOME

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                           THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,         MARCH 31,
                             ----------------------------- -------------------
                               1993      1994      1995      1995      1996
                             --------- --------- --------- --------- ---------
                                                               (UNAUDITED)
Equity interest in income
 from subsidiaries.........  $  17,368 $  14,963 $  13,780 $   3,128 $     854
                             --------- --------- --------- --------- ---------
Income before income taxes.     17,368    14,963    13,780     3,128       854
Income tax provision
 (benefit).................        --        --        --        --       (154)
                             --------- --------- --------- --------- ---------
NET INCOME.................  $  17,368 $  14,963 $  13,780 $   3,128 $   1,008
                             ========= ========= ========= ========= =========
Net income per share of
 common stock..............  $     --  $     --  $     --  $     --  $    0.72
                             --------- --------- --------- --------- ---------
Weighted average common
 shares outstanding........        --        --        --        --  1,407,434
                             --------- --------- --------- --------- ---------
UNAUDITED PRO FORMA DATA
 (reflecting reorganization
 and change in tax status):
Provision for income taxes.      6,117     5,251     4,823     1,095      (154)
                             --------- --------- --------- --------- ---------
Net income.................  $  11,251 $   9,712 $   8,957 $   2,033 $   1,008
                             ========= ========= ========= ========= =========
Net income per share of
 common stock..............  $   11.25 $    9.71 $    8.96 $    2.03 $    0.72
                             ========= ========= ========= ========= =========
Weighted average common
 shares outstanding........  1,000,000 1,000,000 1,000,000 1,000,000 1,407,434
                             ========= ========= ========= ========= =========



   The accompanying notes are an integral part of these financial statements.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                            COMMON STOCK    ADDITIONAL UNREALIZED
                          -----------------  PAID-IN     GAINS    RETAINED
                           SHARES    AMOUNT  CAPITAL    (LOSSES)  EARNINGS   TOTAL
                          ---------  ------ ---------- ---------- --------  --------
Balances at January 1,
 1993...................  1,000,000   $10    $19,340      $--     $ 73,410  $ 92,760
  Net income............                                            17,368    17,368
  Distributions to
   former partners......                                           (11,500)  (11,500)
                          ---------   ---    -------      ----    --------  --------
Balances at December 31,
 1993...................  1,000,000    10     19,340       --       79,278    98,628
  Adjustments to
   beginning balances
   for change in
   accounting principle
   relating to
   marketable
   securities...........                                    27                    27
                          ---------   ---    -------      ----    --------  --------
Balances at January 1,
 1994...................  1,000,000    10     19,340        27      79,278    98,655
  Net income............                                            14,963    14,963
  Change in unrealized
   gains (losses) on
   marketable securities
   held by subsidiaries.                                   (14)                  (14)
  Distributions to
   former partners......                                           (25,823)  (25,823)
                          ---------   ---    -------      ----    --------  --------
Balances at December 31,
 1994 ..................  1,000,000    10     19,340        13      68,418    87,781
  Net income............                                            13,780    13,780
  Issuance of common
   stock................         20                4
  Cancellation of common
   stock upon
   Reorganization.......        (20)              (4)
  Change in unrealized
   gains (losses) on
   marketable securities
   held by subsidiaries.                                   (13)                  (13)
  Distributions to
   former partners......                                           (58,660)  (58,660)
                          ---------   ---    -------      ----    --------  --------
Balances at December 31,
 1995 ..................  1,000,000   $10    $19,340      $--     $ 23,538  $ 42,888
                          =========   ===    =======      ====    ========  ========
      (Unaudited):
  Exchange of notes
   payable of subsidiary
   for common stock.....    494,353     5     52,520       --          --     52,525
  Reclassification of
   undistributed
   earnings to
   additional paid-in
   capital upon
   termination of
   partnership status...                      23,538               (23,538)      --
  Net income............                                             1,008     1,008
                          ---------   ---    -------      ----    --------  --------
Balances at March 31,
 1996...................  1,494,353   $15    $95,398      $--     $  1,008  $ 96,421
                          =========   ===    =======      ====    ========  ========


   The accompanying notes are an integral part of these financial statements.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                THREE MONTHS
                                                                    ENDED
                                  YEAR ENDED DECEMBER 31,         MARCH 31,
                                 ----------------------------  ----------------
                                   1993      1994      1995     1995     1996
                                 --------  --------  --------  -------  -------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
  Net income...................  $ 17,368  $ 14,963  $ 13,780  $ 3,128  $ 1,008
                                 --------  --------  --------  -------  -------
  ADJUSTMENTS TO RECONCILE NET
   INCOME TO NET CASH PROVIDED
   BY OPERATING ACTIVITIES:
    Equity interest in net in-
     come from subsidiaries....   (17,369)  (14,963)  (13,780)  (3,128)    (854)
    Net increase due from af-
     filiates..................       --        --        --       --      (154)
                                 --------  --------  --------  -------  -------
      TOTAL ADJUSTMENTS........   (17,369)  (14,963)  (13,780)  (3,128)  (1,008)
                                 --------  --------  --------  -------  -------
      NET CASH PROVIDED BY
       OPERATING ACTIVITIES....       --        --        --       --       --
                                 --------  --------  --------  -------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from issuance of
   common stock................       --        --          4      --       --
  Cash used to purchase
   subsidiaries' stock.........       --        --         (1)     --       --
                                 --------  --------  --------  -------  -------
      NET CASH USED BY
       FINANCING ACTIVITIES....       --        --          3      --       --
                                 --------  --------  --------  -------  -------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS..........       --        --          3      --       --
                                 --------  --------  --------  -------  -------
CASH AND CASH EQUIVALENTS, at
 beginning of year.............       --        --        --       --         3
                                 --------  --------  --------  -------  -------
CASH AND CASH EQUIVALENTS, at
 end of year...................  $    --   $    --   $      3  $   --   $     3
                                 ========  ========  ========  =======  =======



   The accompanying notes are an integral part of these financial statements.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--BACKGROUND INFORMATION AND BASIS OF PRESENTATION

 Background Information

  Coast Resorts, Inc. ("Coast Resorts") is a Nevada corporation and serves as a holding company for Coast Hotels and Casinos, Inc. (the "Company") and Coast West, Inc. ("Coast West"), also Nevada corporations. The Company owns and operates hotel-casinos in Las Vegas, Nevada which had previously been operated independently by the following two partnerships:

  . Gold Coast Hotel and Casino, a Nevada limited partnership organized in 1986 ("Gold Coast"), operated the Gold Coast Hotel and Casino which is located approximately one mile west of the Las Vegas Strip. Gold Coast also commenced development of the Orleans Hotel and Casino in Las Vegas in 1995, which development is being continued by the Company.

  . Barbary Coast Hotel and Casino, a Nevada partnership organized in 1979 ("Barbary Coast"), operated the Barbary Coast Hotel and Casino which is located on the Las Vegas Strip.

  On January 1, 1996, the partners of Gold Coast and Barbary Coast (the "Predecessor Partnerships") completed a reorganization (the "Reorganization") with Coast Resorts. Coast Resorts was formed in September 1995 for the purpose of effecting such Reorganization of the Predecessor Partnerships. Coast Resorts, Gold Coast and Barbary Coast were all related through common ownership and management control.

  In the Reorganization, the partners of the Predecessor Partnerships each transferred to Coast Resorts, by assignment or through the merger of Gaughan-Herbst, Inc., a Nevada corporation, the sole general partner of the Gold Coast, their respective partnership interests in the Predecessor Partnerships in exchange for an aggregate of 1,000,000 shares of common stock, par value $.01 per share, of Coast Resorts. The partners of the Gold Coast (or their principals) received in the aggregate 65% of such shares of common stock of Coast Resorts, and the partners of the Barbary Coast received in the aggregate 35% of such shares. The shares of common stock were issued to the respective partners (or their principals) of each such Predecessor Partnership based upon such partners' pro rata interests in such Predecessor Partnership.

  Concurrently with the exchange of the partners' interests in the Predecessor Partnerships and the merger of Gaughan-Herbst, Inc. into Coast Resorts, Coast Resorts became the sole partner of each of the Predecessor Partnerships, and each Predecessor Partnership dissolved and terminated. Immediately upon such dissolution and termination, all of the assets and liabilities of the Predecessor Partnerships became the assets and liabilities of Coast Resorts. Coast Resorts immediately contributed to the Company all of the assets of the Predecessor Partnerships other than those relating to a certain ground lease (the "Coast West Lease"), which Coast Resorts contributed to Coast West. In addition, the Company assumed, jointly and severally with Coast Resorts, all of the liabilities of the Predecessor Partnerships other than (i) obligations under a portion of the subordinated notes payable to former partners and $1,500,000 principal amount of demand notes payable to a related party which were retained by Coast Resorts and were exchanged for shares of Coast Resorts Common Stock (as defined below), and (ii) those liabilities incident to the Coast West Lease, and Coast West assumed jointly and severally with Coast Resorts, all of the liabilities of the Predecessor Partnerships incident to the Coast West Lease.

  Coast Resorts retained the liability for an aggregate principal amount of $51,025,000 in notes payable to former partners and retained the liability for $1,500,000 relating to demand notes due to a related party (the "Exchange Liabilities"). On January 16, 1996, the Exchange Liabilities were exchanged for 494,353 shares of common stock, par value $.01 per share, of Coast Resorts (the "Coast Resorts Common Stock"), based upon management's estimate of the fair market value of such common stock.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 1--BACKGROUND INFORMATION AND BASIS OF PRESENTATION--(CONTINUED)

  As a result of the Reorganization, the former partners of the Predecessor Partnerships (or their principals) own all of the issued and outstanding shares of capital stock of Coast Resorts, Coast Resorts owns all of the issued and outstanding capital stock of the Company and Coast West, and the Company and Coast West own and have assumed in the aggregate all of the assets and liabilities of the Predecessor Partnerships (other than the Exchange Liabilities that were exchanged for Coast Resorts Common Stock). Thereafter, the Company and Coast West will carry on the prior business operations of the Predecessor Partnerships.

  Coast West plans to hold the Coast West Lease for future development. Coast West has had no source of income since its inception in September 1995. The Company has agreed to provide Coast West with advances sufficient to make payments on the Coast West Lease.

 Basis of Presentation

  Gold Coast and Barbary Coast have historically operated under a high degree of common control. The former Managing General Partner of Gold Coast was also a general partner, and the principal manager, of Barbary Coast. Due to the common control of Gold Coast and Barbary Coast and the continuation of ownership by the former partners, the Reorganization was accounted for as a reorganization of entities under common control. Accordingly, the financial statements of Coast Resorts for all periods are presented as if the Reorganization occurred at the beginning of the earliest period presented and include the accounts of all entities involved on a historical cost basis, in a manner similar to a pooling of interests.

  The accompanying financial statements reflect the Exchange Liabilities as obligations of the Company at December 31, 1994 and 1995, as the exchange for Coast Resorts Common Stock had not yet occurred. The exchange was accounted for subsequent to the completion of the Reorganization, through the issuance of Coast Resorts Common Stock in the amount of $52,525,000, reflecting the historical cost basis of the Exchange Liabilities.

  The accompanying financial statements present the financial position and results of operations of Coast Resorts as a parent company only, and thus include Coast Resort's investment in the Company and Coast West, as well as Coast Resort's equity interest in their results of operations. Accordingly, these financial statements should be read in conjunction with the financial statements of the Company and Coast West.

 Interim Financial Statements

  The financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period have been included. The interim results reflected in the financial statements are not necessarily indicative of expected results for the full year.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and cash equivalents

  Coast Resorts considers all highly liquid investments with a maturity at acquisition of three months or less to be cash equivalents.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Marketable Securities

  During the year ended December 31, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." The adoption of SFAS 115 resulted in an increase in stockholders' equity of approximately $27,000, to reflect a net unrealized holding gain at the beginning of the year. In conformity with the provisions of SFAS 115, the balance sheet at December 31, 1993 was not restated to give effect to the adoption of this statement.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 3--CONTINGENCIES AND COMMITMENTS

  In connection with the Reorganization, Coast Resorts assumed, jointly and severally with Coast Hotels, all of the liabilities of the Predecessor Partnerships other than (i) obligations under a portion of the subordinated notes payable to former partners and $1,500,000 principal amount of demand notes payable to a related party which were retained by Coast Resorts and were exchanged for shares of Coast Resorts Common Stock, and (ii) those liabilities incident to the Coast West Lease, and Coast West assumed jointly and severally with Coast Resorts, all of the liabilities of the Predecessor Partnerships incident to the Coast West Lease, as described in Note 1.

  Coast Resorts is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Coast Resorts.

NOTE 4--SUBSEQUENT EVENTS

  Effective January 1, 1996, the Predecessor Partnerships were dissolved and terminated as more fully described in Note 1. In connection therewith, the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109 deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The adoption of SFAS 109 on January 1, 1996 resulted in the recognition in the 1996 financial statements of net deferred tax liabilities and a corresponding charge to earnings through the income tax provision of approximately $2,500,000. In addition, upon tcrmination of the partnership tax status on January 1, 1996, all undistributed earnings of the predecessor partnerships were reclassified to additional paid-in capital.

  On January 16, 1996, Coast Resorts completed the exchange of Coast Resorts Common Stock for the Exchange Liabilities, as described in Note 1.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 4--SUBSEQUENT EVENTS--(CONTINUED)

  On January 30, 1996, the Company completed a private placement of $175 million principal amount of 13% First Mortgage Notes Due December 15, 2002 (the "First Mortgage Notes"). Interest on the First Mortgage Notes is payable semi-annually commencing June 15, 1996. The First Mortgage Notes are unconditionally guaranteed by Coast Resorts, Coast West and certain future Subsidiaries of the Company. Net proceeds from the offering (after deducting original issue discount and commissions) were approximately $164.1 million. Of that amount, (i) approximately $114.8 million was deposited in a construction disbursement account restricted for use by the Company to finance in part the cost of developing, constructing, equipping and opening the Orleans, (ii) approximately $19.3 million was used by the Company to purchase U.S. Government Obligations which were deposited into an interest escrow account restricted to fund the interest payable on the First Mortgage Notes through December 15, 1996 and (iii) approximately $29.2 million was used by the Company to repay all outstanding indebtedness under the Company's New Revolving Facility, which facility was terminated. The balance of approximately $800,000 was used to pay, in part, the estimated offering expenses of $2.4 million.

  The indenture governing the Notes contains covenants that, among other things, limit the ability of the Company to pay dividends, repay existing indebtedness, incur additional indebtedness, or sell material assets as defined in the indenture. Additionally, the indenture provides that, if on the twentieth day of the month following the first month in which the Orleans Hotel and Casino has been operating for 18 months, the Fixed Charge Coverage Ratio (as defined in the indenture) of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available is less than 1.5 to 1, then the Company shall consummate a sale of the Barbary Coast within one year thereafter. The proceeds from such sale shall be used by the Company to repurchase Notes at a price equal to 101% of the principal amount of such Notes.

NOTE 5--UNAUDITED PRO FORMA DATA

  Prior to the Reorganization, the Company operated as individual partnerships which did not pay federal income taxes. The partners of Gold Coast and Barbary Coast were taxed on their proportionate share of each of their respective partnership's taxable income or loss. The pro forma provision for income taxes and the related pro forma net income are unaudited and reflect adjustments to income taxes assuming that the change in corporate income tax status occurred as of January 1, 1993.

  The following pro forma statement of income of Coast Resorts gives effect to
(i) the change in income tax status resulting from the Reorganization, (ii) the issuance of the First Mortgage Notes and subsequent Exchange Offer and
(iii) additional borrowings anticipated to be incurred by the Company in connection with the development of the Orleans (the "Orleans Equipment Financing").

  The pro forma statements of income have been presented assuming that the transactions described above occurred on January 1, 1995. The pro forma statements of income are unaudited and not necessarily indicative of the results that will be achieved for future periods. The above-transactions have no impact on the balance sheet of Coast Resorts assuming that such transactions occurred on March 31, 1996.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 5--UNAUDITED PRO FORMA DATA--(CONTINUED)

  For the Year Ended December 31, 1995:

                                              ACTUAL  ADJUSTMENTS     PRO FORMA
                                              ------- -----------     ----------
Equity interest in income from subsidiaries.  $13,780 $      208 (a)  $  (11,234)
                                              -------                 ----------
                                                           2,749 (b)
                                                         (24,063)(c)
                                                          (3,300)(d)
                                                             463 (e)
                                                          (1,071)(f)
                                                      ----------
Income before income taxes..................   13,780    $25,014)        (11,234)
Pro forma provision (benefit) for income
 taxes......................................    4,823     (4,823)(g)
                                              ------- ----------      ----------
Pro forma net income (loss).................  $ 8,957 $  (20,191)     $  (11,234)
                                              ======= ==========      ==========
Net income (loss) per share of common stock.      --  $   (20.19)     $   (11.23)
                                              ======= ==========      ==========
Weighted average common shares outstanding..      --   1,000,000       1,000,000
                                              ======= ==========      ==========

  For the three month period ended March 31, 1996:

                                           ACTUAL    ADJUSTMENTS     PRO FORMA
                                         ----------  -----------     ----------
Equity interest in income from
 subsidiaries........................... $      854  $      159 (b)  $   (1,813)
                                         ----------                  ----------
                                                         (1,912)(c)
                                                           (825)(d)
                                                            (89)(f)
                                                     ----------
Income before income taxes..............        854      (2,667)         (1,813)
Income tax provision (benefit)..........       (154)    $(3,279)(g)      (3,433)
                                         ----------  ----------      ----------
Pro forma net income (loss)............. $    1,008  $      612      $    1,620
                                         ==========  ==========      ==========
Net income (loss) per share of common
 stock.................................. $     0.72  $     0.44      $     1.15
                                         ==========  ==========      ==========
Weighted average common shares
 outstanding............................  1,407,434   1,407,434       1,407,434
                                         ==========  ==========      ==========

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 5--UNAUDITED PRO FORMA DATA--(CONTINUED)

  The pro forma statements of income reflect the following adjustments:

  (a) To reflect the elimination of guaranteed payments to former partners and inclusion of compensation to be paid to Michael J. Gaughan and certain other former partners of the Barbary Coast Partnership who will be employees of the Company following the consummation of the Reorganization and the Offering. The duties and responsibilities of Michael J. Gaughan and the other former partners of the Barbary Coast Partnership to be assumed upon the Reorganization and the Offering are similar to those previously performed.

  (b) To reflect a decrease in interest expense relating to the decrease in Subordinated Notes payable to stockholders (which bear interest at 7.5%) resulting from (i) the repayment of $8.0 million principal amount repaid by the Gold Coast Partnership prior to the consummation of the Reorganization and (ii) the exchange of $51.0 million principal amount of notes payable to former partners for Coast Resorts Common Stock.

  (c) To reflect additional interest expense (including amortization of original issue discount) to be incurred upon the issuance of the Notes using the effective interest method.

  (d) To reflect an increase in interest expense relating to the Orleans Equipment Financing at an assumed rate of 11.0% per annum.

  (e) To reflect a reduction in interest expense relating to the decrease in amounts outstanding under revolving bank lines of credit resulting from the use of proceeds from the Offering to repay in full the line of credit. Amounts represent actual interest incurred under the lines of credit during the respective periods.

  (f) To reflect the amortization of debt issue costs incurred in connection with the issuance of the Notes.

  (g) To reflect income taxes at the expected effective rate of approximately 35% beginning on January 1, 1995. The adjustments to income taxes for the year ended December 31, 1995 and for the three month period ended March 31, 1996 reflect the initial recognition of deferred income taxes attributable to temporary differences between financial reporting and tax basis of the Company which became recognized due to change in tax status from partnerships to a corporation upon completion of the Reorganization. Pro forma income tax benefits have been recognized in the 1995 and 1996 periods to the extent of available deferred income taxes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Stockholder of
 Coast West, Inc.

  We have audited the accompanying balance sheet of Coast West, Inc. (a development stage enterprise and a wholly owned subsidiary of Coast Resorts, Inc.) as of December 31, 1995, and the related statements of loss incurred during the development stage, stockholder's equity (deficiency) and cash flows for the period September 29, 1995 (the date of inception) through December 31, 1995. These financial statements are the responsibility of Coast West, Inc.'s Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coast West, Inc. as of December 31, 1995, and the statement of loss incurred during the development stage and its cash flows for the period September 29, 1995 (the date of inception) through December 31, 1995 in conformity with generally accepted accounting principles.

  As more fully explained in Note 1, Coast West, Inc. has no source of income during the development stage and is solely dependent on advances from Coast Hotels and Casinos, Inc. (an affiliated company).

COOPERS & LYBRAND L.L.P.

Las Vegas, Nevada
February 14, 1996

                                COAST WEST, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE AND
               A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                                 BALANCE SHEET
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                       DECEMBER 31,  MARCH 31,
                                                           1995        1996
                                                       ------------ -----------
                                                                    (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
Cash and cash equivalents.............................    $   1       $     1
                                                          -----       -------
    TOTAL CURRENT ASSETS..............................        1             1
                                                          -----       -------
PROPERTY AND EQUIPMENT................................      143           158
                                                          -----       -------
                                                          $ 144       $   159
                                                          =====       =======
  LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
    TOTAL CURRENT LIABILITIES                             $ --        $   --
                                                          -----       -------
NONCURRENT LIABILITIES:
  Advances from affiliates............................      496         1,025
  Deferred rent.......................................      593         1,033
                                                          -----       -------
    TOTAL NON-CURRENT LIABILITIES.....................    1,089         2,058
                                                          -----       -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY (DEFICIENCY):
Common stock, $1.00 par value, 25,000 shares
 authorized, 1,010 shares issued and outstanding......      --            --
Additional paid-in capital............................        1             1
Deficit accumulated during the development stage......     (946)       (1,900)
                                                          -----       -------
  TOTAL STOCKHOLDER'S EQUITY (DEFICIENCY).............     (945)       (1,899)
                                                          -----       -------
                                                          $ 144       $   159
                                                          =====       =======


   The accompanying notes are an integral part of these financial statements.

                                COAST WEST, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE AND
               A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

            STATEMENT OF LOSS INCURRED DURING THE DEVELOPMENT STAGE
                             (DOLLARS IN THOUSANDS)

                              FOR THE PERIOD      FOR THE      FOR THE PERIOD
                            SEPTEMBER 29, 1995, THREE MONTH  SEPTEMBER 29, 1995,
                                THE DATE OF     PERIOD ENDED     THE DATE OF
                            INCEPTION, THROUGH   MARCH 31,   INCEPTION, THROUGH
                             DECEMBER 31, 1995      1996       MARCH 31, 1996
                            ------------------- ------------ -------------------
                                                          (UNAUDITED)
Rent Expense...............        $(946)          $(954)          $(1,900)
                                   -----           -----           -------
  NET LOSS.................        $(946)          $(954)          $(1,900)
                                   =====           =====           =======




   The accompanying notes are an integral part of these financial statements.

                                COAST WEST, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE AND
               A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                 STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)

       FOR THE PERIOD SEPTEMBER 29, 1995, THE DATE OF INCEPTION, THROUGH DECEMBER 31, 1995 AND FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1996
                                  (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DEFICIT
                                                            ACCUMULATED
                                   COMMON STOCK  ADDITIONAL DURING THE
                                   -------------  PAID-IN   DEVELOPMENT
                                   SHARES AMOUNT  CAPITAL      STAGE     TOTAL
                                   ------ ------ ---------- ----------- -------
Balances at September 29, 1995       --    $--      $--       $   --    $   --
  Issuance of common stock........ 1,010    --         1          --          1
  Net loss for the year...........   --     --       --          (946)     (946)
                                   -----   ----     ----      -------   -------
Balances at December 31, 1995..... 1,010   $--      $  1      $  (946)  $  (945)
                                   =====   ====     ====      =======   =======
 (Unaudited)
  Net loss for the period.........   --     --       --          (954)     (954)
                                   -----   ----     ----      -------   -------
Balances at March 31, 1996........ 1,010   $--      $  1      $(1,900)  $(1,899)
                                   =====   ====     ====      =======   =======



   The accompanying notes are an integral part of these financial statements.

                                COAST WEST, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE AND
               A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                               FOR THE PERIOD      FOR THE      FOR THE PERIOD
                             SEPTEMBER 29, 1995, THREE MONTH  SEPTEMBER 29, 1995
                                 THE DATE OF     PERIOD ENDED    THE DATE OF
                             INCEPTION, THROUGH   MARCH 31,   INCEPTION, THROUGH
                              DECEMBER 31, 1995      1996       MARCH 31, 1996
                             ------------------- ------------ ------------------
                                                           (UNAUDITED)
CASH FLOWS FROM DEVELOPMENT
 STAGE ACTIVITIES:
  Net loss.................         $ 946            $954           $1,900
                                    -----            ----           ------
  ADJUSTMENTS TO RECONCILE
   NET LOSS TO NET CASH
   USED FOR DEVELOPMENT
   STAGE ACTIVITIES:
    Non-cash rent expense..           446             439              885
                                    -----            ----           ------
      TOTAL ADJUSTMENTS....           446             439              885
                                    -----            ----           ------
      NET CASH USED BY
       OPERATING
       ACTIVITIES..........          (500)           (515)           1,015
                                    -----            ----           ------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Capital expenditures.....          (143)            (15)            (158)
                                    -----            ----           ------
      NET CASH USED FOR
       INVESTING
       ACTIVITIES:.........          (143)            (15)            (158)
                                    -----            ----           ------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Borrowings from
   affiliate...............           643             530            1,173
  Issuance of common stock.             1             --                 1
                                    -----            ----           ------
      NET CASH PROVIDED BY
       FINANCING
       ACTIVITIES..........           644             530            1,174
                                    -----            ----           ------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS.             1             --                 1
                                    -----            ----           ------
CASH AND CASH EQUIVALENTS,
 at beginning of period....           --              --               --
                                    -----            ----           ------
CASH AND CASH EQUIVALENTS,
 at end of period..........         $   1            $--            $    1
                                    =====            ====           ======



   The accompanying notes are an integral part of these financial statements.

                               COAST WEST, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE AND
               A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--BACKGROUND INFORMATION AND BASIS OF PRESENTATION

  Coast West, Inc. ("Coast West") is a Development Stage Nevada corporation, and a wholly owned subsidiary of Coast Resorts, Inc. ("Coast Resorts"), which is also a Nevada corporation. Coast West was formed in September 1995 as part of a reorganization (the "Reorganization") with Coast Resorts, Inc. and the following two partnerships (collectively, the "Predecessor Partnerships"):

  . Gold Coast Hotel and Casino, a Nevada limited partnership organized in 1986 ("Gold Coast"), operated the Gold Coast Hotel and Casino, which is located approximately one mile west of the Las Vegas Strip. Gold Coast also commenced development of the Orleans Hotel and Casino in Las Vegas in 1995.

  . Barbary Coast Hotel and Casino, a Nevada partnership organized in 1979 ("Barbary Coast"), operated the Barbary Coast Hotel and Casino which is located on the Las Vegas Strip.

  Coast Resorts was formed in September 1995 for the purpose of effecting the Reorganization of the Predecessor Partnerships. Coast West was initially capitalized in the amount of $1,000 through the issuance of 10 shares of common stock to Coast Resorts. Coast Resorts, Gold Coast and Barbary Coast were all related through common ownership and management control.

  In the Reorganization, the partners of the Predecessor Partnerships each transferred to Coast Resorts, by assignment or through the merger of Gaughan-Herbst, Inc., a Nevada corporation, the sole general partner of the Gold Coast, their respective partnership interests in the Predecessor Partnerships in exchange for an aggregate of 1,000,000 shares of common stock, par value $.01 per share, of Coast Resorts. The partners of the Gold Coast (or their principals) received in the aggregate 65% of such shares of common stock of Coast Resorts, and the partners of the Barbary Coast received in the aggregate 35% of such shares. The shares of common stock were issued to the respective partners (or their principals) of each such Predecessor Partnership based upon such partners' pro rata interests in such Predecessor Partnership.

Concurrently with the exchange of the partners' interests in the Predecessor Partnerships and the merger of Gaughan-Herbst, Inc. into Coast Resorts, Coast Resorts became the sole partner of each of the Predecessor Partnerships, and each Predecessor Partnership dissolved and terminated. Immediately upon such dissolution and termination, all of the assets and liabilities of the Predecessor Partnerships became the assets and liabilities of Coast Resorts. Coast Resorts immediately contributed to Coast Hotels and Casinos, Inc., ("CHC") another wholly owned subsidiary of Coast Resorts all of the assets of the Predecessor Partnerships excluding those relating to a certain ground lease, (the "Coast West Lease") which Coast Resorts contributed to Coast West in exchange for 1,000 shares of Coast West common stock. (The Coast West Lease is an operating lease for accounting purposes and, accordingly, has no value in the accompanying balance sheet.) In addition, CHC assumed, jointly and severally with Coast Resorts, all of the liabilities of the Predecessor Partnerships other than obligations under a portion of the subordinated notes payable to former partners and $1,500,000 principal amount of demand notes payable to a related party which were retained by Coast Resorts and were exchanged for shares of Coast Resorts Common Stock (as defined below) and those liabilities incident to the Coast West Lease, and Coast West assumed jointly and severally with Coast Resorts, all of the liabilities of the Gold Coast Partnership Predecessor Partnerships incident to the Coast West Lease.

  Coast Resorts retained the liability for an aggregate principal amount of $51,025,000 in notes payable to former partners and retained the liability for $1,500,000 relating to demand notes due to a related party (the "Exchange Liabilities"). On January 16, 1996, the Exchange Liabilities were exchanged for 494,353 shares of

                               COAST WEST, INC.
    (A DEVELOPMENT STAGE ENTERPRISE AND A WHOLLY OWNED SUBSIDIARY OF COAST
                                RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 1--BACKGROUND INFORMATION AND BASIS OF PRESENTATION--(CONTINUED)

common stock, par value $.01 per share, of Coast Resorts (the "Coast Resorts Common Stock"), based upon management's estimate of the fair market value of such common stock.

  As a result of the Reorganization, the former partners of the Predecessor Partnerships (or their principals) own all of the issued and outstanding shares of capital stock of Coast Resorts, Coast Resorts owns all of the issued and outstanding capital stock of the Company and Coast West, and the Company and Coast West own and have assumed in the aggregate all of the assets and liabilities of the Predecessor Partnerships (other than the Exchange Liabilities that will be exchanged for Coast Resorts Common Stock). Thereafter, the Company and Coast West will carry on the prior business operations of the Predecessor Partnerships.

  Coast West plans to hold the Coast West Lease for future development. Coast West has had no source of income during its development stage. CHC has agreed to provide Coast West with advances sufficient to make lease payments on the Coast West Lease, as more fully explained in Note 3.

 Basis of Presentation

  Gold Coast and Barbary Coast have historically operated under a high degree of common control. The former Managing General Partner of Gold Coast was also a general partner, and the principal manager, of the Barbary Coast. Due to the common control of Gold Coast and Barbary Coast and the continuation of ownership by the former partners, the Reorganization was accounted for as a reorganization of entities under common control. Accordingly, the financial statements of Coast West are presented as if the Reorganization occurred at the beginning of the earliest period presented and include the accounts of all entities involved on a historical cost basis, in a manner similar to a pooling of interests.

 Interim Financial Statements

  The financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period have been included. The interim results reflected in the financial statements are not necessarily indicative of expected results for the full year.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Property, Equipment and Depreciation

  Property and equipment are stated at cost. Expenditures for additions, renewals and betterments are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in income. Depreciation is computed by the straight-line method over the estimated useful lives of property and equipment.

  At December 31, 1995, property and equipment consists primarily of leasehold improvements and related costs incurred in connection with the execution of the Coast West Lease. Such costs are not being amortized as the underlying property is in the development stage.

                               COAST WEST, INC.
    (A DEVELOPMENT STAGE ENTERPRISE AND A WHOLLY OWNED SUBSIDIARY OF COAST
                                RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Cash and cash equivalents

  Coast West considers all highly liquid investments with a maturity at acquisition of three months or less to be cash equivalents.

 Income taxes

  Prior to the Reorganization, Coast Resorts operated as individual partnerships which did not pay federal income taxes. The Partners of Gold Coast and Barbary Coast were taxed on their proportionate share of each of their respective partnership's taxable income or loss. Therefore, these statements do not include any benefit for corporate income taxes.

  Subsequent to the Reorganization, Coast West will be included in the consolidated federal income tax return filed by Coast Resorts. Coast West's tax allocation will be based on the amount of tax it would incur if it filed a separate return. Coast Resorts will pay Coast West an amount equal to the tax benefit arising from the utilization of net operating losses of Coast West to the extent that such losses result in a reduction in the amount of tax payable by Coast Resorts.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 3--LEASES AND COMMITMENTS

  In January 1996, in connection with the Reorganization, Coast Resorts contributed its rights under the Coast West Lease to Coast West. The Coast West Lease is for a parcel of land located in the northwest area of Las Vegas which is to be used for future expansion opportunities. The Coast West Lease term runs through December 31, 2005, with three 10-year renewal options, with monthly payments of $166,667 through December 31, 1995. Thereafter the monthly rent will be increased by the amount of $5,000 in January of each year. The lease includes a put option exercisable by the landlord requiring the purchase of the land at fair market value at the end of the 20th through 24th years of the lease, provided that the purchase price shall not be less than ten times, nor more than fifteen times, the annual rent at such time. Based on the terms of the lease, the potential purchase price commitment ranges from approximately $31 million to approximately $51 million in the years 2014 through 2018. Coast West has no source of income during its development stage and CHC has agreed to provide advances to Coast West sufficient to make payments for its lease and other obligations during Coast West's development stage. Such advances will be collateralized by Coast West's interest in the Coast West lease and will be non-interest bearing. There can be no assurance that Coast West will develop a gaming property at the Coast West site, or that it will be able to repay such advances.

                               COAST WEST, INC.
    (A DEVELOPMENT STAGE ENTERPRISE AND A WHOLLY OWNED SUBSIDIARY OF COAST
                                RESORTS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 3--LEASES AND COMMITMENTS--(CONTINUED)

FUTURE MINIMUM LEASE PAYMENTS

  The following is an annual schedule of future minimum lease payments required under the Coast West Lease, assuming that the put option is not exercised:

                                                                     MINIMUM
                                                                     PAYMENT
                                                                  --------------
                                                                  (IN THOUSANDS)
      1996.......................................................    $  2,060
      1997.......................................................       2,120
      1998.......................................................       2,180
      1999.......................................................       2,240
      2000.......................................................       2,300
      Later years................................................     218,900
                                                                     --------
      Total minimum lease payments...............................    $229,800
                                                                     ========

NOTE 4--SUBSEQUENT EVENTS

  On January 16, 1996, CHC completed the exchange of Coast Resorts, Inc. common stock for the Exchange Liabilities, as described in Note 1.

  On January 30, 1996, CHC completed a private placement of $175 million principal amount of 13% First Mortgage Notes Due December 15, 2002 (the "First Mortgage Notes"). Interest on the First Mortgage Notes is payable semi-annually commencing June 15, 1996. The First Mortgage Notes are unconditionally guaranteed by Coast Resorts, Coast West and certain future Subsidiaries of CHC. Net proceeds from the offering (after deducting original issue discount and commissions) were approximately $164.1 million. Of that amount, (i) approximately $114.8 million was deposited in a construction disbursement account restricted for use by the Company to finance in part the cost of developing, constructing, equipping and opening the Orleans, (ii) approximately $19.3 million was used by the Company to purchase U.S. Government Obligations which were deposited into an interest escrow account restricted to fund the interest payable on the First Mortgage Notes through December 15, 1996 and (iii) approximately $29.2 million was used by the Company to repay all outstanding indebtedness under the Company's New Revolving Facility, which facility was terminated. The balance of approximately $800,000 was used to pay, in part, the estimated offering expenses of $2.4 million.

  The indenture governing the First Mortgage Notes contains covenants that, among other things, limit the ability of CHC to pay dividends, repay existing indebtedness, incur additional indebtedness, or sell material assets as defined in the indenture. Additionally, if on the twentieth day of the month following the first month in which the Orleans Hotel and Casino has been operating for 18 months, the Fixed Charge Coverage Ratio (as defined in the indenture) of CHC for the most recently ended four full fiscal quarters is less than 1.5 to 1, CHC shall consummate an asset sale of the Barbary Coast within one year. The proceeds from such asset sale shall be used by CHC to repurchase First Mortgage Notes at a price equal to 101% of the principal amount of such First Mortgage Notes. Also, under the terms of the indenture, advances by CHC to Coast West are limited to $8.0 million in aggregate principal amount at any time outstanding.

  The indenture governing the First Mortgage Notes also limits the activities of Coast West to (i) activities relating to the Coast West Lease including related borrowings and repayments to CHC, (ii) activities related to the planning and future development of the property underlying the Coast West Lease and (iii) other activities incidental or related to those indicated above.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                     BY HAND, REGISTERED OR CERTIFIED MAIL
                             OR OVERNIGHT CARRIER:

                      AMERICAN BANK NATIONAL ASSOCIATION
                             101 EAST FIFTH STREET
                           ST. PAUL, MINNESOTA 55101

                                 BY FACSIMILE:
                                (612) 229-6415
                     ATTENTION: CORPORATE TRUST DEPARTMENT

                      CONFIRM BY TELEPHONE (612) 229-2600

 (ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL)

                                ---------------

 NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       OFFER TO EXCHANGE ALL OUTSTANDING
   SERIES A 13% FIRST MORTGAGE NOTES DUE 2002 ($175,000,000 PRINCIPAL AMOUNT
          OUTSTANDING) FOR SERIES B 13% FIRST MORTGAGE NOTES DUE 2002


                   [LOGO OF COAST HOTELS AND CASINOS, INC.]


                       PAYMENT OF PRINCIPAL AND INTEREST
                                 GUARANTEED BY
                   COAST RESORTS, INC. AND COAST WEST, INC.


                                ---------------

                                  PROSPECTUS

                                ---------------

                              JULY   , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 78.751(1) of the General Corporation Law of Nevada (the "NGCL") provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  Section 78.751(2) of the NGCL provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1), against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under the standards set forth in subsection (1), except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

  Section 78.751(3) of the NGCL provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2), or in the defense of any claim, issue or matter therein, such officer, director, employee or agent must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection therewith. Any indemnification under such subsections, unless ordered by a court or advanced pursuant to subsection (5) as set forth below, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of such director, officer, employee or agent is proper in the circumstances. The determination must be made (a) by the stockholders; (b) by the board of directors by majority vote of quorum consisting of directors who were not parties to the act, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

  Section 78.751(5) of the NGCL provides that the articles of incorporation, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such provision does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

  Section 78.752 of the NGCL provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who acted in any of the capacities set forth above for any liability asserted against such person for any liability asserted against him or her and liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the authority to indemnify him or her against such liabilities and expenses.

  The Company's Amended Articles of Incorporation provides that no director or officer of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director or officer for any act or omission which involves intentional misconduct, fraud or a knowing violation of law, or the payment of distributions in violation of
Section 78.300 of the NGCL. In addition, the Company Amended Articles of Incorporation and Amended Bylaws provide for indemnification of its directors and officers in accordance with the NGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

 EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  3.1(30) Amended Articles of Incorporation of Coast Hotels and Casinos, Inc.
  3.2(30) First Amended Bylaws of Coast Hotels and Casinos, Inc.
  3.3(1)  Articles of Incorporation of Coast Resorts, Inc.
  3.4(30) First Amended Bylaws of Coast Resorts, Inc.
  3.5(30) Articles of Incorporation of Coast West, Inc.
  3.6(30) Bylaws of Coast West, Inc.
  4.1(2)  Indenture dated as of January 30, 1996, among Coast Hotels and
          Casinos, Inc., Coast Resorts, Inc. and Coast West, Inc., as the
          Guarantors, and American Bank National Association, as Trustee.
  4.2(3)  Registration Rights Agreement dated as of January 30, 1996 among
          Coast Hotels and Casinos, Inc., Coast Resorts, Inc. and Coast West,
          Inc., as the Guarantors, and Bear, Stearns & Co. Inc. and BA
          Securities, Inc.
  4.3(4)  Form of Note (included in Exhibit 4.1)
  4.4(30) Form of Letter of Transmittal
  5.1(30) Opinion of Gibson, Dunn & Crutcher
  5.2(30) Opinion of Leavitt, Sully & Rivers
  8.1     Opinion of Gibson, Dunn & Crutcher as to federal income tax matters
 10.1(5)  Note Guarantee of Coast Resorts, Inc.
 10.2(6)  Note Guarantee of Coast West, Inc.
 10.3(7)  Leasehold Deed of Trust, Assignment of Rents, Leases and Security
          Agreement dated January 30, 1996 of Coast Hotels and Casinos, Inc.
 10.4(8)  Leasehold Deed of Trust, Assignment of Rents, Leases and Security
          Agreement dated January 30, 1996 of Coast West, Inc.

  EXHIBIT
  NUMBER                          DESCRIPTION OF EXHIBIT
  -------                         ----------------------
 10.5(9)   Security Agreement dated January 30, 1996 by and between Coast
           Hotels and Casinos, Inc. and American Bank National Association
 10.6(10)  Security Agreement dated January 30, 1996 by and between Coast West,
           Inc. and American Bank National Association
 10.7(11)  Stock Pledge and Security Agreement dated January 30, 1996 by and among Coast Resorts, Inc. and American Bank National Association
 10.8(12)  Disbursement and Escrow Agreement dated January 30, 1996, among
           Nevada Title Company, Nevada Construction Services, Inc., American
           Bank National Association and Coast Hotels and Casinos, Inc.
 10.9(13)  Pledge and Escrow Agreement dated January 30, 1996 between American
           Bank National Association and Coast Hotel and Casinos, Inc.
 10.10(14) Collateral Assignment of Contracts dated January 30, 1996
 10.11(15) Escrow Agreement dated January 30, 1996 by and among Coast Resorts,
           Inc., American Bank National Association, and Bank of America Nevada
 10.12(16) Unsecured Environmental Indemnification Agreement dated January 30,
           1996 among Coast Hotel and Casinos, Inc. and American Bank National
           Association
 10.13(17) Unsecured Environmental Indemnification Agreement among Coast West,
           Inc. and American Bank National Association
 10.14(18) Tax Sharing Agreement dated as of January 30, 1996 by and among
           Coast Resorts, Inc., Coast Hotels and Casinos, Inc., and Coast West,
           Inc.
 10.15(19) Agreement Between Owner and Contractor dated as of January 24, 1996, between J.A. Tiberti Construction Co., Inc. and Coast Hotels and
           Casinos, Inc.
 10.16(20) Ground Lease dated as of October 1, 1995, between The Tiberti
           Company, a Nevada general partnership, and Coast Hotels and Casinos,
           Inc. (as successor of Gold Coast Hotel and Casino, a Nevada limited partnership)
 10.17(21) Lease Agreement dated May 1, 1992, by and between Empey Enterprises, a Nevada general partnership, as lessor, and the Barbary Coast Hotel
           & Casino, a Nevada general partnership, as lessee
 10.18(22) Ground Lease Agreement dated October 28, 1994 by and among 21 Stars,
           Ltd., a Nevada limited liability company, as landlord, Barbary Coast
           Hotel & Casino, a Nevada general partnership, as tenant, Wanda
           Peccole, as successor trustee of the Peccole 1982 Trust dated
           February 15, 1982 ("Trust), and The William Peter and Wanda Ruth
           Peccole Family Limited Partnership, a Nevada limited partnership
           ("Partnership"), and, together with Trust, as owner, as amended
 10.19(23) Form of Subordination Agreement between Coast Hotels and Casinos,
           Inc. and certain former Gold Coast partners holding Subordinated
           Notes
 10.20(24) Lease dated as of November 1, 1982, by and between Nevada Power
           Company, a Nevada Corporation as landlord, and Barbary Coast Hotel and Casino, a Nevada general partnership
 10.21(25) Leasehold Deed of Trust, Assignment of Rents and Security Agreement
           dated February 13, 1991, by and between the Barbary Coast Hotel and
           Casino, a Nevada general partnership, First American Title Company of Nevada, and Exber, Inc., a Nevada corporation
 10.22(26) Agreement and Plan of Reorganization dated as of September 29, 1995, among Coast Resorts, Inc.,
           the Gold Coast Hotel and Casino, a Nevada limited partnership, the
           Barbary Coast Hotel and Casino, a Nevada general partnership, and
           Gaughan-Herbst, Inc., a Nevada corporation
 10.23(27) Supplement to Agreement and Plan of Reorganization dated as of
           December 22, 1995, among Coast Resorts, Inc., the Gold Coast Hotel and Casino, a Nevada limited partnership, the Barbary Coast Hotel and Casino, a Nevada general partnership, and Gaughan-Herbst, Inc., a Nevada corporation

 EXHIBIT
  NUMBER                          DESCRIPTION OF EXHIBIT
 -------                          ----------------------
 12(30)   Computation of Ratio of Earnings to Fixed Charges
 16(28)   Letter re Change in Certifying Accountant
 21(29)   List of Subsidiaries of Coast Resorts, Inc.
 23.1     Consent of Independent Accountants
 23.2(30) Consent of Gibson, Dunn & Crutcher (included in the opinions filed as
          Exhibits 5.1 and 8.1 hereto)
 23.3(30) Consent of Leavitt, Sully & Rivers (included in the opinion filed as
          Exhibit 5.2 hereto)
 24       Powers of Attorney (included on pages II-5, II-6 and II-7 of the
          Registration Statement on Form S-4 as filed on May 2, 1996)
 25(30)   Form T-1 Statement of Eligibility and Qualification of American Bank
          National Association, as Trustee (three copies bound separately)
 27.1     Financial Data Schedule for Coast Hotels and Casinos, Inc.
 27.2     Financial Data Schedule for Coast Resorts, Inc. (Parent Company
          only).
 27.3     Financial Data Schedule for Coast West, Inc.

- --------
 (1) Incorporated by reference as Exhibit 3.1 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
 (2) Incorporated by reference as Exhibit 10.1 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
 (3) Incorporated by reference as Exhibit 10.2 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
 (4) Incorporated by reference as Exhibit 10.3 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
 (5) Incorporated by reference as Exhibit 10.4 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
 (6) Incorporated by reference as Exhibit 10.5 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
 (7) Incorporated by reference as Exhibit 10.6 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
 (8) Incorporated by reference as Exhibit 10.7 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
 (9) Incorporated by reference as Exhibit 10.8 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(10) Incorporated by reference as Exhibit 10.9 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(11) Incorporated by reference as Exhibit 10.10 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(12) Incorporated by reference as Exhibit 10.11 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(13) Incorporated by reference as Exhibit 10.12 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(14) Incorporated by reference as Exhibit 10.13 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(15) Incorporated by reference as Exhibit 10.14 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(16) Incorporated by reference as Exhibit 10.15 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(17) Incorporated by reference as Exhibit 10.16 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.

(18) Incorporated by reference as Exhibit 10.17 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(19) Incorporated by reference as Exhibit 10.18 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(20) Incorporated by reference as Exhibit 10.12 to Amendment No. 2 to General Form for Registration of Securities on Form 10/A of Coast Resorts, Inc. filed on January 12, 1996.
(21) Incorporated by reference as Exhibit 10.1 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
(22) Incorporated by reference as Exhibit 10.2 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
(23) Incorporated by reference as Exhibit 10.22 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(24) Incorporated by reference as Exhibit 10.6 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
(25) Incorporated by reference as Exhibit 10.7 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
(26) Incorporated by reference as Exhibit 1.1 to Amendment No. 1 to General Form for Registration of Securities on Form 10/A of Coast Resorts, Inc. filed on November 22, 1995.
(27) Incorporated by reference as Exhibit 1.2 to Amendment No. 2 to General Form for Registration of Securities on Form 10/A of Coast Resorts, Inc. filed on January 12, 1996.
(28) Incorporated by reference as Exhibit 16 to Amendment No. 1 to General Form for Registration of Securities on Form 10/A of Coast Resorts, Inc. filed on November 22, 1995.
(29) Incorporated by reference as Exhibit 21 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
(30) Previously filed.

(b) Financial Statement Schedules.

  The following Financial Statement Schedule was previously filed:

  Schedule II--Valuation and Qualifying Accounts of Coast Hotels and Casinos, Inc. for the Years Ended December 31, 1993, 1994 and 1995

  Schedules other than those listed above have been omitted because of the absence of conditions under which they are required or because the information required is set forth in the financial statements of the notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LAS VEGAS, STATE OF NEVADA, ON JULY 8, 1996.

                                          COAST HOTELS AND CASINOS, INC.,
                                          a Nevada corporation

                                          By        /s/ Gage Parrish
                                            ___________________________________
                                                       Gage Parrish
                                            Vice President and Chief Financial
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THEIR CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                *                    Director, Chairman of the        July 8, 1996
____________________________________ Board and Chief Executive
         Michael J. Gaughan          Officer (Principal Executive
                                     Officer)

         /s/ Gage Parrish            Director and Chief Financial     July 8, 1996
____________________________________ Officer (Principal Financial
            Gage Parrish             and Accounting Officer)

                *                    Director                         July 8, 1996
____________________________________
         Harlan D. Braaten

                *                    Director                         July 8, 1996
____________________________________
            Jerry Herbst

                *                    Director                         July 8, 1996
____________________________________
          J. Tito Tiberti

                *                    Director                         July 8, 1996
____________________________________
         Charles Silverman

                *                    Director                         July 8, 1996
____________________________________
         F. Michael Corrigan

*By    /s/ Gage Parrish
  ----------------------------
         Gage Parrish
       Attorney-in-Fact

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LAS VEGAS, STATE OF NEVADA, ON JULY 8, 1996.

                                          COAST RESORTS, INC.,
                                          a Nevada corporation

                                          By        /s/ Gage Parrish
                                            ___________________________________
                                                       Gage Parrish
                                            Vice President and Chief Financial
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THEIR CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Director, Chairman of the        July 8, 1996
____________________________________ Board and Chief Executive
         Michael J. Gaughan          Officer (Principal Executive
                                     Officer)

         /s/ Gage Parrish            Director and Chief Financial     July 8, 1996
____________________________________ Officer (Principal Financial
            Gage Parrish             and Accounting Officer)

                 *                   Director                         July 8, 1996
____________________________________
         Harlan D. Braaten

                 *                   Director                         July 8, 1996
____________________________________
            Jerry Herbst

                 *                   Director                         July 8, 1996
____________________________________
          J. Tito Tiberti

                 *                   Director                         July 8, 1996
____________________________________
         Charles Silverman

                 *                   Director                         July 8, 1996
____________________________________
        F. Michael Corrigan

*By    /s/ Gage Parrish
  ----------------------------
         Gage Parrish
       Attorney-in-Fact

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LAS VEGAS, STATE OF NEVADA, ON JULY 8, 1996.

                                          COAST WEST, INC.,
                                          a Nevada corporation

                                          By   /s/ Michael J. Gaughan
                                          _____________________________________
                                                   Michael J. Gaughan
                                                        President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THEIR CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/ Michael J. Gaughan          Director and President           July 8, 1996
____________________________________ (Principal Executive
         Michael J. Gaughan          Officer)

                 *                   Director, Vice President,        July 8, 1996
____________________________________ Treasurer and Assistant
            Jerry Herbst             Secretary (Principal
                                     Financial and Accounting
                                     Officer)

                 *                   Director                         July 8, 1996
____________________________________
          J. Tito Tiberti

*By /s/ Michael J. Gaughan
  ----------------------------
      Michael J. Gaughan
       Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
  NUMBER                   DESCRIPTION OF EXHIBIT                      PAGE
 -------                   ----------------------                  ------------
  3.1(30)  Amended Articles of Incorporation of Coast Hotels and
           Casinos, Inc.
  3.2(30)  First Amended Bylaws of Coast Hotels and Casinos,
           Inc.
  3.3(1)   Articles of Incorporation of Coast Resorts, Inc.
  3.4(30)  First Amended Bylaws of Coast Resorts, Inc.
  3.5(30)  Articles of Incorporation of Coast West, Inc.
  3.6(30)  Bylaws of Coast West, Inc.
  4.1(2)   Indenture dated as of January 30, 1996, among Coast
           Hotels and Casinos, Inc., Coast Resorts, Inc. and
           Coast West, Inc., as the Guarantors, and American
           Bank National Association, as Trustee.
  4.2(3)   Registration Rights Agreement dated as of January 30,
           1996 among Coast Hotels and Casinos, Inc., Coast
           Resorts, Inc. and Coast West, Inc., as the
           Guarantors, and Bear, Stearns & Co. Inc. and BA
           Securities, Inc.
  4.3(4)   Form of Note (included in Exhibit 4.1)
  4.4(30)  Form of Letter of Transmittal
  5.1(30)  Opinion of Gibson, Dunn & Crutcher
  5.2(30)  Opinion of Leavitt, Sully & Rivers
  8.1      Opinion of Gibson, Dunn & Crutcher as to federal
           income tax matters
 10.1(5)   Note Guarantee of Coast Resorts, Inc.
 10.2(6)   Note Guarantee of Coast West, Inc.
 10.3(7)   Leasehold Deed of Trust, Assignment of Rents, Leases
           and Security Agreement dated January 30, 1996 of
           Coast Hotels and Casinos, Inc.
 10.4(8)   Leasehold Deed of Trust, Assignment of Rents, Leases
           and Security Agreement dated January 30, 1996 of
           Coast West, Inc.
 10.5(9)   Security Agreement dated January 30, 1996 by and
           between Coast Hotels and Casinos, Inc. and American
           Bank National Association
 10.6(10)  Security Agreement dated January 30, 1996 by and
           between Coast West, Inc. and American Bank National
           Association
 10.7(11)  Stock Pledge and Security Agreement dated January 30,
           1996 by and among Coast Resorts, Inc. and American
           Bank National Association
 10.8(12)  Disbursement and Escrow Agreement dated January 30,
           1996, among Nevada Title Company, Nevada Construction
           Services, Inc., American Bank National Association
           and Coast Hotels and Casinos, Inc.
 10.9(13)  Pledge and Escrow Agreement dated January 30, 1996 between American Bank National Association and Coast
           Hotel and Casinos, Inc.
 10.10(14) Collateral Assignment of Contracts dated January 30,
           1996
 10.11(15) Escrow Agreement dated January 30, 1996 by and among
           Coast Resorts, Inc., American Bank National
           Association, and Bank of America Nevada
 10.12(16) Unsecured Environmental Indemnification Agreement
           dated January 30, 1996 among Coast Hotel and Casinos,
           Inc. and American Bank National Association

                                                                   SEQUENTIALLY
  EXHIBIT                                                            NUMBERED
  NUMBER                   DESCRIPTION OF EXHIBIT                      PAGE
  -------                  ----------------------                  ------------
 10.13(17) Unsecured Environmental Indemnification Agreement
           among Coast West, Inc. and American Bank National
           Association
 10.14(18) Tax Sharing Agreement dated as of January 30, 1996 by and among Coast Resorts, Inc., Coast Hotels and
           Casinos, Inc., and Coast West, Inc.
 10.15(19) Agreement Between Owner and Contractor dated as of
           January 24, 1996, between J.A. Tiberti Construction
           Co., Inc. and Coast Hotels and Casinos, Inc.
 10.16(20) Ground Lease dated as of October 1, 1995, between The
           Tiberti Company, a Nevada general partnership, and
           Coast Hotels and Casinos, Inc. (as successor of Gold
           Coast Hotel and Casino, a Nevada limited partnership)
 10.17(21) Lease Agreement dated May 1, 1992, by and between
           Empey Enterprises, a Nevada general partnership, as
           lessor, and the Barbary Coast Hotel & Casino, a
           Nevada general partnership, as lessee
 10.18(22) Ground Lease Agreement dated October 28, 1994 by and among 21 Stars, Ltd., a Nevada limited liability
           company, as landlord, Barbary Coast Hotel & Casino, a
           Nevada general partnership, as tenant, Wanda Peccole,
           as successor trustee of the Peccole 1982 Trust dated
           February 15, 1982 ("Trust), and The William Peter and
           Wanda Ruth Peccole Family Limited Partnership, a
           Nevada limited partnership ("Partnership"), and,
           together with Trust, as owner, as amended
 10.19(23) Form of Subordination Agreement between Coast Hotels and Casinos, Inc. and certain former Gold Coast
           partners holding Subordinated Notes
 10.20(24) Lease dated as of November 1, 1982, by and between
           Nevada Power Company, a Nevada Corporation as
           landlord, and Barbary Coast Hotel and Casino, a
           Nevada general partnership
 10.21(25) Leasehold Deed of Trust, Assignment of Rents and
           Security Agreement dated February 13, 1991, by and
           between the Barbary Coast Hotel and Casino, a Nevada
           general partnership, First American Title Company of
           Nevada, and Exber, Inc., a Nevada corporation
 10.22(26) Agreement and Plan of Reorganization dated as of
           September 29, 1995, among Coast Resorts, Inc., the
           Gold Coast Hotel and Casino, a Nevada limited
           partnership, the Barbary Coast Hotel and Casino, a
           Nevada general partnership, and Gaughan-Herbst, Inc.,
           a Nevada corporation
 10.23(27) Supplement to Agreement and Plan of Reorganization
           dated as of December 22, 1995, among Coast Resorts,
           Inc., the Gold Coast Hotel and Casino, a Nevada
           limited partnership, the Barbary Coast Hotel and
           Casino, a Nevada general partnership, and Gaughan-
           Herbst, Inc., a Nevada corporation
 12(30)    Computation of Ratio of Earnings to Fixed Charges
 16(28)    Letter re Change in Certifying Accountant
 21(29)    List of Subsidiaries of Coast Resorts, Inc.
 23.1      Consent of Independent Accountants
 23.2(30)  Consent of Gibson, Dunn & Crutcher (included in the opinions filed as Exhibits 5.1 and 8.1 hereto)
 23.3(30)  Consent of Leavitt, Sully & Rivers (included in the opinion filed as Exhibit 5.2 hereto)

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                   DESCRIPTION OF EXHIBIT                       PAGE
 -------                  ----------------------                   ------------
 24      Powers of Attorney (included on pages II-5, II-6 and
         II-7 of the Registration Statement on Form S-4 as filed
         on May 2, 1996)
 25(30)  Form T-1 Statement of Eligibility and Qualification of
         American Bank National Association, as Trustee (three
         copies bound separately)
 27.1    Financial Data Schedule for Coast Hotels and Casinos,
         Inc.
 27.2    Financial Data Schedule for Coast Resorts, Inc. (Parent
         Company only).
 27.3    Financial Data Schedule for Coast West, Inc.

- --------
(1) Incorporated by reference as Exhibit 3.1 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
(2) Incorporated by reference as Exhibit 10.1 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(3) Incorporated by reference as Exhibit 10.2 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(4) Incorporated by reference as Exhibit 10.3 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(5) Incorporated by reference as Exhibit 10.4 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(6) Incorporated by reference as Exhibit 10.5 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(7) Incorporated by reference as Exhibit 10.6 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(8) Incorporated by reference as Exhibit 10.7 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(9) Incorporated by reference as Exhibit 10.8 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(10) Incorporated by reference as Exhibit 10.9 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(11) Incorporated by reference as Exhibit 10.10 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(12) Incorporated by reference as Exhibit 10.11 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(13) Incorporated by reference as Exhibit 10.12 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(14) Incorporated by reference as Exhibit 10.13 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(15) Incorporated by reference as Exhibit 10.14 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(16) Incorporated by reference as Exhibit 10.15 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(17) Incorporated by reference as Exhibit 10.16 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(18) Incorporated by reference as Exhibit 10.17 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.

(19) Incorporated by reference as Exhibit 10.18 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(20) Incorporated by reference as Exhibit 10.12 to Amendment No. 2 to General Form for Registration of Securities on Form 10/A of Coast Resorts, Inc. filed on January 12, 1996.
(21) Incorporated by reference as Exhibit 10.1 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
(22) Incorporated by reference as Exhibit 10.2 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
(23) Incorporated by reference as Exhibit 10.22 to Annual Report on Form 10-K of Coast Resorts, Inc. filed on March 27, 1996.
(24) Incorporated by reference as Exhibit 10.6 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
(25) Incorporated by reference as Exhibit 10.7 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
(26) Incorporated by reference as Exhibit 1.1 to Amendment No. 1 to General Form for Registration of Securities on Form 10/A of Coast Resorts, Inc. filed on November 22, 1995.
(27) Incorporated by reference as Exhibit 1.2 to Amendment No. 2 to General Form for Registration of Securities on Form 10/A of Coast Resorts, Inc. filed on January 12, 1996.
(28) Incorporated by reference as Exhibit 16 to Amendment No. 1 to General Form for Registration of Securities on Form 10/A of Coast Resorts, Inc. filed on November 22, 1995.
(29) Incorporated by reference as Exhibit 21 to General Form for Registration of Securities on Form 10 of Coast Resorts, Inc. filed on October 3, 1995.
(30) Previously filed.